Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

DS HEALTHCARE GROUP, INC.,

PHMD CONSUMER ACQUISITION CORP.

RADIANCY, Inc.

and

PhotoMedex, Inc.

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made as of February 19, 2016, (the “Execution Date”) by and among DS Healthcare Group, Inc., a Florida corporation (“DSKX”); PHMD Consumer Acquisition Corp., a Delaware corporation (“Merger Sub”); PhotoMedex, Inc., a Nevada corporation (“PHMD” or the “Company Stockholder”); and Radiancy, Inc., a Delaware corporation (“Radiancy” or the “Company”). DSKX, Merger Sub, PHMD and Radiancy are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms which are used but not otherwise defined herein are defined in Section 1.1 below.

INTRODUCTION:

This Agreement is being entered into by the Parties with reference to the following:

A.           As of the date hereof, PHMD owns, directly and indirectly, 100% of the shares of capital stock of the Company (the “Radiancy Shares”) and the Company directly owns and operates a business that manufactures, sells and distributes the “Consumer Products” used in the “Radiancy Business” (as those terms are hereinafter defined);

B.           As of the date hereof and as at the “Closing Date” (hereinafter defined), (a) Radiancy directly and indirectly owns and will own all of the issued, subscribed and paid-up share capital (the “Securities”) of (i) Radiancy Ltd., a private limited company limited by shares, incorporated under the laws of Israel (the “Israel Foreign Subsidiary”) and (ii) Radiancy Hong Kong Limited, a private limited company limited by shares, incorporated under the laws of Hong Kong (the “Hong Kong Foreign Subsidiary”), and (b) the Israel Foreign Subsidiary owns all of the Securities of PhotoTherapeutics Ltd., a private limited company limited by shares, incorporated under the laws of England and Wales (the “UK Foreign Subsidiary”, and with the Israel Foreign Subsidiary and the Hong Kong Foreign Subsidiary, collectively, the “Radiancy Foreign Subsidiaries”);

C.           This Agreement contemplates a merger of Merger Sub with and into the Company pursuant to Section 251 of the DGCL (hereinafter defined), with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholder will receive securities of DSKX consisting of (i) shares of DSKX Series A Preferred Stock, and (ii) the DSKX Note (all as defined below) in exchange for 100% of the Radiancy Shares and all of the Securities of the Radiancy Foreign Subsidiaries;

D.           The Company Stockholder and the board of directors of PHMD believe that the Merger is in the best interests of PHMD and the stockholders of PHMD, and DSKX and its board of directors believe that the Merger is in the best interests of the DSKX and its stockholders;

E.           At or prior to the execution and delivery of this Agreement, certain of the directors and officers of PHMD, has executed a letter agreement in favor of DSKX, in the form attached hereto as Exhibit F-1, dated as of the date hereof (the “PHMD Affiliate Letter”), pursuant to which each such director or officer, as applicable, has agreed, among other things, to vote all shares of common stock of PHMD owned by such Person in favor of the approval of the Merger Agreements and the transactions contemplated hereby and thereby;

1

F.           At or prior to the execution and delivery of this Agreement, certain of the directors, officers and shareholders of DSKX have executed a letter agreement in favor of PHMD, in the form attached hereto as Exhibit F-2, dated as of the date hereof (the “DSKX Affiliate Letter”), pursuant to which each such director, officer or shareholder, as applicable, has agreed, among other things, to vote all shares of DSKX Common Stock owned by such Person in favor of the approval of the Merger Agreements and the transactions contemplated hereby and thereby;

G.           DSKX, Merger Sub, the Company and the Company Stockholder each desire and intend that the Merger qualify as a “reorganization” under Section 368(a)(1)(A), (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulation and not subject the Company Stockholder or the Company to income tax liability under the Code; and

H.           As of the date hereof and immediately prior to the Closing Date, PHMD owns and will own Photomedex Technology, Inc., a Delaware corporation (“Photomedex Technology”); and

I.           Pursuant to a separate agreement and plan of merger and reorganization, dated of even date herewith (the “Photomedex Technology Merger Agreement”), through the merger of its separate wholly-owned merger subsidiary with and into Photomedex to be effected concurrently on the Closing Date under this Agreement (the “Photomedex Technology Merger”), DSKX will also acquire 100% of the share capital of Photomedex Technology.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means accounts and notes receivable and any security, claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than DSKX, PHMD or one of their Subsidiaries for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of either (i) DSKX, or (ii) PHMD, Photomedex Technology or Radiancy (or any one or more member of the Radiancy Group) whose businesses constitutes 15% or more of the consolidated or combined net revenues, net income or assets of either DSKX and its Subsidiaries (when taken as a consolidated whole), PHMD and its Subsidiaries (when taken as a consolidated whole), Photomedex Technology or the Radiancy Group, or (b) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of DSKX, PHMD, Photomedex Technology or the Radiancy Group, in either case, other than the Mergers contemplated by this Agreement or under the Photomedex Merger Agreement.

2

“Adjusted Working Capital” shall mean as at December 31, 2015 and as at the Closing Date, the sum of the (a) Working Capital of Photomedex Technology and (b) the consolidated Working Capital of Radiancy and the Radiancy Group, after deduction of all accrued salaries, bonuses and fees payable to Dolev Rafaeli, Yoav Ben-Dror, Dennis McGrath and directors of PHMD and its Subsidiaries. At all times, any and all amounts, both past, present and future due to the PhotoMedex’s chief executive officer, president and chief financial officer (the “PhotoMedex executive officers”) pursuant to their respective employment agreements each dated March 10, 2015 are and shall remain the sole responsibility of PHMD and are not to be assumed by DSKX, but shall be paid in accordance with terms of such agreements that expire on December 31, 2018. In order to secure that Yoav Ben Dror shall not compete during the term expiring on December 31, 2018, PHMD shall pay to Yoav Ben Dror an amount equal to the compensation previously paid by Radiancy to Yoav Ben Dror to be paid in equal monthly installments until December 31, 2018. PHMD will continue to take all measures necessary to insure: (i) these employment agreements with PhotoMedex executive officers; and (ii) the assumption of the aforesaid payments to Yoav Ben Dror, remain in full force and effect thru its term.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Anniversary Year” means each year that is the first anniversary of the Closing Date and each anniversary year thereafter that ends on the 365th day in such subsequent year.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York, NY are authorized or required by Legal Requirement or other governmental action to close.

“Business Employee” means (i) as to Radiancy and the Radiancy Group, an employee, officer, director or other service provider of the Company, the Radiancy Foreign Subsidiaries or any other direct or indirect Subsidiary of the Company who is primarily or exclusively engaged in providing services to the Radiancy Business and (ii) as to DSKX and the DSKX Group, an employee, officer, director or other service provider of DSKX, Merger Sub, any member of the DSKX Group, or any other direct or indirect Subsidiary of DSKX.

3

“Certificate of Merger” shall mean the certificate of merger to be filed on the Closing Date with the Secretary of State of the State of Nevada under Section 92A.200 of the Nevada Revised Statutes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consumer Business Vendor Contracts” means all vendor and supplier Contracts that are primarily used in the Radiancy Business, including the Contracts with vendors and suppliers listed on Section 3.15(a)(ii) of the Radiancy Disclosure Schedule.

“Consumer Products” means all products and services that are currently being sold by any one or more of the Company, the Radiancy Foreign Subsidiaries, and/or any other direct or indirect Subsidiaries of the Company, or which are under development, that address skin diseases and conditions including psoriasis, vitiligo, acne and photo damage for various indications including hair removal, acne treatment, skin rejuvenation, and lower back pain; which products are sold and distributed to spa markets, as well as traditional retail, online and infomercial outlets for home-use products, and which include, without limitation, home-use devices under the no!no!® brand, Kyrobac® brand, ClearTouch® brand and the other products and items listed on Schedule 3.7 of the Radiancy Disclosure Schedule.

“Contract” means any agreement or contract or other binding obligation, commitment or undertaking whether written or verbal.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DSKX Articles of Amendment” shall mean the certificate of amendment to the Articles of Incorporation of DSKX in the form of Exhibit A annexed hereto and made a part hereof, that inter alia, establishes the rights, preferences and privileges of the DSKX Series A Preferred Stock.

“DSKX Board” means the board of directors of DSKX.

“DSKX Business” means development, production and world-wide sale and distribution of DSKX Products which are marketed through salons, spas, department stores, specialty retailers and distributors.

“DSKX Business Assets” means all of the assets and properties of DSKX and Merger Sub, and/or any other direct or indirect Subsidiaries of DSKX, wherever located, to the extent such assets or properties are primarily used in, or otherwise necessary for, the operation of the DSKX Business, including, without limitation, the exclusive world-wide rights to develop, produce, sell and distribute all DSKX Products, together with all (i) cash and marketable securities, (ii) Accounts Receivable, (iii) Inventories, (iv) intangible property associated with all DSKX Products, (v) Intellectual Property associated with all DSKX Products, (vi) customer lists, (vii) supplier lists, (viii) other records, (ix) websites, (x) technology used to manage and operate the DSKX Business including all software and databases, (xi) title to and all rights and licenses to use all patents, trademarks, trade names, registrations, web addresses, formulations, mechanical drawings, molds, digital and filmed production pieces, (xii) marketing materials, (xiii) sources of supply, (xiv) vendor lists, (xv) Contacts, (xvi) Licenses, (xvii) know how, (xviii) all products currently in development, (xix) active and viable customer sales contracts and agreements, (xx) print material inventory that has been paid for in full or under order, (xxi) the Securities, and (xxii) the goodwill of the DSKX Business as a going concern.

4

“DSKX Common Stock” shall mean the common stock of DSKX, $0.001 par value per share.

“DSKX Closing Photo-Tech Merger Shares” shall mean eight million seven hundred fifty thousand (8,750,000) shares of DSKX Common Stock.

“DSKX Conversion Shares” shall mean all shares of DSKX Common Stock that are issued or issuable upon the optional or mandatory conversion of the DSKX Series A Preferred Stock into shares of DSKX Common Stock, all as contemplated by the DSKX Articles of Amendment.

“DSKX Disclosure Schedule” means the Disclosure Schedule delivered by DSKX to PHMD and the Company concurrently with the execution and delivery of this Agreement.

“DSKX Group” means, collectively, DSKX, Merger Sub, and the DSKX Subsidiaries.

“DSKX Group Financial Statements” means collectively, (a) the unaudited consolidated balance sheet of the DSKX Group as of September 30, 2015, (b) the audited consolidated balance sheet of the DSKX Group as at December 31, 2014 and 2015, (c) the audited statement of operations and statement of cash flows of the DSKX Group for the twelve months ended December 31, 2014 and 2015, and (d) the unaudited statement of operations and statement of cash flows of the DSKX Group for the nine (9) months ended September 30, 2015.

“DSKX Key Executives” shall mean the individual and collective reference to Daniel Khesin, Renee Barsh-Niles, Manny Gonzalez, Dr. Brijesh Patel and Mark Brockelman.

“DSKX Photo-Tech Merger Shares” shall mean the sum of (a) all of the DSKX Closing Photo-Tech Merger Shares issued by DSKX on the Closing Date under the Photomedex Technology Merger Agreement, and (b) the Make-Whole Shares (if any) issuable following the Closing Date under the Photomedex Technology Merger Agreement.

“DSKX Merger Shares” shall mean the collective reference to (a) the DSKX Photo-Tech Merger Shares issued and issuable under the Photomedex Technology Merger Agreement, and (b) the DSKX Series A Preferred Stock and the DSKX Conversion Shares, issued and issuable by DSKX under this Agreement.

“DSKX Note” shall mean the $4,500,000 installment note of DSKX (subject to adjustment as provided in Section 2.7 of this Agreement), consisting of part of the Merger Consideration and in the form of Exhibit B annexed hereto and made a part hereof.

“DSKX Per Share Conversion Price” shall mean two dollars ($2.00) per share, subject to certain adjustments, as provided in the DSKX Articles of Amendment.

5

“DSKX Per Share Issuance Price” shall have the meaning as that term is defined in the Photomedex Technology Merger Agreement.

“DSKX Products” means the personal care products that address thinning hair conditions, hair care skin care and other personal care needs, and which are marketed and sold by DSKX and Subsidiaries primarily under the “DS Laboratories” brand, including the following:

Thinning Hair	Hair Care	Skin Care	Personal Care
Revita	Dandrene	Hydroviton.CR	Nirena
Revita LT	Nia	Keramene	Spectral.Lash
Spectral	Radia	Oligio.DX
Trioxil

In addition, certain other personal care products are sold under the “Polaris Labs” and “Sigma Skin” brands.

“DSKX Series A Preferred Stock” shall mean the 2,000,000 shares of Series A preferred stock authorized for issuance in the DSKX Articles of Amendment, in the form of Exhibit A annexed hereto and made a part hereof.

“DSKX Subsidiaries” shall mean the direct and indirect Subsidiaries of DSKX listed on Schedule 4.3 to the DSKX Disclosure Schedule.

“DSKX Triggering Event” means any of the following: (i) the DSKX Board (or any committee thereof) shall effect a DSKX Adverse Recommendation Change, (ii) DSKX shall fail to include in the Proxy Statement of DSKX, or shall have amended the Proxy Statement of DSKX to exclude, the DSKX Board Recommendation, (iii) DSKX (or any Subsidiary thereof) or the DSKX Board (or any committee thereof) shall approve, adopt, endorse, recommend or enter into any Acquisition Agreement, (iv) DSKX shall have materially breached any of its obligations under Section 5.9 of this Agreement, or (v) DSKX (or any Subsidiary thereof) or the DSKX Board (or any committee thereof) shall authorize or publicly propose any of the foregoing.

“Employee Benefit Plan” means each “employee benefit plan” as such term is defined in Section 3(3) of ERISA and each other material employee benefit plan, program or arrangement relating to deferred compensation, bonus, severance, retention, employment, change of control, fringe benefit, profit sharing, unemployment compensation, welfare benefit or other employee benefits, excluding any Multiemployer Plan, (i) established, maintained, sponsored or contributed to (or with respect to which an obligation to contribute has or had been undertaken) by a Person on behalf of any current or former Business Employee or their beneficiaries or (ii) with respect to which a Person has any current obligation or liability (continuing or otherwise) on behalf of a Business Employee.

“Environmental Laws” means all federal and state statutes or regulations concerning the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission or release of Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act.

6

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization; Power; Authorization), Section 3.2(a) (Binding Effect; Noncontravention), Section 3.3(b) (Capitalization), Section 3.7(a) (Title to Assets), Section 3.10 (Tax Matters), Section 3.11 (Environmental Matters), Section 3.14 (Employee Benefits), Section 3.19 (Brokerage), Section 4.1 (Organization; Power; Authorization), Section 4.2(a) (Binding Effect; Noncontravention), Section 4.3(b) (Capitalization), Section 4.7(a) (Title to Assets), Section 4.10 (Tax Matters), Section 4.11 (Environmental Matters), Section 4.14 (Employee Benefits), and Section 4.19 (Brokerage).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any transnational, domestic or foreign federal, state, local or other governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any (a) element, compound or substance that is defined, listed or otherwise classified as a pollutant, toxic pollutant, contaminant, hazardous or toxic substance, hazardous waste, or radioactive material under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived substance or waste; or (c) asbestos-containing material.

“Independent Director(s)” shall mean those members of the boards of directors of each of DSKX, Photomedex Technology, the Surviving Corporation of the Merger contemplated hereby and the Radiancy Foreign Subsidiaries who are deemed to be qualified “independent directors” within the meaning of the Rules and Regulations established by the Nasdaq Stock Exchange.

“Intellectual Property” means, with respect to any one or more members of the Radiancy Group or the DSKX Group, as applicable, all (a) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) United States and foreign trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (c) United States and foreign copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, (e) confidential ideas, trade secrets, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information, and (f) any and all other intellectual property rights throughout the world including, without limitation, the Intellectual Property listed on Section 3.12(a) of the Radiancy Disclosure Schedule or Section 4.12(a) of the DSKX Disclosure Schedule, as applicable.

7

“Inventory” or “Inventories” means as to the applicable Person(s) collectively, the inventories of finished goods, raw materials, work in progress, supplies, packaging materials and other related items.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) as to Radiancy, the actual knowledge of the PHMD and Radiancy Key Executives, after conducting a reasonable inquiry and investigation (consistent with such Person’s title and/or responsibility) concerning the existence of a particular fact or matter, and (ii) as to DSKX, the actual knowledge of the DSKX Key Executives, after conducting a reasonable inquiry and investigation (consistent with such Person’s title and/or responsibility) concerning the existence of a particular fact or matter.

“Lease” means all leases, subleases and other Contracts under which any member of the Radiancy Group or the DSKX Group, as applicable, leases, uses or occupies, or has the right to use or occupy, any real property that is primarily used in, or otherwise necessary for, the operation of the Radiancy Business or the DSKX Business, as applicable.

“Leased Real Estate” means all real property that any member of the Radiancy Group or the DSKX Group, as applicable leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of a Governmental Entity.

“License” means (i) as to Radiancy, all licenses, sublicenses and other Contracts under which any member of the Radiancy Group licenses or has the right to use any Consumer Products, Intellectual Property, or other Radiancy Business Assets that is primarily used in, or otherwise necessary for, the operation of the Radiancy Business, and (ii) as to DSKX, all licenses, sublicenses and other Contracts under which any member of the DSKX Group licenses or has the right to use any Intellectual Property, or other DSKX Business Assets that is primarily used in, or otherwise necessary for, the operation of the DSKX Business.

“Liens” means any mortgage, pledge, lien, security interest, charge, hypothecation, option, right of first refusal, easement, right of way, restriction on transfer or use, title defect, encroachment or other encumbrance or other adverse claim of any kind.

“Losses” means, with respect to any Person, any and all liabilities, costs, damages, deficiencies, penalties, fines or other losses or expenses incurred by such Person (including reasonable out-of-pocket expenses of investigation and reasonable out-of-pocket attorneys’ or consultants’ fees and expenses as a result or arising out of any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the Parties to enforce the provisions hereof), but not including any consequential damages, special damages, incidental damages, indirect damages, punitive damages, diminution in value or lost profits, except to the extent payable by an Indemnified Person to a Person in a Third-Party Claim.

8

“Material Adverse Effect” means:

(A)         as to the Radiancy Group, a material adverse effect on (i) the assets, liabilities, results of operations or condition (financial or otherwise) or prospects of the Radiancy Business of the Radiancy Group (when taken as a consolidated whole), or (ii) the ability of any member of the Radiancy Group to perform their material obligations hereunder or to consummate the transactions contemplated hereby; and

(B)         as to DSKX, a material adverse effect on (i) the assets, liabilities, results of operations or condition (financial or otherwise) or prospects of DSKX and its Subsidiaries (when taken as a consolidated whole), or (ii) the ability of DSKX to perform its material obligations hereunder or to consummate the transactions contemplated hereby;

but in each case, excluding any effect resulting from (a) general economic conditions or general effects on the industry in which the Radiancy Group and DSKX and its Subsidiaries is primarily engaged (including as a result of an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere) not having a materially disproportionate effect on the DSKX Business or the Radiancy Business relative to other participants in the industry in which the DSKX Business or the Radiancy Business Group is primarily engaged, or (b) any change or amendment to any Legal Requirement or any change in the manner in which any Legal Requirement is enforced generally affecting the industry in which the DSKX Business or the Radiancy Business is primarily engaged and not specifically relating to or having a materially disproportionate effect on the DSKX Business or the Radiancy Business (as applicable) relative to other participants in the industry in which the DSKX Business or the Radiancy Business is primarily engaged, (c) any public announcement of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

“Make-Whole Shares” shall have the meaning as that term is defined in the Photomedex Technology Merger Agreement.

“Mergers” shall mean the collective reference to the Merger contemplated by this Agreement and the merger contemplated by the Photomedex Technology Merger Agreement.

“Merger Consideration” shall have the meaning as is defined in Section 2.5 of this Agreement.

“Merger Securities” shall mean the collective reference to (a) the DSKX Merger Shares and (b) the DSKX Note, issued and issuable by DSKX under this Agreement and the Photomedex Technology Merger Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“National Stock Exchange” shall mean any one of the New York Stock Exchange, NYSE:Amex Exchange or The Nasdaq Stock Exchange, including the Nasdaq Capital Markets.

9

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of the operation of (i) the Radiancy Business consistent with past practices of the Radiancy Group or (ii) the DSKX Business consistent with past practices of DSKX.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Entities necessary to conduct and operate the Radiancy Business or the DSKX Business, as applicable, each as currently conducted or operated.

“Permitted Liens” means (i) liens for Taxes, which either (a) are not delinquent or (b) are set forth in the Radiancy Disclosure Schedule and/or the DSKX Disclosure Schedule and are being contested in good faith and by appropriate proceedings and for which an appropriate reserve has been established on the 2015 Radiancy Balance Sheet or the most recent DSKX balance sheet in accordance with GAAP, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business and which do not materially impair the occupancy or use, value or marketability of the property which they encumber, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property which do not materially impair the occupancy or use, value or marketability of the property which they encumber, any (iv) covenants, conditions, restrictions, easements and other matters affecting the assets or property of the Radiancy Business or the DSKX Business, as applicable, which do not materially impair the occupancy or use, value or marketability of the property which they encumber.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Photomedex Technology” shall mean Photomedex Technology, Inc., a Delaware corporation, and a wholly-owned Subsidiary of PHMD.

“Photomedex Technology Merger Agreement” shall mean the agreement and plan of merger, dated of even date herewith and in the form of Exhibit C annexed hereto and made a part hereof, among DSKX, PHMD Professional Acquisition Corp., a Delaware corporation (“PPAC”), PHMD and Photomedex Technology, pursuant to which, inter alia, PPAC shall be merged with and into Photomedex Technology, with Photomedex Technology, as the surviving entity of such merger.

“PHMD Board” means the board of directors of PHMD.

“PHMD and Radiancy Key Executives” shall mean the individual and collective reference to Dennis McGrath, Dolev Rafaeli and Michele Pupach.

10

“PHMD Transferees” means any one or more Persons who receives any of the Merger Securities from PHMD, whether by purchase, assignment, dividend or distribution, or other transfer.

“PHMD Triggering Event” means any of the following: (i) the PHMD Board (or any committee thereof) shall effect a PHMD Adverse Recommendation Change, (ii) PHMD shall fail to include in the Proxy Statement of PHMD, or shall have amended the Proxy Statement of PHMD to exclude, the PHMD Board Recommendation, (iii) PHMD (or any Subsidiary thereof) or the PHMD Board (or any committee thereof) shall approve, adopt, endorse, recommend or enter into any Acquisition Agreement, (iv) PHMD shall have materially breached any of its obligations under Section 5.9 of this Agreement, or (v) PHMD (or any Subsidiary thereof) or the PHMD Board (or any committee thereof) shall authorize or publicly propose any of the foregoing.

“Proceeding” means any action, audit, arbitration, audit, examination, hearing, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Radiancy Business” means the development, manufacture, production and world-wide sale and distribution of the Consumer Products.

“Radiancy Business Assets” means all of the assets and properties of Radiancy, the Israel Foreign Subsidiary, the UK Foreign Subsidiary, the Hong Kong Foreign Subsidiary, and/or any other direct or indirect Subsidiaries of the Company, wherever located, to the extent such assets or properties are primarily used in, or otherwise necessary for, the operation of the Radiancy Business, including, without limitation, the exclusive world-wide rights to develop, produce, sell and distribute all Consumer Products, together with all (i) cash and marketable securities, (ii) Accounts Receivable, (iii) Inventories, (iv) intangible property associated with all Consumer Products, (v) Intellectual Property associated with all Consumer Products, (vi) customer lists, (vii) supplier lists, (viii) other records, (ix) websites, (x) technology used to manage and operate the Radiancy Business including all software and databases, (xi) title to and all rights and licenses to use all patents, trademarks, trade names, registrations, web addresses, formulations, mechanical drawings, molds, digital and filmed production pieces, (xii) marketing materials, (xiii) sources of supply, (xiv) vendor lists, (xv) Contacts, (xvi) Licenses, (xvii) know how, (xviii) all products currently in development, (xix) active and viable customer sales contracts and agreements, (xx) print material inventory that has been paid for in full or under order, (xxi) the Securities, and (xxii) the goodwill of the Radiancy Business as a going concern.

“Radiancy Foreign Subsidiaries” shall have the meaning set forth in the Recitals to this Agreement.

“Radiancy Shares” shall mean the 7,590,217 shares of common stock of Radiancy, $0.01 par value per share, representing 100% of the issued and outstanding shares of capital stock of Radiancy.

11

“Radiancy Disclosure Schedule” means the Disclosure Schedule delivered by the Radiancy Group to DSKX and Merger Sub concurrently with the execution and delivery of this Agreement.

“Radiancy Group” means, collectively, Radiancy and all of the Radiancy Foreign Subsidiaries.

“Radiancy Group Financial Statements” means collectively, (a) the unaudited consolidated balance sheet of the Radiancy Group as of September 30, 2015, (b) the audited consolidated balance sheet of the Radiancy Group as at December 31, 2014, (c) the audited statement of operations and statement of cash flows of the Radiancy Group for the twelve months ended December 31, 2014, and (d) the unaudited statement of operations and statement of cash flows of the Radiancy Group for the nine (9) months ended September 30, 2015.

“Registration Rights Agreement” shall mean the registration rights agreement covering the DSKX Merger Shares between DSKX and PHMD in the form annexed hereto as Exhibit D and made a part hereof.

“Representatives” means, with respect to any Person, each of the Affiliates, directors, officers, employees, agents and other representatives (including attorneys, accountants and financial advisors) of such Person.

“Sale of Control” shall mean the sale to any Person not otherwise an Affiliate of DSKX of all or substantially all of the assets, securities or businesses of DSKX and its consolidated Subsidiaries, whether through an asset sale, stock sale, merger, consolidation, tender offer or like combination, in a transaction whereby the power to elect a majority of the members of the board of directors of DSKX shall be vested in such unaffiliated Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities” shall mean 100% of the share capital or ordinary shares of each of the Israel Foreign Subsidiary, the UK Foreign Subsidiary and the Hong Kong Foreign Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders Agreement” shall mean the stockholders agreement among DSKX, PHMD, Radiancy and Photomedex Technology (as surviving corporations of the Mergers) in the form of Exhibit E annexed hereto and made a part hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock or interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

12

“Superior Proposal” means any Acquisition Proposal involving either (a) PHMD and all of its direct and indirect consolidated Subsidiaries (including the Radiancy Group and Photomedex Technology), or (b) all of the members of the Radiancy Group and Photomedex Technology (i) that is on terms which the PHMD Board determines, in the exercise of its good faith judgment, after consultation with PHMD’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to PHMD’s stockholders than the Merger Securities to be issued under this Agreement and the Photomedex Technology Merger Agreement, and taking into account all the terms and conditions of such proposal, and this Agreement and/or the Photomedex Technology Merger Agreement (including any adjustment to this Agreement and/or the Photomedex Technology Merger Agreement proposed by DSKX in response to such Acquisition Proposal) and (ii) that the PHMD Board believes is reasonably likely to be completed, taking into account all financial (including economic and financing terms), regulatory, legal and other aspects of such proposal as the PHMD Board, in the good faith performance, discharge and exercise of its fiduciary duties, deems relevant; provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

“Taxable Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Taxing Authority” means any U.S. or non–U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof (or any quasi-governmental body) exercising any taxing authority, or any other authority exercising tax regulatory authority in its capacity as doing such.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) any and all taxes, installments, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, land transfer, employer, health, goods and services, harmonized sales, social contribution, employment insurance premium, unemployment compensation, disability, transfer, sales, use, service, escheat, unclaimed property, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, environmental, severance, stamp, occupation, premium, unclaimed property, escheat and all other taxes of any kind for which a Person may have any liability imposed by any Taxing Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Taxing Authority or any additional amounts attributable or imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable Period; (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a Transferees of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

13

“Termination Fee” shall have the meaning as is defined in Section 8.3(b) of this Agreement.

“Third Party Claim” means any claim or Proceeding by any Person, other than the Company, Merger Sub or any of their respective Affiliates.

“Trading Days” shall mean any Business Day on which DSKX Common Stock is traded on the Nasdaq Capital Markets or other National Stock Exchange.

“Transaction Documents” means the collective reference to this Agreement, the Certificate of Merger, the DSKX Articles of Amendment, the Photomedex Technology Merger Agreement, the DSKX Note, the Registration Rights Agreement, the Stockholders Agreement, and the Transition Services Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, among DXKX, PHMD and the certain of the PHMD Key Executives, in the form of Exhibit G annexed hereto and made a part hereof.

“Working Capital” with respect to the Radiancy Group and Photomedex Technology, shall mean for purposes of this Agreement and the Photomedex Technology Merger Agreement, at any point in time (a) the sum of all (i) cash and short term investments, (ii) Accounts Receivable (net of reserves and allowances for bad debts) and (iii) Inventories, less (b) the sum of (i) all Accounts Payable and (ii) accrued payroll and other related expenses (excluding any accrued compensation to the PhotoMedex directors in either their board capacity or their executive management capacity) , as set forth on a combined and consolidated balance sheet (net of all intercompany eliminations and adjustments) prepared in accordance with GAAP and consistent with PHMD SEC Filings and as illustrated in the pro forma working capital table on Exhibit H.

Exhibits

DSKX Articles of Amendment – Exhibit A

Photomedex Technology Merger Agreement – Exhibit B

DSKX Note – Exhibit C

Registration Rights Agreement – Exhibit D

Stockholders Agreement – Exhibit E

Form of PHMD Affiliate Letter – Exhibit F-1

Form of DSKX Affiliate Letter – Exhibit F-2

Transition Services Agreement – Exhibit G

Illustrative Working Capital Calculation – Exhibit H

14

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the word “including” means “including, but not limited to,” (iii) words importing the singular will also include the plural, and vice versa, and (iv) any reference to any federal, state, local, or foreign statute or law (including within the definition of Legal Requirement) will be deemed also to refer to all rules and regulations promulgated thereunder. References to $ will be references to United States Dollars, and with respect to any Contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such Contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, Merger Sub shall merge with and into the Company at the Effective Time (as defined below) (the “Merger”). From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Certificate of Merger in proper form and duly executed, reflecting the Merger pursuant to Section 251 of the DGCL is filed with the Secretary of State of the State of Nevada. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 2.2 The Closing. The Merger and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law LLP, in New York, New York, commencing at 10:00 a.m. local time on such date as all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). The Parties hereto agree that at the Closing and upon the Effective Time of the Merger the Surviving Corporation shall be treated as the owner of all of the Radiancy Business Assets and shall assume all of the liabilities and obligations of the Company and the Radiancy Foreign Subsidiaries as of the Closing Date. In no event shall the Closing and the Closing Date be later than May 31, 2016, unless extended by mutual agreement of DSKX and the Company Stockholder (the “Outside Closing Date”) As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

Section 2.3 Actions to be Taken. On the Execution Date of this Agreement, (i) (a) PHMD shall have delivered to DSKX duly executed PHMD Affiliate Letters, and (b) DSKX shall have delivered to PHMD duly executed DSKX Affiliate Letters, and (ii) the Photomedex Technology Merger Agreement shall have been duly executed by the parties thereto. At the Closing:

15

(a)          The Company Stockholder shall deliver to DSKX and Merger Sub, stock certificates evidencing all, and not less than all, of the Radiancy Shares, duly endorsed for transfer, and all of the Securities of the Foreign Subsidiaries;

(b)          PHMD and Radiancy shall execute and deliver to DSKX and Merger Sub, as applicable, the Registration Rights Agreement, the Stockholders Agreement and the Transition Services Agreement, as well as the various certificates, instruments and documents to be delivered by the PHMD and/or Radiancy pursuant to Sections 5.1 and 5.2;

(c)          DSKX and Merger Sub shall execute and deliver to PHMD and the Company, as applicable, DSKX Articles of Amendment duly filed with the Secretary of State of the State of Florida, the Merger Consideration, the Registration Rights Agreement, the Stockholders Agreement, the Transition Services Agreement, as well as the various certificates, instruments and documents to be delivered by DSKX and/or Merger Sub pursuant to Sections 5.1 and 5.3;

(d)          the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

(e)          DSKX shall issue to PHMD, as the sole “Merger Consideration” (hereinafter defined), one or more stock certificates evidencing the 2,000,000 shares of DSKX Series A Preferred Stock and the DSKX Note; and

(f)          Immediately following the Closing under this Agreement, all of the the transactions contemplated by the Photomedex Technology Merger Agreement shall be consummated, including the issuance of the DSKX Closing Photo-Tech Merger Shares as such term is defined in the Photomedex Technology Merger Agreement.

Section 2.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Delaware Law) to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

Section 2.5 Conversion of Company Common Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of each share of the common stock of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the consideration set forth below in Section 2.5(c) below (the “Merger Consideration”).

16

(a)          Each share of common stock of Merger Sub, if any, then held by DSKX, Merger Sub or any other wholly-owned Subsidiary of DSKX shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)          All of the issued and outstanding Radiancy Shares shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation which shall be issued to and registered in the name of DSKX.

(c)          Subject to the terms and conditions of this Agreement (including the provisions of Section 2.7 below), at the Effective Time, by virtue of the Merger, and without any action on the part of any Party, the sole consideration payable to PHMD under this Agreement (the “Merger Consideration”) shall be the sum of (i) the 2,000,000 shares of Series A Preferred Stock, and (ii) the DSKX Note. On the Closing Date and simultaneous with the Effective Time of the Merger, DSKX shall issue to PHMD (A) the DSKX Note, and (B) a stock certificate evidencing the 2,000,000 shares of DSKX Series A Preferred Stock.

(d)          All of the shares of DSKX Common Stock and DSKX preferred stock, including the DSKX Series A Preferred Stock outstanding immediately prior to the Effective Time of the Merger shall be unaffected as a result of the Merger and shall remain outstanding immediately after the Effective Time of the Merger.

Section 2.6 Restricted Securities. The Parties intend that Merger Consideration to be issued to PHMD pursuant to this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder. The Merger Consideration will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and DSKX receives an opinion of counsel to the holder of such securities or to the intended recipient of such securities, which counsel and opinion are reasonably satisfactory to DSKX, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Accordingly, PHMD acknowledges that the stock certificate(s) evidencing such Merger Consideration shall contain the following restrictive legend:

“The [note][shares] represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold, pledged, or otherwise transferred in the absence of a registration statement declared effective under the Securities Act or an opinion of counsel reasonably satisfactory to the Company that registration of such Shares is not required under the Securities Act.”

17

Section 2.7        Adjustment to DSKX Note.

(a)          On a date which shall be not later than thirty (30) days following the Closing Date, the management of PHMD shall provide to DSKX an unaudited pro-forma consolidated balance sheet dated as at the Closing Date of the Radiancy Group and Photomedex Technology, reflecting the Adjusted Working Capital (net of all intercompany eliminations) of the Radiancy Group and Photomedex Technology (the “Adjusted Closing Balance Sheet”).

(b)          In the event that the Adjusted Working Capital of the Radiancy Group and Photomedex Technology as set forth on the Adjusted Closing Balance Sheet (the “Closing Date Adjusted Working Capital”) shall be less than $11,500,000 (the “Minimum Closing Adjusted Working Capital”), then and in such event, there shall be a dollar-for-dollar decrease in the principal amount of the DSKX Note, to be applied in the order (i) first, on the installment of Principal Indebtedness due on the third Anniversary of the Issuance Date of the Note, and (ii) second, a reduction in the 2,000,000 shares of Series A Preferred Stock, at the rate of $10.00 per share.

(c)          In the event that the Closing Date Adjusted Working Capital of the Radiancy Group and Photomedex Technology as set forth on the Adjusted Closing Balance Sheet shall be greater than $13,500,000 (the “Maximum Estimated Closing Adjusted Working Capital”), then and in such event, there shall be a dollar-for-dollar increase in the principal amount of the DSKX Note to be applied in the order (i) first, on the installment of Principal Indebtedness due on the third Anniversary of the Issuance Date of the Note, and (ii) second, on the outstanding balance due under the DSKX Note.

(d)          There shall be no adjustment in the DSKX Note in the event that the actual Closing Date Adjusted Working Capital of the Radiancy Group and Photomedex Technology as set forth on the Adjusted Closing Balance Sheet shall be anywhere between $11,500,001 and $13,499,999.

(e)          Following the Closing Date and at the option of DSKX, the PHMD Accountants shall review (but not audit), on behalf of the Parties, the Adjusted Closing Balance Sheet submitted by PHMD, and provide each of DSKX and PHMD with their report by a date which shall be not later than ninety (90) days following the Closing Date. The costs of such review will be borne by DSKX. In the event that the Closing Date Adjusted Working Capital, as reflected on the report by the PHMD Accountants, shall be greater or less than the amount set forth on the Adjusted Closing Balance Sheet provided in Section 2.7(a) above, then and in such event a further adjustment in the DSKX Note shall be made. The decision of the PHMD Accountants with respect to such Closing Date Adjusted Working Capital and the Adjusted Closing Balance Sheet shall be final and binding upon all Parties to this Agreement

Section 2.8 Certificate of Incorporation and Bylaws.

(a)          The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed, and the Surviving Corporation may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 2.8.

18

(b)          The bylaws of Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

Section 2.9 No Further Rights. From and after the Effective Time, no shares of Company Common Stock shall be deemed to be outstanding, and the holder of Company Common Stock, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by law, other than the right to receive the Merger Consideration in connection with the Merger.

Section 2.10 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, on or after the Effective Time, Company Stock Certificates are presented to DSKX or the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration in accordance with Section 2.5.

Section 2.11 Additional Agreements.

(a)          Registration Rights Agreement. On the Closing Date, DSKX and PHMD shall execute and deliver the Registration Rights Agreement in the form of Exhibit D annexed hereto.

(b)          Stockholders Agreement. On the Closing Date, DSKX, PHMD, Photomedex Technology, Radiancy and certain principal stockholders, executive officers and directors of DSKX and PHMD shall execute and deliver the Stockholders Agreement in the form of Exhibit E annexed hereto.

(c)          Transition Services Agreement. On the Closing Date, PHMD, DSKX and Radiancy shall execute and deliver the Transition Services Agreement in the form of Exhibit G annexed hereto.

(d)          Photomedex Technology Merger Agreement. On the Closing Date and immediately following the Effective Time of the Merger, the transactions contemplated by the Photomedex Technology Merger Agreement shall have been consummated.

Section 2.12 Conditions to Closing.

(a)          PHMD Stockholder Approvals. On before the Closing Date, PHMD shall have obtained the approval of the holders of a majority of the shares of PHMD’s voting Common Stock who have attended in person or by proxy and cast their affirmative votes or consents to this Agreement, the Photomedex Technology Merger Agreement, the Exhibits hereto and thereto the Mergers, and all of the transactions contemplated hereunder and thereunder, at a special or annual meeting of the stockholders of PHMD (the “PHMD Stockholders Meeting”) pursuant to a proxy statement under Rule 14A of the Exchange Act. The Board of Directors of PHMD shall recommend that the PHMD stockholders APPROVE all proposals to be included under the PHMD proxy statement.

19

(b)          DSKX Stockholder Approvals. On before the Closing Date DSKX shall have obtained the approval of the holders of a majority of the shares of DSKX’s voting Common Stock who have attended in person or by proxy and cast their affirmative votes or consents to this Agreement, the Photomedex Technology Merger Agreement, the Exhibits hereto and thereto the Mergers, and all of the transactions contemplated hereunder and thereunder, including the issuance of all Merger Securities issuable hereunder and under the Photomedex Technology Merger Agreement at a special or annual meeting of the stockholders of DSKX (the “DSKX Stockholders Meeting”) pursuant to a proxy statement under Rule 14A of the Exchange Act. The Board of Directors of DSKX shall recommend that DSKX’s stockholders APPROVE all proposals to be included under the PHMD proxy statement.

(c)          Proxy Statements. Drafts of the respective proxy statements of each of PHMD and DSKX set forth in Section 2.11(a) and (b) above shall be submitted to the respective Parties within 30 days from the Execution Date of this Agreement and approved by each of the other Party hereto as soon as practicable thereafter; which approvals shall not be unreasonably withheld or delayed.

(d)          Officers Certificate. On the Closing Date, each of PHMD and DSKX shall deliver to each other an officers certificate, in form and substance reasonably satisfactory to the other Party, attaching: (1) a copy of its organizational documents, together with any and all amendments thereto, (2) evidence of the approvals of the PHMD stockholders and the PHMD Stockholders Meeting and DSKX stockholders at DSKX Stockholders Meeting, (3) a certified resolution authorizing it to enter into the transactions contemplated by the Transaction Documents, and (4) such other documents as the other Party may reasonably request. The resolutions referred to above shall designate and authorize the individual or individuals executing this Agreement and the Exhibits hereto.

(e)          No Material Adverse Effect. No Material Adverse Effect concerning the Radiancy Business, the DSKX Business, the Radiancy Business Assets, the DSKX Business Assets, the Radiancy Group or DSKX and its Subsidiaries shall have occurred and shall be continuing.

(f)          Resolutions. Copies of resolutions of the board of directors or comparable managing body of the each of DSKX and PHMD and its relevant Radiancy Group approving and adopting this Agreement, all Exhibits hereto and the Investor Rights Agreement and authorizing execution and delivery thereof, certified by an officer of such Party or Parties as of the Closing Date to be true and correct and in force and effect as of such date.

(g)          Representations and Warranties. All representations and warranties under this Agreement shall be true and correct in all material respects on the Closing Date.

(h)          Legal Requirements. Neither the Radiancy Group, PHMD nor DSKX shall be the subject of any legal proceedings, investigations, proceedings or prohibition by any Governmental Authority, or other litigation that (A) would prevent the Parties from consummating the transactions contemplated hereby, (B) could reasonably be expected to have a Material Adverse Effect, (C) would cause any Party to breach any material representation, warranty or covenant under this Agreement and the Exhibits hereto, or (D) could constitute a violation of any of the Rules and Regulations of the Nasdaq Stock Exchange.

20

(i)          Default. No default or event of default by any of the Radiancy Group or by DSKX shall have occurred and or is continuing under any material contract or agreement to such Person is a Party and which could reasonably be expected to have a Material Adverse Effect.

(j)          Compliance. The DSKX, PHMD and the Radiancy Group shall have complied with all conditions, covenants and agreements on their part to be complied with or performed under this Agreement.

(k)          Consents. DSKX and PHMD shall have obtained those consents set forth on Section 2.12(k) of the Radiancy Disclosure Schedule.1

Section 2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the capital stock of DSKX shall occur solely by reason of any reclassification, recapitalization, stock split (including any reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the DSKX Merger Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PHMD AND RADIANCY

As a material inducement to DSKX and Merger Sub to enter into this Agreement and to consummate the Merger, PHMD and Radiancy hereby jointly and severally represents and warrants to DSKX and the Merger Sub on behalf of themselves and the Radiancy Foreign Subsidiaries, as follows:

Section 3.1 Organization; Power; Authorization. PHMD is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Except as set forth on Section 3.1 of the Radiancy Disclosure Schedule, Radiancy is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of the Israel Foreign Subsidiary, the UK Foreign Subsidiary and the Hong Kong Foreign Subsidiary is a company duly organized and validly existing under the laws of Israel, England and Wales and Hong Kong, respectively. Each of PHMD and the Radiancy Group has all necessary corporate power and authority to enter into, deliver and carry out its obligations pursuant to this Agreement and the Transaction Documents to which it is or will be a Party. The execution, delivery and performance of this Agreement and the Transaction Documents to which PHMD and the Radiancy Group is or will be a Party has been duly authorized by all necessary action on the part of such Person. Except as set forth on Section 3.1 of the Radiancy Disclosure Schedule, the Radiancy Foreign Subsidiaries do not own, or have any interest in any equity or an ownership interest in, any other Person. Each member of the Radiancy Group, as the case may be, has all necessary power and authority to operate the applicable portion of the Radiancy Business as currently conducted by it and to own and use the properties owned and used by it. Each member of the Radiancy Group is duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

[1]	The only item that is listed on this schedule is related to the PTL real estate lease. PHMD is currently a surety on this lease. It will need to be replaced, effective as of the Closing Date, by DSKX.

21

Section 3.2 Binding Effect; Noncontravention.

(i)          This Agreement has been, and each other Transaction Document to which PHMD and the Radiancy Group is a Party will be, duly executed and delivered by such Person and (assuming due authorization, execution and delivery by Merger Sub) constitutes (or in the case of the other Transaction Documents, will constitute) a valid and binding obligation of PHMD and each member of the Radiancy Group which is enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a Proceeding at law or in equity).

(ii)         Except as set forth on Section 3.2(b) of the Radiancy Disclosure Schedule, neither the execution and the delivery of this Agreement or the other Transaction Documents by PHMD or the Company nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (or an event which with notice or lapse of time or both would become a default), give to others any rights of termination, amendment, acceleration or cancellation of or result in a violation of, (iii) result in the creation of any Lien (other than Permitted Liens) upon any Business Asset pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any Business Contract or any material Contract to which any member of the Radiancy Group is a Party, by which it is bound, or to which any of its assets are subject, (B) the certificate of incorporation, bylaws or similar governing documents of any member of the Radiancy Group, or (C) under any Legal Requirement.

Section 3.3 Capitalization.

(i)          The authorized capital stock of the Company consists of 8,000,000 shares of common stock, 7,590,217 of which are issued and outstanding, and 1,000,000 shares of preferred stock, of which none are issued and outstanding, and constitute 100% of the Radiancy Shares. The authorized capital stock of the Israel Subsidiary consists of 99,841 ordinary shares, 99,841 of which are issued and outstanding. The authorized capital stock of the UK Subsidiary consists of 30,395,880 ordinary shares, 30,395,880 of which are issued and outstanding. The authorized capital stock of the Honk Kong Subsidiary consists of 600 ordinary shares, 600 of which are issued and outstanding. All of the authorized capital stock of Radiancy and each of the Radiancy Foreign Subsidiaries have been duly authorized, is validly issued, fully paid and non-assessable. PHMD and the Israel Foreign Subsidiary collectively own of record and beneficially 100% of the issued and outstanding Radiancy Shares, PHMD owning 7,589,987 Radiancy Shares and the Israel Foreign Subsidiary owning 230 Radiancy Shares; Radiancy owns of record and beneficially 100% of the issued and outstanding ordinary shares of the Israel Subsidiary and the Hong Kong Subsidiary; and the Israel Subsidiary owns of record and beneficially 100% of the issued and outstanding ordinary shares of the UK Subsidiary; in each case, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under the Securities Act and state or foreign securities laws).

22

(ii)         Except as set forth on Section 3.3(b) of the Radiancy Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts that could require Radiancy or the Radiancy Foreign Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Radiancy or the Radiancy Foreign Subsidiaries. No Radiancy Group member is a Party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the Securities.

(iii)        Except as set forth on Section 3.3(c) of the Radiancy Disclosure Schedule, none of the Radiancy Foreign Subsidiaries owns, directly or indirectly, any other Subsidiary, and other than the Radiancy Foreign Subsidiaries, Radiancy does not have any direct or indirect Subsidiary.

Section 3.4 Financial Statements.

(i)          All reports, schedules, forms, statements and other documents that were required to be filed prior to the date hereof by PHMD with the SEC pursuant to the reporting requirements of the Exchange Act, as amended, are referred to herein as the “SEC Documents.” All such SEC Documents are available on the EDGAR system. As of their respective dates, the disclosures and other information within the SEC Documents that related to the Radiancy Business or the Radiancy Business Assets complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact related to the Radiancy Business or the Radiancy Business Assets or omitted to state a material fact related to the Radiancy Business or the Radiancy Business Assets required to be stated therein or necessary in order to make the statements therein with respect to the Radiancy Business and/or the Radiancy Business Assets, in light of the circumstances under which they were made, not misleading.

(ii)         The Radiancy Group Financial Statement (including the notes thereto, if any) has been prepared as to Radiancy, in accordance with GAAP and as to the Radiancy Foreign Subsidiaries in accordance with International Financial Reporting Standards (“IFRS”) applicable to such Radiancy Foreign Subsidiaries; in each case, applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the assets and liabilities of the Radiancy Group and the financial condition of the Radiancy Business and its results of operations as of such dates and for the periods specified; provided, however, that the unaudited Radiancy Group Financial Statements lack footnotes and other presentation items required by GAAP or IFRS and are subject to normal year-end adjustments, the effect of which is not material to the presentation thereof.

23

(iii)        The Adjusted Working Capital of the Radiancy Group as at December 31, 2015, as reflected on Schedule 3.4(iii) to the Radiancy Disclosure Schedules, has been prepared in accordance with GAAP or IRFS (as applicable) applied on a consistent basis with the balance sheets of the Radiancy Group for prior periods and fairly presents in all material respects assets and liabilities of the Radiancy Group and its Adjusted Working Capital as at December 31, 2015.

(iv)        As soon as practicable and prior to the Closing Date, PHMD shall cause to be audited (as to Radiancy, in accordance with GAAP and as to the Radiancy Foreign Subsidiaries in accordance with IFRS applicable to such Radiancy Foreign Subsidiaries), by the independent accountants for PHMD, (A) the balance sheet of the Company, (B) the consolidated balance sheet of the Radiancy Group as at December 31, 2015, (C) the statement of operations, statement of cash flows and statement of shareholders equity of the Company, and (D) the consolidated statement of operations, statement of cash flows and statement of shareholders equity of the Radiancy Group for the twelve months ended December 31, 2015, including applicable footnotes and schedules thereto (collectively, the “2015 Combined Financial Statements”). Such 2015 Combined Financial Statements shall be delivered to PHMD and DSKX prior to the Closing Date and included in the PHMD Proxy Statement for the PHMD Stockholders Meeting and in the DSKX Proxy Statement for the DSKX Stockholders Meeting.

Section 3.5 No Indebtedness or Undisclosed Liabilities. Except as set forth in Section 3.5 of the Radiancy Disclosure Schedule, the Radiancy Group have no Indebtedness or liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities reflected or reserved against in the December 31, 2015 Balance Sheet of the Radiancy Group (the “2015 Radiancy Balance Sheet”), (ii) current liabilities incurred in the Ordinary Course of Business since the date of the 2015 Radiancy Balance Sheet, (iii) liabilities or obligations explicitly disclosed in the Radiancy Disclosure Schedule as such, (iv) future performance obligations under material Business Contracts or Employee Benefit Plans that did not result from any breach or default thereunder, and (v) obligations to comply with applicable Legal Requirements that did not result from any breach or default thereunder which could reasonably be expected to have a Material Adverse Effect.

Section 3.6 Absence of Changes. Since September 30, 2015, except as set forth in Section 3.6 of the Radiancy Disclosure Schedule, the Radiancy Business of the Radiancy Group has been operated in the Ordinary Course of Business in all material respects and there has been, with respect to the Radiancy Business, no:

(i)          event that has had or would reasonably be expected to have a Material Adverse Effect;

(ii)         change in the authorized or issued equity securities; grant of any option or right to purchase equity securities of the Radiancy Foreign Subsidiaries; issuance of any security convertible into such equity securities; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by the Radiancy Foreign Subsidiaries of any such equity securities;

24

(iii)        amendment to the certificate of incorporation, bylaws or other organizational documents of Radiancy or the Radiancy Foreign Subsidiaries;

(iv)        payment or increase by any member of the Radiancy Group of any bonuses, salaries, or other compensation to any director or officer of the Radiancy Business, in each case, other than as required by any existing Contract, Legal Requirement or the terms of an Employee Benefit Plan, or entry into any employment, severance, or similar Contract with any director, officer, or employee of the Radiancy Business;

(v)         adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of the Radiancy Business;

(vi)        dividends or distributions of cash or other property have or shall be made by any member of the Radiancy Group to PHMD or its other Affiliates;

(vii)       damage to or destruction or loss of any asset or property of the Radiancy Business, whether or not covered by insurance, that materially and adversely affects the properties, assets, business, financial condition, or prospects of the Radiancy Business or the Radiancy Business Assets, taken as a whole;

(viii)      entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement that is material to the Radiancy Business, (ii) any material Contract included in the Radiancy Business Assets or transaction involving the Radiancy Business with a total remaining commitment by or to any member of the Radiancy Group that is or is reasonably expected to be in excess of $100,000, or (iii) any other material Radiancy Business Contract, in each case, other than in the Ordinary Course of the Radiancy Business;

(ix)         sale, lease or other disposition of any Radiancy Business Assets, other than (i) in the Ordinary Course of Business, (ii) assets or property having an aggregate value of less than $25,000, or (iii) payments of cash dividends;

(x)          mortgage, pledge, or imposition of any Lien (other than Permitted Liens) on any Business Asset;

(xi)         cancellation or waiver of any claims or rights with respect to a Business Asset with a value in excess of $25,000;

(xii)        material change in the accounting methods or policies used by any member of the Radiancy Group in respect of the Radiancy Business; or

(xiii)       agreement, whether oral or written, by any member of the Radiancy Group to do any of the foregoing in respect of the Radiancy Business.

25

Section 3.7 Title to Assets; Condition; Inventory; Accounts Receivable.

(i)          Except as set forth in Section 3.7 of the Radiancy Disclosure Schedule, the Radiancy Group, and one or more of their direct or indirect Subsidiaries, collectively have good and marketable title to, or a valid and binding leasehold interest in or right to use, all of the Radiancy Business Assets, free and clear of all Liens except for Permitted Liens. The Radiancy Business Assets comprise all assets that are primarily used in, or otherwise necessary for, the operation of the Radiancy Business as conducted immediately prior to the Closing. The Radiancy Business Assets are sufficient for the continued conduct of the Radiancy Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(ii)         The buildings, plants, structures, and equipment of the Radiancy Group are (i) structurally sound, (ii) in good operating condition and repair, ordinary wear and tear excepted, and (iii) adequate for the uses to which they are being put, in each case, in all material respects.

(iii)        All Inventory of the Radiancy Group consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All of the Inventory owned by the Radiancy Group is owned by the Radiancy Group free and clear of all Liens, except for Permitted Liens, and no Inventory owned by the Radiancy Group is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) owned by the Radiancy Group are not excessive, but are reasonable in the present circumstances of the Radiancy Group.

(iv)        All Accounts Receivable of the Radiancy Group held by any of the Radiancy Group have arisen from bona fide, arm’s length transactions entered into by the Radiancy Group involving the sale of goods or the rendering of services in the Ordinary Course of Business and there is no pending or, to PHMD’s Knowledge, threatened dispute regarding such Accounts Receivable.

Section 3.8 Compliance with Laws; Permits. Section 3.8 of the Radiancy Disclosure Schedule correctly lists each Permit that is material to the operation of the Radiancy Group as conducted immediately prior to the Closing, together with the name of the Governmental Entity issuing such Permit. Each such Permit is valid and in full force and effect, no Radiancy Group member is in default in any material respect under, and, to PHMD’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit and none of such Permits will be terminated, become terminable or otherwise be materially and adversely affected solely as a result of the transactions contemplated hereby. The Radiancy Group have made all material filings with Governmental Entities necessary to conduct and operate the Radiancy Business as currently conducted or operated and, with respect to the Radiancy Foreign Subsidiaries, to permit the Radiancy Foreign Subsidiaries to own or use their assets in the manner in which such assets are currently owned or used. The Radiancy Group is in compliance with all applicable Legal Requirements relating to the operation of the Radiancy Business, except where non-compliance could not have a Material Adverse Effect.

26

Section 3.9 Proceedings; Orders. Except as set forth on Section 3.9 of the Radiancy Disclosure Schedule, there is no pending or, to PHMD’s Knowledge, threatened Proceeding (or any reasonable basis therefor) (i) that challenges the validity of this Agreement or any action taken or to be taken by the Company in connection herewith or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) that has been commenced by or against any member of the Radiancy Group or any of their respective assets, officers or directors that would adversely affect the Radiancy Group or the Radiancy Business Assets. Except as set forth on Section 3.9 of the Radiancy Disclosure Schedule, there is no Order to which any member of the Radiancy Group, the Radiancy Business or the Radiancy Business Assets is subject.

Section 3.10 Tax Matters. Except as set forth in Section 3.10 of the Radiancy Disclosure Schedule:

(i)          All material income, franchise and other Tax Returns required to be filed by or with respect to Radiancy, the Radiancy Business, the Radiancy Business Assets and the Radiancy Foreign Subsidiaries have been timely filed (taking into account all validly-obtained extensions). As of the date hereof, to PHMD’s Knowledge, all such Tax Returns are true, correct, and complete in all material respects and all material Taxes (including, without limitation, VAT Taxes) due and owing (whether or not shown on such Tax Returns) have been paid. Solely with respect to the Radiancy Business and the Radiancy Business Assets, each member of the Radiancy Group has complied with all material Legal Requirements relating to the withholding of Taxes and has withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, company clinician, independent contractor, creditor, stockholder, or other third Party. Neither PHMD nor any Radiancy Group member has received any notice that any Taxing Authority has threatened that it is in the process of imposing any lien for Taxes (other than a Permitted Lien) on the Radiancy Business Assets, including assets of the Radiancy Foreign Subsidiaries, for the failure to pay any Taxes. No material deficiencies or assessments for any Taxes have been or are being asserted, or to PHMD’s Knowledge, proposed or threatened against Radiancy, the Radiancy Foreign Subsidiaries, the Radiancy Business or the Radiancy Business Assets.

(ii)         No material Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the Radiancy Group (other than the Radiancy Foreign Subsidiaries where the Radiancy Foreign Subsidiaries file Tax Returns, separately from the Company and its Affiliates), or with respect to the Radiancy Business Assets or the Radiancy Business. No Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the Radiancy Foreign Subsidiaries (where the Radiancy Foreign Subsidiaries file Tax Returns, separately from the Company and its Affiliates). No Radiancy Group member has received any written notice (or to PHMD’s Knowledge, any threat) of any such audits or Proceedings as described in this Section 3.10(b).

(iii)        INTENTIONALLY OMITTED.

(iv)        There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Radiancy Foreign Subsidiaries were or are due to be filed, other than those extensions filed or obtained or to be filed or obtained in the Ordinary Course of Business.

27

(v)         There are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of the Radiancy Foreign Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of the Radiancy Business Assets or any property owned or leased by Radiancy or the Radiancy Foreign Subsidiaries or any other matter pending between the Radiancy Foreign Subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(vi)        None of the Radiancy Foreign Subsidiaries has entered into any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(vii)       No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Radiancy Foreign Subsidiaries that would have continuing effect after the Closing Date;

(viii)      Radiancy is not a “foreign person” as that term is defined in Section 1445 of the Code;

(ix)         Since the date of their formation, the Radiancy Foreign Subsidiaries (i) have been not been classified as a disregarded entity for U.S. federal income tax purposes and applicable provisions of state and local law, and (ii) have not made an election to be treated as other than a corporation for U.S. federal, state or local income tax purposes;

(x)          The Radiancy Foreign Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable Period (other than a Pre-Closing Taxable Period) as a result of any:

(i)          use of an improper method of accounting for a Taxable Period ending on or before the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or foreign Tax Legal Requirements) executed on or during the Pre-Closing Tax Period;

(iii)        installment sale or open transaction disposition made during the Pre-Closing Tax Period; or

(iv)        prepaid amount received on or prior to the Closing Date.

(xi)         Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of PHMD and Radiancy concerning Tax matters, and (ii) cannot be relied upon with respect to Tax liabilities to the extent attributable to a Post-Closing Tax Period (using the methodology of Section 9.3 for the purpose of allocating Straddle Period Taxes), except to the extent that such Tax liabilities result from the breach of any of the representations in Section 3.10(j).

28

Section 3.11 Environmental Matters.

(i)          Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)          The operation of the Radiancy Business by the Radiancy Group is, and has been, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the Radiancy Business as currently conducted.

(ii)         With respect to the operation of the Radiancy Business, except in compliance, in all material respects, with applicable Environmental Laws, the Radiancy Group have not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances at any Leased Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances.

(iii)        The Radiancy Group have not received written notice of and there is no Proceeding pending, or to PHMD’s Knowledge, threatened against any of the Radiancy Group, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility on any of the Radiancy Group for any investigation, cleanup, removal, or containment of Hazardous Substances or any other remediation or compliance under any Environmental Law. None of the Radiancy Group is subject to any Order or written agreement by or with any Governmental Entity imposing any liability or obligation with respect to any of the foregoing.

(iv)        The Radiancy Group have all Permits necessary for the conduct of the Radiancy Business that are required under applicable Environmental Laws and are in compliance, in all material respects, with the terms and conditions of all such Permits.

(v)         The Radiancy Group have provided or made available to Merger Sub all final unprivileged environmental reports, assessments, audits, studies, investigations and data, if any, in its custody or possession concerning the Radiancy Business or the Leased Real Property.

(vi)        To PHMD’s Knowledge, none of the transactions contemplated by this Agreement or the Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental “transfer law.”

(ii)         The representations and warranties in this Section 3.11 are the sole and exclusive representations of PHMD and the Radiancy Group concerning environmental matters, including, without limitation, any matters arising under Environmental Laws.

29

Section 3.12 Intellectual Property.

(i)          Section 3.12(a) of the Radiancy Disclosure Schedule, sets forth a complete list of all Intellectual Property owned, leased, licensed or otherwise used by any member of the Radiancy Group in connection with the conduct of the Radiancy Business and operation of the Radiancy Business Assets.

(ii)         Except as set forth in Section 3.12(b) of the Radiancy Disclosure Schedule, the Intellectual Property constitutes all material Intellectual Property that is necessary for the operation of the Radiancy Business as conducted immediately prior to the Closing. The applicable member of the Radiancy Group set forth in Section 3.12(b) of the Radiancy Disclosure Schedule have good title to, or a valid and binding license to, all of the Intellectual Property, free and clear of all Liens.

(iii)        Except as set forth in Section 3.12(b) of the Radiancy Disclosure Schedule, there is no pending or, to PHMD’s Knowledge, threatened Proceeding by any Person: (i) challenging the applicable Radiancy Group’s rights in or to any Intellectual Property; (ii) challenging the validity, enforceability or scope of any Intellectual Property; or (iii) asserting that any Intellectual Property infringes, misappropriates or otherwise violates, or would upon the commercialization of any product or service under development violate, the Intellectual Property of any Person. This Section 3.12(b) constitutes the sole representation and warranty of the Radiancy Group under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Radiancy Group of the Intellectual Property of any other Person.

(iv)        Except as set forth in Section 3.12(d) of the Radiancy Disclosure Schedule, no third Person has rights to any Intellectual Property. No Person is infringing, misappropriating or otherwise violating any Intellectual Property. The Radiancy Group, or one or more of its members, as applicable, have taken all steps reasonably necessary to secure their interest in Intellectual Property, including obtaining all necessary assignments from each of its employees, consultants and contractors pursuant to a written agreement containing a present tense assignment of all Intellectual Property created by such employee, consultant or contractor. The Radiancy Group, or one or more of its members, as applicable, have taken commercially reasonable steps to protect and maintain all Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets.

Section 3.13 Real Estate. The Radiancy Group does not own any real property that is used in the operation of the Radiancy Business. Section 3.13 of the Radiancy Disclosure Schedule contains a true, complete and accurate list of the Leased Real Estate, including, each relevant Lease, the date of such Lease and any amendments thereto. Except as would not, individually or in the aggregate, be material to the Radiancy Business, (i) each Radiancy Group has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease to it for the full term of the respective Lease, free and clear of any Liens other than Permitted Liens, (ii) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (iii) no Radiancy Group member nor, to PHMD’s Knowledge, any third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Lease. Except as set forth on Section 3.13 of the Radiancy Disclosure Schedule, the Radiancy Group have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor have the Radiancy Group entered into with any other Person any sublease, license or other agreement that is material to the Radiancy Business and that relates to the use or occupancy of all or any portion of the Leased Real Estate.

30

Section 3.14 Employee Benefits.

(i)          Section 3.14(a) of the Radiancy Disclosure Schedule sets forth a true, complete and accurate list of all material Employee Benefit Plans. The Company have delivered or otherwise made available to Merger Sub: (i) copies of all material documents embodying and relating to each Employee Benefit Plan, including the plan document, all amendments thereto and all related trust documents; (ii) the most recent annual report (Form 5500), if any, required under ERISA or the Code in respect of each Employee Benefit Plan; (iii) the most recent actuarial report (if applicable) for all Employee Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. Other than as set forth in Section 411(d)(3) of the Code or as otherwise provided under any Legal Requirement, there are no restrictions on the ability of the sponsor of each Employee Benefit Plan to amend or terminate any Employee Benefit Plan, and the sponsor of each Employee Benefit Plan has reserved such rights to amend or terminate such Employee Benefit Plan.

(ii)         (i) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its tax-qualified status under the Code and, to PHMD’s Knowledge, no event has occurred that would reasonably be expected to cause the loss of such qualification, (ii) all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Employee Benefit Plan required to be paid by the Radiancy Group pursuant to the terms of an Employee Benefit Plan or by applicable Legal Requirement with respect to all prior periods have been made or provided for by the Radiancy Group in accordance with the provisions of such Employee Benefit Plan or applicable Legal Requirement, (iii) no Proceeding has been instituted or, to PHMD’s Knowledge, is threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), (iv) each Employee Benefit Plan complies in form and has been established, administered and maintained in all material respects in accordance with its terms and applicable Legal Requirements, including, without limitation, ERISA and the Code, (v) no Employee Benefit Plan is under an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity, (vi) no Employee Benefit Plan provides any post-retirement health and welfare benefits to any current or former employee of the Radiancy Group, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement, and (vii) no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan, and no circumstance has occurred that would subject the Radiancy Group to a Tax or penalty imposed by either Section 502(i) of ERISA or Section 4975 of the Code.

31

(iii)        No Employee Benefit Plan to which the Radiancy Group or any ERISA Affiliate made, or was required to make, contributions, or which any of them maintained or sponsored, during the past six years, is subject to Title IV of ERISA. Neither the Radiancy Group nor any ERISA Affiliate contributes to, or has during the past six years contributed to, a Multiemployer Plan.

(iv)        Except as set forth on Section 3.14(d) of the Radiancy Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not give rise to any liability under any Employee Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former employee, officer, director, stockholder or other service provider of the Radiancy Group or any direct or indirect Subsidiary thereof engaged in the Radiancy Business or their beneficiaries. No amount that could be reasonably expected to be received (i) by a Business Employee (whether in cash or property), as a result of the consummation of the transactions contemplated by this Agreement, or (ii) by any employee, officer, director, stockholder or other service provider under any Employee Benefit Plan or otherwise would not be expected to be deductible by reason of Section 280G of the Code or would be subject to the excise Tax under Section 4999 of the Code. The Radiancy Group has no indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or Section 409A of the Code or any other Legal Requirement.

(v)         The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of PHMD and the Radiancy Group related to the employee benefit matters addressed by such Section 3.14.

Section 3.15 Contracts.

(i)          Section 3.15(a) of the Radiancy Disclosure Schedule sets forth an accurate list of the following Contracts to which any member of the Radiancy Group engaged in the Radiancy Business is a Party or by which any member of the Radiancy Group is bound that is primarily used in, or otherwise necessary for, the operation of the Radiancy Business (collectively, the “Radiancy Business Contracts”):

(i)          each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials by any member of the Radiancy Group engaged in the Radiancy Business of an amount or value in excess of $25,000;

(ii)         each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials to any member of the Radiancy Group engaged in the Radiancy Business of an amount or value in excess of $25,000;

(iii)        each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000);

32

(iv)        each Contract in respect of Intellectual Property (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third Party for the Radiancy Business);

(v)         each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vi)        each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any member of the Radiancy Group with any other Person;

(vii)       any agreement relating to indebtedness for borrowed money or extensions of credit;

(viii)      each Contract containing covenants that restrict the business activity of any member of the Radiancy Group, including, but not limited to, any exclusivity covenants, or limit the freedom of any member of the Radiancy Group to engage in any line of business or to compete with any Person;

(ix)         any agreement providing for indemnification by any member of the Radiancy Group, other than indemnification provided to customers or vendors in the Ordinary Course of Business;

(x)          any employment or consulting Contract with any Business Employee, or any consultant or contractor of the Radiancy Business, other than at-will arrangements that do not include severance or “change of control” provisions; and

(xi)         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(ii)         Except as set forth in Section 3.15(b) of the Radiancy Disclosure Schedule, as of the date hereof, all of the Radiancy Business Contracts are in full force and effect and are enforceable in accordance with their terms except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(iii)        Except as set forth in Section 3.15(c) of the Radiancy Disclosure Schedule, as of the date hereof, no Radiancy Group member is in breach in any material respect of or default under (and to PHMD’s Knowledge, no event has occurred which with notice or the passage of time or both would constitute a breach in any material respect of or default under) any Business Contract nor, to PHMD’s Knowledge, is any other Party to any such Business Contract in breach in any material respect of or default under such Business Contract.

33

Section 3.16 Labor Matters. Since February 1, 2012, no member of the Radiancy Group or any predecessor in interest thereto has been or is a Party to any collective bargaining agreement. There is no material strike, work stoppage, walkout, slowdown or picketing by any Business Employees, nor is any material grievance proceeding in progress or pending, or to PHMD’s Knowledge, threatened, between any member of the Radiancy Group, on the one hand, and any Business Employee or any union or collective bargaining unit, on the other hand. Since February 1, 2012, (i) each member of the Radiancy Group has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, worker classification, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings and (ii) there has not been, there is not presently pending or existing, and, to PHMD’s Knowledge, there is not threatened, any complaint, charge or Proceeding against the Radiancy Group relating to an alleged material violation of any Legal Requirement pertaining to labor relations or employment matters.

Section 3.17 Insurance. All policies of insurance existing on the date hereof relating to the Radiancy Business, the Radiancy Business Assets and the Business Employees (except for any such policies maintained to provide benefits to employees under an Employee Benefit Plan) are listed on Section 3.17 of the Radiancy Disclosure Schedule, are in full force and effect, and no Radiancy Group member is in default in any material respect with respect to its obligations under any such insurance policies. Except as set forth on Section 3.17 of the Radiancy Disclosure Schedule, all premiums and other payments due from any member of the Radiancy Group prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date hereof. Except as set forth on Section 3.17 of the Radiancy Disclosure Schedule, there is no material insurance claim by any member of the Radiancy Group pending under any of the policies in respect of the Radiancy Business.

Section 3.18 Affiliate Transactions. Except as set forth in Section 3.18 of the Radiancy Disclosure Schedule, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters on arms’ length terms) between the Radiancy Foreign Subsidiaries, on the one hand, and Radiancy or any stockholder, director or executive officer of any member of the Radiancy Group or any member of such stockholder’s, director’s or executive officer’s immediate family, or any Affiliate of such stockholder, director or executive officer on the other hand (other than agreements related to their employment on arms’ length terms). Except as set forth in Section 3.18 of the Radiancy Disclosure Schedule, no director or executive officer of a Radiancy Group owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an executive officer or director of, any supplier or other Person (other than the other Radiancy Group members) which has a material business relationship with a Radiancy Group member.

Section 3.19 Brokerage. Except as set forth on Section 3.19 of the Radiancy Disclosure Schedule, no Radiancy Group member has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Surviving Corporation or DSKX could become liable or obligated.

34

Section 3.20 Regulatory Matters. Except as set forth in Section 3.20 of the Radiancy Disclosure Schedule: (a) no Radiancy Group member has received, in respect of the Radiancy Business, any written notice of adverse filing, warning letter, untitled letter or other written correspondence or written notice from the U.S. Food and Drug Administration, any comparable Governmental Agency of Israel, the United Kingdom, Hong Kong or other country or any other United States or foreign Governmental Entity, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FFDCA”) or any comparable statute of any foreign Governmental Entity; (b) each of Radiancy and each Foreign Subsidiary is in compliance in all material respects with applicable health care laws, including without limitation, the FFDCA, and the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and the regulations promulgated pursuant to such laws, and comparable state laws (collectively, “Health Care Laws”); (c) each Radiancy Group member is in compliance in all material respects with applicable anti-trust and trade practice laws, including regulations promulgated by the Federal Trade Commission or any comparable foreign Governmental Entity, (d) no Radiancy Group member has received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Permits required by the Health Care Laws or other Laws that are applicable to the Radiancy Business, which has not been resolved in such Radiancy Group member’s favor; and (e) no Radiancy Group member has, in respect of the Radiancy Business, either voluntarily or involuntarily, initiated, conducted, issued or caused to be initiated, any recall, market withdrawal, safety alert, post-sale warning, “dear doctor” letter, or other notice or action material to the Radiancy Business relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to PHMD’s Knowledge, no Person has initiated or conducted any such notice or action against any member of the Radiancy Group. To PHMD’s Knowledge (without the requirement for inquiry or investigation), the research, studies and tests conducted by or on behalf of each Radiancy Group member have been conducted with reasonable care and in accordance in all material respects with experimental protocols, procedures and controls adopted by such Radiancy Group member pursuant to all Health Care Laws and Permits required by the Health Care Laws that are applicable to the Radiancy Business or to such Radiancy Group member.

Section 3.21 Foreign Corrupt Practices; OFAC. No Radiancy Group member nor, to PHMD’s Knowledge, any director, officer, agent, employee or other person acting on behalf of any member of the Radiancy Group has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. No Radiancy Group member nor, to PHMD’s Knowledge, any director, officer, agent, employee or Affiliate of any member of the Radiancy Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; and the Company will not use the Purchase Price, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

35

Section 3.22 Accounting and Disclosure Controls. Each Radiancy Group Member maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions related to the Radiancy Business are executed in accordance with management’s general or specific authorizations, (ii) transactions related to the Radiancy Business are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. PHMD maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by PHMD in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by PHMD in the reports that it files or submits under the Exchange Act is accumulated and communicated to PHMD’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve (12) months prior to the date hereof, PHMD has not received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of PHMD.

Section 3.23 SEC Reports. PHMD has furnished or made available to DSKX complete and accurate copies, as amended or supplemented, of its (a) registration statements on Form S-1 or other applicable form (collectively, “Registration Statements”) for registering securities under the Securities Act of 1933, as amended (the “Securities Act”), and (b) all reports required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, as filed with the SEC, which contained audited balance sheets of PHMD as of December 31, 2014 and 2013, and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2015, (iii) all other reports filed by PHMD under Section 13 or subsections (a) or (iv) of Section 14 of the Exchange Act with the SEC (such of the foregoing filings with the SEC are collectively referred to herein as the “PHMD SEC Reports”). The PHMD SEC Reports constitute all of the documents required to be filed or furnished by PHMD with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The PHMD SEC Reports have complied and remain compliant in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the PHMD SEC Reports. As of their respective dates, the PHMD SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain, and they currently do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Radiancy Foreign Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

Section 3.24 Off-Balance Sheet Arrangements. Neither Radiancy nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among any member of the Radiancy Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Radiancy or any of its Subsidiaries in PHMD’s or any member of the Radiancy Group’s published financial statements or other PHMD SEC Reports.

36

Section 3.25 Accountants. Fahn Kanne Grant Thornton (the “PHMD Auditor”) is and has been throughout the periods covered by the financial statements of PHMD for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to PHMD within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as set forth on Section 3.25 of the PHMD Disclosure Schedule, the report of the PHMD Auditor on the financial statements of PHMD for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to PHMD’s ability to continue as a going concern. During PHMD’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the PHMD Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the PHMD Auditor.

Section 3.26 Minute Books. The minute books and other similar records of Radiancy and each of the Radiancy Foreign Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) of the Radiancy Group and PHMD, as its parent corporation or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. PHMD has provided true and complete copies of all such minute books and other similar records to DSKX’s representatives.

Section 3.27 Board Action. PHMD’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of PHMD and its stockholders and is on terms that are fair to such PHMD stockholders, (b) has caused PHMD, in its capacity as the sole stockholder of Radiancy, and the Board of Directors of Radiancy, to approve the Merger and this Agreement by unanimous written consent, (c) adopted this Agreement in accordance with the provisions of the DGCL, and (d) directed that this Agreement and the Merger be submitted to the PHMD stockholders for their adoption and approval and resolved to recommend that the PHMD stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

37

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DSKX AND MERGER SUB

As a material inducement to PHMD and Radiancy to enter into this Agreement and to consummate the Merger, each of DSKX and Merger Sub hereby jointly and severally represents and warrants to PHMD and the Company as follows:

Section 4.1 Organization; Power; Authorization. DSKX is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of DSKX and Merger Sub has all necessary corporate power and authority to enter into, deliver and carry out its obligations pursuant to this Agreement and the Transaction Documents to which it is or will be a Party. The execution, delivery and performance of this Agreement and the Transaction Documents to which DSKX and Merger Sub is or will be a Party has been duly authorized by all necessary action on the part of such Person. The DSKX Foreign Subsidiaries do not own, or have any interest in any equity or an ownership interest in, any other Person. Each of DSKX and Merger Sub, as the case may be, has all necessary power and authority to operate the applicable portion of the DSKX Business as currently conducted by it and to own and use the properties owned and used by it. Each of DSKX and Merger Sub is duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2 Binding Effect; Noncontravention.

(i)          This Agreement has been, and each other Transaction Document to which DSKX and any member of the DSKX Group is a Party will be, duly executed and delivered by such Person and (assuming due authorization, execution and delivery by Merger Sub) constitutes (or in the case of the other Transaction Documents, will constitute) a valid and binding obligation of DSKX and Merger Sub which is enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a Proceeding at law or in equity).

(ii)         Except as set forth on Section 4.2(b) of the DSKX Disclosure Schedule, neither the execution and the delivery of this Agreement or the other Transaction Documents by DSKX or Merger Sub nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (or an event which with notice or lapse of time or both would become a default), give to others any rights of termination, amendment, acceleration or cancellation of or result in a violation of, (iii) result in the creation of any Lien (other than Permitted Liens) upon any DSKX Business Asset pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any DSKX Business Contract or any material DSKX Contract to which any member of the DSKX Group is a Party, by which it is bound, or to which any of its assets are subject, (B) the certificate of incorporation, bylaws or similar governing documents of any member of the DSKX Group, or (C) under any Legal Requirement.

38

Section 4.3 Capitalization.

(i)          As of the date of this Agreement, and prior to giving effect to the issuance of the Series A Preferred Stock, the authorized capital stock of DSKX consists of (a) 250,000,000 shares of DSKX Common Stock, of which 20,148,675 shares are issued and outstanding as at December 17, 2015, excluding (i) 2,000,000 additional shares of DSH Common Stock sold to certain institutional investors for $2.50 pursuant to a registered direct offering and a Section 424B prospectus supplement filed with the SEC on December 20, 2015 (the “December Pro Supp”), (ii) 1,036,140 shares of DSKX Common Stock issuable upon the exercise of outstanding options or warrants, and (iii) 1,500,000 shares of DSKX Common Stock issuable upon exercise of warrants to be issued in a private placement described in the December Pro Supp; and (b) 30,000,000 shares of preferred stock, $0.001 par value per share, containing such rights and privileges as the board of director of DSKX may determine from time to time, of which no shares of preferred stock are outstanding. DSKX Common Stock is presently eligible for quotation and trading on the Nasdaq Capital Markets (“Nasdaq”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. Except as contemplated and actually disclosed by the Transaction Documents or as described in Section 4.3(a) of DSKX Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which DSKX is a party or which are binding upon DSKX providing for the issuance or redemption of any of its capital stock. Except as set forth in Section 4.3(a) of DSKX Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to DSKX. Except as contemplated and actually disclosed by the Transaction Documents, there are no agreements to which DSKX is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of DSKX. There are no agreements among other parties, to which DSKX is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of DSKX. All of the issued and outstanding shares of Parent Common Stock were issued and remain in compliance with applicable federal and state securities laws. The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws..

(ii)         The DSXK Subsidiaries are listed on Section 4.3(b) of the DSKX Disclosure Schedule. Except as set forth on Section 4.3(b) of the DSKX Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other DSKX Contracts that could require DSKX or the DSKX Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to DSKX or the DSKX Subsidiaries. No DSKX Group member is a Party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the securities of the DSKX Subsidiaries.

39

(iii)        None of the DSKX Subsidiaries owns, directly or indirectly, any other Subsidiary, and other than the DSKX Subsidiaries, DSKX does not have any direct or indirect Subsidiary.

Section 4.4 Financial Statements.

(i)          All reports, schedules, forms, statements and other documents that were required to be filed prior to the date hereof by DSKX with the SEC pursuant to the reporting requirements of the Exchange Act, as amended, are referred to herein as the “SEC Documents.” All such SEC Documents are available on the EDGAR system. As of their respective dates, the disclosures and other information within the SEC Documents that related to the DSKX Business or the DSKX Business Assets complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact related to the DSKX Business or the DSKX Business Assets or omitted to state a material fact related to the DSKX Business or the DSKX Business Assets required to be stated therein or necessary in order to make the statements therein with respect to the DSKX Business and/or the DSKX Business Assets, in light of the circumstances under which they were made, not misleading.

(ii)         The DSKX Group Financial Statement (including the notes thereto, if any) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the assets and liabilities of the DSKX Group the financial condition of the DSKX Business and its results of operations as of such dates and for the periods specified; provided, however, that the unaudited DKSX Group Financial Statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments, the effect of which is not material to the presentation thereof.

(iii)        As soon as practicable and prior to the Closing Date, DSKX shall cause to be audited in accordance with GAAP by the independent accountants for DSKX, the consolidated balance sheet of the DSKX Group as at December 31, 2015, and the consolidated statement of operations, statement of cash flows and statement of shareholders equity of the DSKX Group for the twelve months ended December 31, 2015, including applicable footnotes and schedules thereto (collectively, the “2015 DSKX Group Financial Statements”). Such 2015 DSKX Group Financial Statements shall be delivered to DSKX prior to the Closing Date and included in the DSKX Proxy Statement for the DSKX Stockholders Meeting.

Section 4.5 No Indebtedness or Undisclosed Liabilities. Except as set forth in Section 4.5 of the DSKX Disclosure Schedule, the DSKX Group have no Indebtedness or liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities reflected or reserved against in the December 31, 2015 Balance Sheet of the DSKX Group (the “2015 DSKX Balance Sheet”), (ii)  liabilities incurred in the Ordinary Course of Business since the date of the 2015 DSKX Balance Sheet, (iii) any liabilities or obligations explicitly disclosed in the DSKX Disclosure Schedule as such, (iv) future performance obligations under material DSKX Business Contracts or Employee Benefit Plans that did not result from any breach or default thereunder, and (v) obligations to comply with applicable Legal Requirements that did not result from any breach or default thereunder which could reasonably be expected to have a Material Adverse Effect.

40

Section 4.6 Absence of Changes. Since September 30, 2015, except as set forth in Section 4.6 of the DSKX Disclosure Schedule, the DSKX Business of the DSKX Group has been operated in the Ordinary Course of Business in all material respects and there has been, with respect to the DSKX Business, no:

(i)          event that has had or would reasonably be expected to have a Material Adverse Effect;

(ii)         change in the authorized or issued equity securities; grant of any option or right to purchase equity securities of the DSKX Subsidiaries; issuance of any security convertible into such equity securities; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by the DSKX Subsidiaries of any such equity securities;

(iii)        amendment to the articles or certificates of incorporation, bylaws or other organizational documents of DSKX, Merger Sub or the DSKX Subsidiaries;

(iv)        payment or increase by any member of the DSKX Group of any bonuses, salaries, or other compensation to any director, officer, or employee of the DSKX Business, in each case, other than as required by any existing Contract, Legal Requirement or the terms of an Employee Benefit Plan, or entry into any employment, severance, or similar Contract with any director, officer, or employee of the DSKX Business;

(v)         adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of the DSKX Business;

(vi)        dividends or distributions of cash or other property have or shall be made by any member of the DSKX Group to any stockholders of DSKX or its other Affiliates;

(vii)       damage to or destruction or loss of any asset or property of the DSKX Business, whether or not covered by insurance, that materially and adversely affects the properties, assets, business, financial condition, or prospects of the DSKX Business or the DSKX Business Assets, taken as a whole;

(viii)      entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement that is material to the DSKX Business, (ii) any material Contract included in the DSKX Business Assets or transaction involving the DSKX Business with a total remaining commitment by or to any member of the DSKX Group that is or is reasonably expected to be in excess of $100,000, or (iii) any other material DSKX Business Contract, in each case, other than in the Ordinary Course of Business;

41

(ix)         sale, lease or other disposition of any DSKX Business Assets, other than (i) in the Ordinary Course of Business, (ii) assets or property having an aggregate value of less than $25,000, or (iii) payments of cash dividends;

(x)          mortgage, pledge, or imposition of any Lien (other than Permitted Liens) on any DSKX Business Asset;

(xi)         cancellation or waiver of any claims or rights with respect to a DSKX Business Asset with a value in excess of $25,000;

(xii)        material change in the accounting methods or policies used by any member of the DSKX Group in respect of the DSKX Business; or

(xiii)       agreement, whether oral or written, by any member of the DSKX Group to do any of the foregoing in respect of the DSKX Business.

Section 4.7 Title to Assets; Condition; Inventory; Accounts Receivable.

(i)          Except as set forth in Section 4.7 of the DSKX Disclosure Schedule, the DSKX Group, and one or more of their direct or indirect Subsidiaries, collectively have good and marketable title to, or a valid and binding leasehold interest in or right to use, all of the DSKX Business Assets, free and clear of all Liens except for Permitted Liens. The DSKX Business Assets comprise all assets that are primarily used in, or otherwise necessary for, the operation of the DSKX Business as conducted immediately prior to the Closing. The DSKX Business Assets are sufficient for the continued conduct of the DSKX Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(ii)         The buildings, plants, structures, and equipment of the DSKX Group are (i) structurally sound, (ii) in good operating condition and repair, ordinary wear and tear excepted, and (iii) adequate for the uses to which they are being put, in each case, in all material respects.

(iii)        All Inventory of the DSKX Group consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All of the Inventory of the DSKX Group is owned by the DSKX Group free and clear of all Liens, except for Permitted Liens, and no Inventory owned by the DSKX Group is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) owned by the DSKX Group are not excessive, but are reasonable in the present circumstances of the DSKX Group.

(iv)        All Accounts Receivable of the DSKX Group held by any of the DSKX Group have arisen from bona fide, arm’s length transactions entered into by the DSKX Group involving the sale of goods or the rendering of services in the Ordinary Course of Business and there is no pending or, to DSKX’s Knowledge, threatened dispute regarding such Accounts Receivable.

42

Section 4.8 Compliance with Laws; Permits. Section 4.8 of the DSKX Disclosure Schedule correctly lists each Permit that is material to the operation of the DSKX Group as conducted immediately prior to the Closing, together with the name of the Governmental Entity issuing such Permit. Each such Permit is valid and in full force and effect, no DSKX Group member is in default in any material respect under, and, to DSKX’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit and none of such Permits will be terminated, become terminable or otherwise be materially and adversely affected solely as a result of the transactions contemplated hereby. The DSKX Group have made all material filings with Governmental Entities necessary to conduct and operate the DSKX Business as currently conducted or operated and, with respect to the DSKX Subsidiaries, to permit the DSKX Subsidiaries to own or use their assets in the manner in which such assets are currently owned or used. The DSKX Group is in compliance with all applicable Legal Requirements relating to the operation of the DSKX Business, except where non-compliance could not have a Material Adverse Effect.

Section 4.9 Proceedings; Orders. Except as set forth on Section 4.9 of the DSKX Disclosure Schedule, there is no pending or, to DSKX’s Knowledge, threatened Proceeding (or any reasonable basis therefor) (i) that challenges the validity of this Agreement or any action taken or to be taken by the DSKX or Merger Sub in connection herewith or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) that has been commenced by or against any member of the DSKX Group or any of their respective assets, officers or directors that would adversely affect the DSKX Group or the DSKX Business Assets. Except as set forth on Section 4.9 of the DSKX Disclosure Schedule, there is no Order to which any member of the DSKX Group, the DSKX Business or the DSKX Business Assets is subject.

Section 4.10 Tax Matters. Except as set forth in Section 4.10 of the DSKX Disclosure Schedule:

(i)          All income, franchise and material Tax Returns required to be filed by or with respect to DSKX, the DSKX Business, the DSKX Business Assets and the DSKX Subsidiaries have been timely filed (taking into account all validly-obtained extensions). All such Tax Returns are true, correct, and complete in all material respects and all material Taxes (including, without limitation, VAT Taxes) due and owing (whether or not shown on such Tax Returns) have been paid. Solely with respect to the DSKX Business and the DSKX Business Assets, each member of the DSKX Group has complied with all material Legal Requirements relating to the withholding of Taxes and has withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, company clinician, independent contractor, creditor, stockholder, or other third Party. No DSKX Group member has received any notice that any Taxing Authority has threatened that it is in the process of imposing any lien for Taxes (other than a Permitted Lien) on the DSKX Business Assets, including assets of the DSKX Subsidiaries, for the failure to pay any Taxes. No material deficiencies or assessments for any Taxes have been or are being asserted, or to DSKX’s Knowledge, proposed or threatened against DSKX, the DSKX Subsidiaries, the DSKX Business or the DSKX Business Assets.

43

(ii)         No material Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the DSKX Group (other than the DSKX Subsidiaries where the DSKX Subsidiaries file Tax Returns, separately from DSKX and its Affiliates), or with respect to the DSKX Business Assets or the DSKX Business. No Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the DSKX Subsidiaries (where the DSKX Subsidiaries file Tax Returns, separately from DSKX and its Affiliates). No DSKX Group member has received any written notice (or to DSKX’s Knowledge, any threat) of any such audits or Proceedings as described in this Section 4.10(b).

(iii)        No written claims (or, to DSKX’s Knowledge, oral claims) have ever been made by a Taxing Authority in a jurisdiction in which the DSKX Subsidiaries do not file Tax Returns that DSKX or the DSKX Subsidiaries is or may be subject to taxation by that jurisdiction.

(iv)        There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the DSKX Subsidiaries were or are due to be filed.

(v)         There are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of the DSKX Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of the DSKX Business Assets or any property owned or leased by DSKX or the DSKX Subsidiaries or any other matter pending between the DSKX Subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(vi)        No DSKX Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(vii)       No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the DSKX Subsidiaries that would have continuing effect after the Closing Date;

(viii)      Neither DSKX nor Merger Sub is a “foreign person” as that term is defined in Section 1445 of the Code;

(ix)         Since the date of its formation, the DSKX Subsidiaries (i) have been classified as and properly treated as a regarded entity for U.S. federal income tax purposes and applicable provisions of state and local law, and (ii) have not made an election to be treated as other than a corporation for U.S. federal, state or local income tax purposes;

(x)          The DSKX Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable Period (other than a Pre-Closing Taxable Period) as a result of any:

(i)          use of an improper method of accounting for a Taxable Period ending on or before the Closing Date;

44

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or foreign Tax Legal Requirements) executed on or during the Pre-Closing Tax Period;

(iii)        installment sale or open transaction disposition made during the Pre-Closing Tax Period; or

(iv)        prepaid amount received on or prior to the Closing Date.

(xi)         Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties in this Section 4.10 are the sole and exclusive representations and warranties of DSKX and Merger Sub concerning Tax matters, and (ii) cannot be relied upon with respect to Tax liabilities to the extent attributable to a Post-Closing Tax Period (using the methodology of Section 9.3 for the purpose of allocating Straddle Period Taxes), except to the extent that such Tax liabilities result from the breach of any of the representations in Section 4.10(j).

Section 4.11 Environmental Matters.

(i)          Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)          The operation of the Business by the DSKX Group is, and has been, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the DSKX Business as currently conducted.

(ii)         With respect to the operation of the DSKX Business, except in compliance, in all material respects, with applicable Environmental Laws, the DSKX Group have not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances at any Leased Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances.

(iii)        The DSKX Group have not received written notice of and there is no Proceeding pending, or to DSKX’s Knowledge, threatened against any of the DSKX Group, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility on any of the DSKX Group for any investigation, cleanup, removal, or containment of Hazardous Substances or any other remediation or compliance under any Environmental Law. None of the DSKX Group is subject to any Order or written agreement by or with any Governmental Entity imposing any liability or obligation with respect to any of the foregoing.

(iv)        The DSKX Group have all Permits necessary for the conduct of the DSKX Business that are required under applicable Environmental Laws and are in compliance, in all material respects, with the terms and conditions of all such Permits.

45

(v)         The DSKX Group have provided or made available to PHMD all final unprivileged environmental reports, assessments, audits, studies, investigations and data, if any, in its custody or possession concerning the DSKX Business or the Leased Real Property.

(vi)        To DSKX’s Knowledge, none of the transactions contemplated by this Agreement or the Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental “transfer law.”

(ii)         The representations and warranties in this Section 4.11 are the sole and exclusive representations of DSKX and the DSKX Group concerning environmental matters, including, without limitation, any matters arising under Environmental Laws.

Section 4.12 Intellectual Property.

(i)          Section 4.12(a) of the DSKX Disclosure Schedule, sets forth a complete list of all Intellectual Property owned, leased, licensed or otherwise used by any member of the DSKX Group in connection with the conduct of the DSKX Business and operation of the DSKX Business Assets.

(ii)         Except as set forth in Section 4.12(b) of the DSKX Disclosure Schedule, the Intellectual Property constitutes all material Intellectual Property that is necessary for the operation of the DSKX Business as conducted immediately prior to the Closing. The applicable member of the Radiancy Group set forth in Section 4.12(b) of the DSKX Disclosure Schedule, have good title to, or a valid and binding license to, all of the Intellectual Property, free and clear of all Liens.

(iii)        Except as set forth in Section 4.12(c) of the DSKX Disclosure Schedule, there is no pending or, to DSKX’s Knowledge, threatened Proceeding by any Person: (i) challenging the applicable DSKX Group’s rights in or to any Intellectual Property; (ii) challenging the validity, enforceability or scope of any Intellectual Property; or (iii) asserting that any Intellectual Property infringes, misappropriates or otherwise violates, or would upon the commercialization of any product or service under development violate, the Intellectual Property of any Person. This Section 4.12(c) constitutes the sole representation and warranty of the DSKX Group under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the DSKX Group of the Intellectual Property of any other Person.

(iv)        Except as set forth in Section 4.12(d) of the DSKX Disclosure Schedule, no third Person has rights to any Intellectual Property. No Person is infringing, misappropriating or otherwise violating any Intellectual Property. The DSKX Group, or one or more of its members, as applicable, have taken all steps reasonably necessary to secure their interest in Intellectual Property, including obtaining all necessary assignments from each of its employees, consultants and contractors pursuant to a written agreement containing a present tense assignment of all Intellectual Property created by such employee, consultant or contractor. The DSKX Group, or one or more of its members, as applicable, have taken commercially reasonable steps to protect and maintain all Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets.

46

Section 4.13 Real Estate. The DSKX Group does not own any real property that is used in the operation of the DSKX Business. Section 4.13 of the DSKX Disclosure Schedule contains a true, complete and accurate list of the Leased Real Estate, including, each relevant Lease, the date of such Lease and any amendments thereto. Except as would not, individually or in the aggregate, be material to the DSKX Business, (i) each member of the DSKX Group has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease to it for the full term of the respective Lease, free and clear of any Liens other than Permitted Liens, (ii) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (iii) no DSKX Group member nor, to DSKXs Knowledge, any third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Lease. Except as set forth on Section 4.13 of the DSKX Disclosure Schedule, the DSKX Group have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor have the DSKX Group entered into with any other Person any sublease, license or other agreement that is material to the DSKX Business and that relates to the use or occupancy of all or any portion of the Leased Real Estate.

Section 4.14 Employee Benefits.

(i)          Section 4.14(a) of the DSKX Disclosure Schedule sets forth a true, complete and accurate list of all material Employee Benefit Plans. DSKX has delivered or otherwise made available to PHMD: (i) copies of all material documents embodying and relating to each Employee Benefit Plan, including the plan document, all amendments thereto and all related trust documents; (ii) the most recent annual report (Form 5500), if any, required under ERISA or the Code in respect of each Employee Benefit Plan; (iii) the most recent actuarial report (if applicable) for all Employee Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. Other than as set forth in Section 411(d)(3) of the Code, there are no restrictions on the ability of the sponsor of each Employee Benefit Plan to amend or terminate any Employee Benefit Plan, and the sponsor of each Employee Benefit Plan has reserved such rights to amend or terminate such Employee Benefit Plan.

(ii)         (i) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its tax-qualified status under the Code and, to DSKX’s Knowledge, no event has occurred that would reasonably be expected to cause the loss of such qualification, (ii) all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Employee Benefit Plan required to be paid by the DSKX Group pursuant to the terms of an Employee Benefit Plan or by applicable Legal Requirement with respect to all prior periods have been made or provided for by the DSKX Group in accordance with the provisions of such Employee Benefit Plan or applicable Legal Requirement, (iii) no Proceeding has been instituted or, to DSKX’s Knowledge, is threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), (iv) each Employee Benefit Plan complies in form and has been established, administered and maintained in all material respects in accordance with its terms and applicable Legal Requirements, including, without limitation, ERISA and the Code, (v) no Employee Benefit Plan is under an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity, (vi) no Employee Benefit Plan provides any post-retirement health and welfare benefits to any current or former employee of the DSKX Group, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement, and (vii) no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan, and no circumstance has occurred that would subject the DSKX Group to a Tax or penalty imposed by either Section 502(i) of ERISA or Section 4975 of the Code.

47

(iii)        No Employee Benefit Plan to which the DSKX Group or any ERISA Affiliate made, or was required to make, contributions, or which any of them maintained or sponsored, during the past six years, is subject to Title IV of ERISA. Neither the DSKX Group nor any ERISA Affiliate contributes to, or has during the past six years contributed to, a Multiemployer Plan.

(iv)        Except as set forth on Section 4.14(d) of the DSKX Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not give rise to any liability under any Employee Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former employee, officer, director, stockholder or other service provider of the DSKX Group or any direct or indirect Subsidiary thereof engaged in the DSKX or their beneficiaries. No amount that could be reasonably expected to be received (i) by a Business Employee (whether in cash or property), as a result of the consummation of the transactions contemplated by this Agreement, or (ii) by any employee, officer, director, stockholder or other service provider under any Employee Benefit Plan or otherwise would not be expected to be deductible by reason of Section 280G of the Code or would be subject to the excise Tax under Section 4999 of the Code. The DSKX Group has no indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or Section 409A of the Code.

(v)         The representations and warranties in this Section 4.14 are the sole and exclusive representations and warranties of DSKX related to the employee benefit matters addressed by such Section 4.14.

Section 4.15 Contracts.

(i)          Section 4.15(a) of the DSKX Disclosure Schedule sets forth an accurate list of the following Contracts to which any member of the DSKX Group engaged in the DSKX Business is a Party or by which any member of the DSKX Group is bound that is primarily used in, or otherwise necessary for, the operation of the DSKX Business (collectively, the “DSKX Business Contracts”):

48

(i)          each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials by any member of the DSKX Group engaged in the DSKX Business of an amount or value in excess of $25,000;

(ii)         each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials to any member of the DSKX Group engaged in the DSKX Business of an amount or value in excess of $25,000;

(iii)        each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000);

(iv)        each DSKX Contract in respect of Intellectual Property (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third Party for the DSKX Business);

(v)         each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vi)        each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any member of the DSKX Group with any other Person;

(vii)       any agreement relating to indebtedness for borrowed money or extensions of credit;

(viii)      each Contract containing covenants that restrict the business activity of any member of the DSKX Group, including, but not limited to, any exclusivity covenants, or limit the freedom of any member of the DSKX Group to engage in any line of business or to compete with any Person;

(ix)         any agreement providing for indemnification by any member of the DSKX Group, other than indemnification provided to customers or vendors in the Ordinary Course of Business;

(x)          any employment or consulting Contract with any Business Employee, or any consultant or contractor of the DSKX Business, other than at-will arrangements that do not include severance or “change of control” provisions; and

(xi)         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(ii)         Except as set forth in Section 4.15(b) of the DSKX Disclosure Schedule, as of the date hereof, all of the DSKX Business Contracts are in full force and effect and are enforceable in accordance with their terms except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

49

(iii)        Except as set forth in Section 4.15(c) of the DSKX Disclosure Schedule, as of the date hereof, no DSKX Group member is in breach in any material respect of or default under (and to DSKX’s Knowledge, no event has occurred which with notice or the passage of time or both would constitute a breach in any material respect of or default under) any DSKX Business Contract nor, to DSKX’s Knowledge, is any other Party to any such DSKX Business Contract in breach in any material respect of or default under such DSKX Business Contract.

Section 4.16 Labor Matters. Since February 1, 2012, no member of the DSKX Group or any predecessor in interest thereto has been or is a Party to any collective bargaining agreement. There is no material strike, work stoppage, walkout, slowdown or picketing by any Business Employees, nor is any material grievance proceeding in progress or pending, or to DSKX’s Knowledge, threatened, between any member of the DSKX Group, on the one hand, and any Business Employee or any union or collective bargaining unit, on the other hand. Since February 1, 2012, (i) each member of the DSKX Group has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, worker classification, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings and (ii) there has not been, there is not presently pending or existing, and, to DSKX’s Knowledge, there is not threatened, any complaint, charge or Proceeding against the DSKX Group relating to an alleged material violation of any Legal Requirement pertaining to labor relations or employment matters.

Section 4.17 Insurance. All policies of insurance existing on the date hereof relating to the DSKX Business, the DSKX Business Assets and the Business Employees (except for any such policies maintained to provide benefits to employees under an Employee Benefit Plan) are listed on Section 4.17 of the DSKX Disclosure Schedule, are in full force and effect, and no DSKX Group member is in default in any material respect with respect to its obligations under any such insurance policies. All premiums and other payments due from any member of the DSKX Group prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date hereof. Except as set forth on Section 4.17 of the DSKX Disclosure Schedule, there is no material insurance claim by any member of the DSKX Group pending under any of the policies in respect of the DSKX Business.

Section 4.18 Affiliate Transactions. Except as set forth in Section 4.18 of the DSKX Disclosure Schedule, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters on arms’ length terms) between the DSKX Subsidiaries, on the one hand, and DSKX or any stockholder, director or executive officer of any member of the DSKX Group or any member of such stockholder’s, director’s or executive officer’s immediate family, or any Affiliate of such stockholder, director or executive officer on the other hand (other than agreements related to their employment on arms’ length terms). Except as set forth in Section 4.18 of the DSKX Disclosure Schedule, no director or executive officer of a DSKX Group owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an executive officer or director of, any supplier or other Person (other than the other DSKX Group members) which has a material business relationship with a DSKX Group member.

50

Section 4.19 Brokerage. Except as set forth on Section 4.19 of the DSKX Disclosure Schedule, no DSKX Group member has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which PHMD or any Radiancy Group Member could become liable or obligated.

Section 4.20 Regulatory Matters. Except as set forth in Section 4.20 of the DSKX Disclosure Schedule: (a) no DSKX Group member has received, in respect of the DSKX Business, any written notice of adverse filing, warning letter, untitled letter or other written correspondence or written notice from the U.S. Food and Drug Administration, any comparable Governmental Agency in Europe or any other country or any other United States or foreign Governmental Entity, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FFDCA”) or any comparable statute of any foreign Governmental Entity; (b) each of DSKX and each DSKX Subsidiary is in compliance in all material respects with applicable health care laws, including without limitation, the FFDCA, and the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and the regulations promulgated pursuant to such laws, and comparable state laws (collectively, “Health Care Laws”); (c) each DSKX Group member is in compliance in all material respects with applicable anti-trust and trade practice laws, including regulations promulgated by the Federal Trade Commission or any comparable foreign Governmental Entity, (d) no DSKX Group member has received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Permits required by the Health Care Laws or other Laws that are applicable to the DSKX Business, which has not been resolved in such DSKX Group member’s favor; and (e) no DSKX Group member has, in respect of the DSKX Business, either voluntarily or involuntarily, initiated, conducted, issued or caused to be initiated, any recall, market withdrawal, safety alert, post-sale warning, “dear doctor” letter, or other notice or action material to the DSKX Business relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to DSKX’s Knowledge, no Person has initiated or conducted any such notice or action against any member of the DSKX Group. To DSKX’s Knowledge (without the requirement for inquiry or investigation), the research, studies and tests conducted by or on behalf of each DSKX Group member have been conducted with reasonable care and in accordance in all material respects with experimental protocols, procedures and controls adopted by such DSKX Group member pursuant to all Health Care Laws and Permits required by the Health Care Laws that are applicable to the DSKX Business or to such DSKX Group member.

Section 4.21 Foreign Corrupt Practices; OFAC. No DSKX Group member nor, to DSKX’s Knowledge, any director, officer, agent, employee or other person acting on behalf of any member of the DSKX Group has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. No DSKX Group member nor, to DSKX’s Knowledge, any director, officer, agent, employee or Affiliate of any member of the DSKX Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

51

Section 4.22 Accounting and Disclosure Controls. Each DSKX Group Member maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions related to the DSKX Business are executed in accordance with management’s general or specific authorizations, (ii) transactions related to the DSKX Business are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. DSKX maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by DSKX in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by DSKX in the reports that it files or submits under the Exchange Act is accumulated and communicated to DSKX’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve (12) months prior to the date hereof, DSKX has not received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of DSKX.

Section 4.23 SEC Reports. DSKX has furnished or made available to PHMD complete and accurate copies, as amended or supplemented, of its (a) Registration Statements for registering securities under the Securities Act, and (b) all reports required to be filed under the Exchange Act, including (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, as filed with the SEC, which contained audited balance sheets of DSKX as of December 31, 2014 and 2013, and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2015, (iii) all other reports filed by DSKX under Section 13 or subsections (a) or (iv) of Section 14 of the Exchange Act with the SEC (such of the foregoing filings with the SEC are collectively referred to herein as the “DSKX SEC Reports”). The DSKX SEC Reports constitute all of the documents required to be filed or furnished by DSKX with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The DSKX SEC Reports have complied and remain compliant in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the DSKX SEC Reports. As of their respective dates, the DSKX SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain, and they currently do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the DSKX Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

52

Section 4.24 Off-Balance Sheet Arrangements. Neither DSKX nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among any member of the DSKX Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, DSKX or any of its Subsidiaries in DSKX’s or any member of the DSKX Group’s published financial statements or other DSKX SEC Reports.

Section 4.25 Accountants. Marcum, LLP (the “DSKX Auditor”) is and has been throughout the periods covered by the financial statements of DSKX for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to DSKX within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as set forth on Section 4.25 of the DSKX Disclosure Schedule, the report of the DSKX Auditor on the financial statements of DSKX for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to DSKX’s ability to continue as a going concern. During DSKX’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the DSKX Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the DSKX Auditor.

Section 4.26 Minute Books. The minute books and other similar records of DSKX and each of the DSKX Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) of the DSKX Group or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. DSKX has provided true and complete copies of all such minute books and other similar records to PHMD’s representatives.

Section 4.27 Board Action. DSKX’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of DSKX and its stockholders and is on terms that are fair to such DSKX stockholders, (b) has caused DSKX and the Board of Directors of Merger Sub, to approve the Merger and this Agreement by unanimous written consent, (c) adopted this Agreement in accordance with the provisions of the DGCL, and (d) directed that this Agreement and the Merger be submitted to the DSKX stockholders for their adoption and approval and resolved to recommend that the DSKX stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

53

ARTICLE V

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Public Announcements; SEC Filings. Neither PHMD, Radiancy, DSKX nor Merger Sub, or any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, except as may be required by listing requirements or Legal Requirements. Notwithstanding the foregoing, the Parties have prepared a joint press release to be issued by the Parties immediately following the execution of this Agreement. The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all reports, including current reports on Form 8-K and comments thereto, in connection with this Agreement and the transactions contemplated hereby.

Section 5.2 Transaction Expenses; Transfer Taxes.

(i)          DSKX and Merger Sub shall bear all fees and expenses incurred by DSKX, Merger Sub and its Representatives in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby. PHMD and Radiancy shall bear all fees and expenses incurred by PHMD or the Radiancy Group in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

(ii)         Notwithstanding anything to the contrary in this Agreement, all stamp, transfer, documentary, sales, use, registration and other such Taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”), and the reasonable costs of preparing and filing the Tax Returns associated therewith, will be borne solely by PHMD. All Tax Returns with respect to Transfer Taxes shall be prepared and filed by the Person that customarily is responsible for the filing of such Tax Returns. The Parties shall reasonably cooperate with one another to lawfully minimize Transfer Taxes.

Section 5.3 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things not inconsistent with this Agreement, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents. In addition, and without limitation of the foregoing, in the event that PHMD or any of its Subsidiaries (other than the Radiancy Group) shall, following the Closing, come into possession of any of the Business Assets, PHMD shall promptly cause the transfer of such Business Assets to the Surviving Corporation and shall take such actions reasonably requested by the Surviving Corporation to memorialize such transfer.

Section 5.4 Post-Closing Access. Following the Closing, DSKX and the Surviving Corporation shall, and shall cause the Radiancy Foreign Subsidiaries to, provide to PHMD and its Representatives reasonable access to the personnel, representatives, attorneys, accountants, properties, books and records of the Radiancy Group and the Business upon reasonable advance written notice during regular business hours, and will permit PHMD to make copies of any such information in each case to the extent necessary for PHMD to comply with its obligations to the SEC or otherwise under the Exchange Act and as required for audit purposes.

54

Section 5.5 Employees; Employees Benefit Plans.

(i)          As at the Closing Date, Dr. Dolev Rafaeli, Dennis M. McGrath and all other officers and directors of PHMD who are not presently fully-time Business Employees of the members of the Radiancy Group shall (A) tender their resignations as officers of Radiancy and each of the Radiancy Foreign Subsidiaries, and (B) waive all rights to severance pay, termination pay or any accrued bonuses or other remuneration payable to them by the Radiancy Group or any member thereof. All Business Employees of Radiancy and each of the Radiancy Foreign Subsidiaries shall be offered an opportunity to continue in the employment of the Surviving Corporation and each of the Radiancy Foreign Subsidiaries for a period of not less than 90 days following the Closing Date and the Effective Time of the Merger. In the event and to the extent that DSKX or the Surviving Corporation do not comply with the covenant set forth in the preceding sentence, or the laws of the jurisdiction in which any Foreign Subsidiary is organized require a longer waiting period than under the WARN Act prior to discharging or terminating any such employee, the Surviving Corporation shall be liable to pay any and all termination or severance pay or benefits to any Business Employee of the Radiancy Group so terminated or discharged.

(ii)         Subject at all times to DSKX’s and the Surviving Corporation’s compliance with Section 5.5(a) above, PHMD shall be solely responsible for, and liable to pay, severance (if any) that becomes due to a Business Employee of the Radiancy Group. DSKX and the Surviving Corporation are responsible for the provision of health plan continuation coverage in accordance with the requirements of Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement to any Business Employee of the Radiancy Group who (x) voluntarily (not constituting a constructive discharge) resigns his or her employment with the applicable Radiancy Group member and does not continue employment with such Radiancy Group member on or after the Closing Date, or (y) does not continue employment with the Company or any of their Affiliates on or after the Closing Date or (z) is a former Business Employee of the Radiancy Group as of the Closing Date.

(iii)        As soon as reasonably practicable after the Closing Date or such later date agreed to by the Parties, but in no event later than June 30, 2016, DSKX or the Surviving Corporation shall take, or shall cause one of its Affiliates to take, all actions necessary to implement and establish “employee benefit plans” within the meaning of Section 3(3) of ERISA and a 401(k) plan intended to be qualified under Section 401(a) of the Code (collectively, “Applicable Plans”) in which the Business Employees shall be eligible to participate from and after the date of establishment. For purposes of determining eligibility to participate, vesting and benefit accrual in the Applicable Plans, the service of each Business Employee prior to the Closing Date shall be treated as service with the applicable member of the Radiancy Group, to the extent recognized by PHMD prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and DSKX shall not be required to provide service credit for benefit accrual purposes under any DSKX Plan that is a defined benefit pension plan. In addition, subject to applicable Legal Requirement, DSKX shall use its best efforts to ensure that the Applicable Plans waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Business Employees under any DSKX Plan in which such Business Employees may be eligible to participate after the Closing Date.

55

(iv)        All Business Employees shall cease to participate in any Employee Benefit Plan sponsored by PHMD. PHMD shall retain all liabilities accrued through the Closing Date in respect of such Business Employees’ participation in PHMD Benefit Plans. From and after the Closing Date, DSKX and the Surviving Corporation shall assume and become sponsor of, by operation of Law, all Employee Benefit Plans maintained for Business Employees of the Radiancy Group and have the reimbursement obligations to PHMD with respect to the costs and expenses associated with participation by the Business Employees in any Employee Benefit Plans sponsored by PHMD or any of their Affiliates.

(v)         Nothing contained in this Section 5.5, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Employee Benefit Plan or Applicable Plan or, except as expressly set forth in this Section 5.5, constitute a limitation on rights to amend, modify, merge or terminate after the Closing Date any Employee Benefit Plan or Applicable Plan, (ii) give any current or former employee, officer, director or other independent contractor (including any beneficiary or dependent of the foregoing) of the Parties or their respective Affiliates any third Party beneficiary or other rights, or (iii) except as explicitly set forth in this Section 5.5, obligate DSKX or any of its Affiliates to (A) maintain any particular Employee Benefit Plan or Applicable Plan, or (B) retain the employment or services of any current or former employee, officer, director or other service provider.

Section 5.6 Non-Compete and Non-Solicitation.

(i)          PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its Affiliates shall, either directly or indirectly, alone or with others, engage in, own, manage, operate, finance, control, or provide services to, any Person that sells, distributes or otherwise provides, for use any of the Consumer Products; provided, that nothing in this Section 5.6(a) shall preclude PHMD or any of its Affiliates from owning, solely as an investment, up to 5% of any Person engaged in any such business.

(ii)         PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its directors or Affiliates shall, without the prior written consent of Merger Sub, directly or indirectly solicit the employment or services of, or retain, any Continuing Employee; provided, that the restrictions contained in this Section 5.6(b) shall not apply to solicitations through job fairs or general solicitations or advertisements not directed at any particular individual.

(iii)        PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its Affiliates shall, without the prior written consent of Merger Sub, knowingly cause or attempt to cause any customer of the Business to reduce or terminate its business relationship with the Surviving Corporation and/or the Foreign Subsidiaries.

56

(iv)        PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its directors or Affiliates shall, without the prior written consent of the DSKX Designees on the DSKX board of directors, directly or indirectly solicit the employment or services of, or retain any Business Employee of any member of the Radiancy Group as of the Closing; provided, that the restrictions contained in this Section 5.6(iv) shall not apply to solicitations through job fairs or general solicitations or advertisements not directed at any particular individual.

(v)         PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its Affiliates shall, without the prior written consent of the DSKX Designees on the DSKX board of directors, knowingly cause or attempt to cause any customer of any Seller or any of their Affiliates to reduce or terminate its business relationship with such Seller or such Affiliate.

(vi)        If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.6(i), (ii), (iii), (iv) or (v) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(vii)       In the event of any breach or attempted breach of any provision contained in Section 5.6(i), (ii), (iii), (iv) or (v), the aggrieved Party shall be entitled to injunctive and other temporary relief without the need to post a bond and, subject to the other limitations herein, to such other and further legal and equitable relief and damages as may be proper.

(viii)      In the event and to the extent that any material Radiancy Business Contracts applicable to the Business and the Business Assets are terminable by the other party thereto as a result of the Merger contemplated hereby, all as listed on Section 3.15 of the Radiancy Disclosure Schedule (the “Applicable Provisions”), PHMD agrees that, for the shorter of the period ending on (i) the date that is four (4) years after the Closing Date, or (ii) the date that the restrictions set forth each of the agreements would otherwise expire in accordance with their terms, PHMD shall, and shall cause its Affiliates to, seek to avoid enforcement, including by way of seeking equitable remedies and/or damages, the restrictions set forth in the Applicable Provisions for the benefit of DSKX and each member of the Radiancy Group. In such connection, DSKX or the Surviving Corporation shall reimburse PHMD for any such costs and expenses incurred in connection with compliance with the provisions of this Section 5.6(viii).

Section 5.7 Use of Corporate Names. On the Closing Date, PHMD shall provide DSKX with a two-year fully-paid license to use the word “Photomedex” in connection with its operation of the Professional Products Business. Conversely, neither PHMD nor any remaining Subsidiary of Affiliate of PHMD shall, following the Closing Date, use the name “Radiancy” or any of the trade names, copyrights or other Intellectual Property relating to the Professional Products to be sold by DSKX or any of its Subsidiaries following the Closing Date or the “Consumer Products” to be sold by DSKX or any of its Subsidiaries under the Photomedex Technology Merger Agreement, except as otherwise required in filings with Governmental Authorities.

57

Section 5.8 Photomedex Technology Merger Agreement. On the Closing Date and immediately following the Effective Time of the Merger, all of the transactions contemplated by the Photomedex Technology Merger Agreement shall have been consummated by the applicable Parties thereto.

Section 5.9 Failure to Consummate Mergers; Fiduciary Obligations of PHMD Directors, Break Up Fee and Termination Fees.

(a)          Except as set forth in this Section 5.9, from and after the date of this Agreement, PHMD agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney, accountant or other advisor retained by PHMD or any of its Subsidiaries (collectively, "Representatives") to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the PHMD Board permitted under Section 5.9(b) or Section 5.9(c) or Section 8.1(d) shall not be deemed to be a breach of this Section 5.9(a). PHMD agrees that it will immediately cease and cause to be terminated, and cause its Representatives to cease and cause to be terminated, any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. PHMD agrees that any violation of the foregoing restrictions by any of PHMD's Subsidiaries or any Representative of PHMD or any of its Subsidiaries will be a breach of this Section 5.9(a) by PHMD. PHMD agrees that in the event it releases any Person from, or amends or waives any provision of, any confidentiality, "standstill," non-solicitation or similar agreement to which PHMD or any of its Subsidiaries, including the Radiancy Group or Photomedex Technology is or becomes a party or under which PHMD or any member of the Radiancy Group or Photomedex Technology has or acquires any rights, it shall release DSKX and its Subsidiaries and Representatives of DSKX from, and/or shall waive, all such parallel or analogous provisions of the Confidentiality Agreement. PHMD also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of PHMD.

58

(b)          Notwithstanding anything to the contrary in Section 5.9(a), at any time after the date of this Agreement and prior to obtaining the PHMD Stockholder Approval, PHMD may, in response to an unsolicited bona fide written Acquisition Proposal applicable to (i) PHMD and all of its direct and indirect Subsidiaries, or (ii) both (A) all members of the Radiancy Group (when taken as a consolidated whole) and (B) Photomedex Technology, that did not result from a breach of Section 5.9(a) and that the PHMD Board determines, in the exercise of its good faith judgment (after consultation with its outside legal counsel and its financial advisor) constitutes or may reasonably be expected to lead to a Superior Proposal, and subject to complying with Section 5.9(d) below: (i) furnish information with respect to PHMD, the Radiancy Group and Photomedex Technology to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less restrictive to such Person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for PHMD to be able to comply with its obligations under this Agreement); provided, however, that PHMD shall provide or make available to DSKX any material non-public information concerning the Radiancy Group and Photomedex Technology that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to PHMD; and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, further, that the PHMD Board or any committee thereof may take the actions described in subsections (i) and (ii) above only if the PHMD Board or any committee thereof determines in the exercise of its good faith judgment (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law.

(c)          Except as set forth in this Section 5.9(c), until the termination of this Agreement in accordance with the terms hereof, neither the PHMD Board nor any committee thereof shall: (i) (A) fail to make or withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to DSKX or its Subsidiaries, its recommendation of this Agreement or the Photomedex Technology Merger Agreements or the Mergers contemplated hereby or thereby (the "PHMD Board Recommendation"), (B) fail to make a statement in opposition and recommend to PHMD's stockholders rejection of a tender or exchange offer for PHMD's securities initiated by a third party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) Business Days after such tender or exchange offer shall have been announced or commenced by such third party, or (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal concerning PHMD and all its direct and indirect Subsidiaries or the Radiancy Group and Photomedex Technology (any of the foregoing in clauses (A)-(C), a "PHMD Adverse Recommendation Change"), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow PHMD or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.9(b)) (any of the foregoing, an "Acquisition Agreement"). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the PHMD Stockholder Approval, the PHMD Board may in response to a bona fide unsolicited written Acquisition Proposal concerning PHMD and all its direct and indirect Subsidiaries or the Radiancy Group and Photomedex Technology that was made after the date hereof, that did not result from a breach of this Section 5.9, and that the PHMD Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal (x) make an Adverse Recommendation Change if the PHMD Board has determined in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to make such Adverse Recommendation Change would reasonably be expected to breach its fiduciary duties under applicable Law, or (y) cause PHMD to terminate this Agreement pursuant to Section 8.1(d)(iv) and (only if PHMD shall) concurrently with such termination enter into an Acquisition Agreement if the PHMD Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to effect such termination would reasonably be expected to breach its fiduciary duties under applicable Law; provided, however, that PHMD shall not be entitled to terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless, prior to or simultaneously with such termination, PHMD pays by wire transfer of immediately available funds the PHMD Termination Fee in accordance with Section 8.3(b); provided, further, that the PHMD Board shall not be entitled to make an Adverse Recommendation Change in respect of any such Superior Proposal or terminate this Agreement pursuant to Section 8.1(d)(iv) in respect of any such Superior Proposal, and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless:

59

(I)  PHMD has provided to DSKX four Business Days' prior written notice that it intends to take a such action (a "Notice of Designated Superior Proposal"), which notice shall describe in reasonable detail the terms and conditions of any Superior Proposal (including the identity of the party making such Superior Proposal) that is the basis of the proposed action by the PHMD Board (a "Designated Superior Proposal") and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal and all other contemplated transaction documents (including any agreements with any stockholders, directors or employees) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal, and a new four Business Day period); and

(II)  at the end of such four Business Day period, such Acquisition Proposal concerning PHMD and all its direct and indirect Subsidiaries or the Radiancy Group and Photomedex Technology has not been withdrawn and the PHMD Board determines in good faith that such Acquisition Proposal concerning PHMD and all its direct and indirect Subsidiaries or the Radiancy Group and Photomedex Technology continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by DSKX in a binding written offer in response to a Notice of Designated Superior Proposal which is capable of being accepted by PHMD).

(d)          PHMD promptly (and in any event within one Business Day) shall advise DSKX orally and in writing of (i) any written Acquisition Proposal, including any Acquisition Proposal concerning PHMD and all its direct and indirect Subsidiaries or the Radiancy Group and Photomedex Technology, (ii) any written request for non-public information relating to PHMD and all its direct and indirect Subsidiaries, and member of the Radiancy Group or Photomedex Technology, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including any Acquisition Proposal concerning PHMD and all its direct and indirect Subsidiaries or the Radiancy Group and Photomedex Technology, and including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and attach a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to PHMD, PHMD shall summarize in writing the terms and conditions of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal. PHMD shall keep DSKX reasonably and promptly informed in all material respects of the status and details (including any material change or proposed material change to the terms thereof) of any Acquisition Proposal. PHMD shall provide DSKX with prior notice of any meeting of the PHMD Board or any committee thereof at which the PHMD Board or any committee thereof is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry.

60

(e)          Nothing set forth in this Agreement shall prevent PHMD or the PHMD Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) from making any required disclosure to PHMD's stockholders if, in the good faith judgment of the PHMD Board, after consultation with outside legal counsel, failure to disclose such information would reasonably be expected to breach its fiduciary duties under applicable Law; provided, however, that in the case of both clause (i) and clause (ii), any such disclosure, other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, may still be deemed to be a PHMD Adverse Recommendation Change pursuant to Section 5.9(c) unless the PHMD Board expressly publicly reaffirms the PHMD Board Recommendation in such disclosure.

(f)          Until the termination of this Agreement in accordance with the terms hereof, neither the DSKX Board nor any committee thereof shall: (i) (A) fail to make or withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to PHMD or the Radiancy Group and Photomedex Technology, its recommendation of this Agreement, the Photomedex Technology Merger Agreement or the Mergers contemplated hereby the thereby (the "DSKX Board Recommendation"), (B) fail to make a statement in opposition and recommend to DSKX's stockholders rejection of a tender or exchange offer for DSKX's securities initiated by a third party pursuant to Rule 14e-2 promulgated under the Securities Act within ten Business Days after such tender or exchange offer shall have been announced or commenced by such third party, or (C) approve or recommend, or publicly propose to approve or recommend, any inquiry, proposal or offer from any Person or group of Persons other than PHMD or one of its Subsidiaries for (x) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of DSKX (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of DSKX and its Subsidiaries, taken as a whole) or (y) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of DSKX and its Subsidiaries, in each case other than the Merger (a transaction pursuant to clause (C), a “DSKX Acquisition Proposal”) (any of the foregoing in clauses (A)-(C), a "DSKX Adverse Recommendation Change"), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow DSKX or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any DSKX Acquisition Proposal.

61

(g)          Until such time, if any, as this Agreement is terminated pursuant to Section 8.1, DSKX will not, nor will it cause or permit any of their respective Representatives to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than PHMD and its Representatives) relating to any transaction involving the sale of the DSKX Business or any material portion of the property or assets of DSKX or its Subsidiaries or any of the equity interests of DSKX or any of its Subsidiaries, or any merger, consolidation, business combination, or similar transaction involving DSKX or any of its Subsidiaries. From the date hereof through the Closing Date, DSKX will not, directly or indirectly, enter into or authorize, or permit any Representatives of DSKX, any of its Subsidiaries or of any of DSKX’s affiliates, directors, officers or employees to enter into, any agreement or agreement in principle with any third Person for the acquisition of DSKX, any of its Subsidiaries, or any material portion of the respective assets or properties of DSKX or any of its Subsidiaries or any of the equity interests of DSKX or any of its Subsidiaries (a "Third-Party Transaction"). DSKX will inform PHMD in writing by facsimile within twenty-four (24) hours following the receipt by any of DSKX or any of its Representatives of any unsolicited inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any Third-Party Transaction. PHMD acknowledges that the mere receipt by DSKX of an unsolicited inquiry or proposal regarding a Third-Party Transaction will not constitute a breach of the Company' obligations under this Section 5.9(g), but only if DSKX notifies PHMD of such unsolicited inquiry or proposal as required by this Section 5.9(g).

Section 5.10 Preparation of Proxy Statements; PHMD Stockholders Meeting and DSKX Stockholders Meeting.

(a)          As promptly as reasonably practicable, but in any event within thirty (30) days, following the date of this Agreement, PHMD shall, with the assistance of DSKX, and DSKX shall, with the assistance of PHMD, prepare the Proxy Statements and file the Proxy Statements with the SEC. PHMD and DSKX will cooperate with each other in the preparation of the Proxy Statements. Without limiting the generality of the foregoing, each of PHMD and DSKX will furnish to the other in writing the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statements. Each of PHMD and DSKX shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statements as promptly as practicable after receipt thereof. DSKX and PHMD will promptly correct any information provided by it for use in the Proxy Statements, if and to the extent that it shall have become false or misleading in any material respect prior to the respective Stockholders Meetings. DSKX and PHMD shall cause the Proxy Statements, as so corrected, to be filed with the SEC and to be disseminated to its respective stockholders, in each case, as and to the extent required by applicable federal securities laws. DSKX and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement of PHMD before it is filed with the SEC, and PHMD shall give good faith and reasonable consideration to any comments made by DSKX or its counsel. PHMD shall promptly notify and provide to DSKX and its counsel any comments PHMD or its counsel receives from the SEC with respect to the Proxy Statement of PHMD and any request by the SEC for any amendment to the Proxy Statement of PHMD or for additional information. PHMD and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement of DSKX before it is filed with the SEC, and DSKX shall give good faith and reasonable consideration to any comments made by PHMD or its counsel. DSKX shall promptly notify and provide to PHMD and its counsel any comments DSKX or its counsel receives from the SEC with respect to the Proxy Statement of DSKX and any request by the SEC for any amendment to the Proxy Statement of DSKX or for additional information.

62

(b)          As promptly as reasonably practicable and, in any event, no later than forty (40) days following the notification of no further review of the applicable Proxy Statement Statement (each, an “SEC Effectiveness Date”), (i) with respect to the Proxy Statement of PHMD, PHMD, acting through the PHMD Board, shall (A) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the PHMD Stockholder Approval (the "PHMD Stockholders Meeting") and (B) except to the extent that the PHMD Board shall have effected a PHMD Adverse Recommendation Change in accordance with Section 5.9(c), include in the Proxy Statement of PHMD a statement to the effect that the PHMD Board (I) has unanimously determined that the Merger and this Agreement are advisable and (II) unanimously recommends that the PHMD's stockholders vote to adopt this Agreement at the PHMD Stockholders Meeting; provided, however, that PHMD shall be permitted to delay, postpone or cancel the PHMD Stockholders Meeting (but not beyond the Termination Date) if in the good faith judgment of the PHMD Board or any committee thereof (after consultation with its legal counsel) the failure to do so would reasonably be expected to breach the PHMD Board's fiduciary duties under applicable Law, and (ii) with respect to the Proxy Statement of DSKX, DSKX, acting through the DSKX Board, shall (A) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the DSKX Stockholder Approval (the "DSKX Stockholders Meeting") and (B) except to the extent that the DSKX Board shall have effected a PHMD Adverse Recommendation Change in accordance with Section 5.9(f), include in the Proxy Statement of DSKX a statement to the effect that the DSKX Board (I) has unanimously determined that the Merger and this Agreement are advisable and (II) unanimously recommends that the DSKX's stockholders vote to adopt this Agreement at the DSKX Stockholders Meeting; provided, however, that DSKX shall be permitted to delay, postpone or cancel the DSKX Stockholders Meeting (but not beyond the Termination Date) if in the good faith judgment of the DSKX Board or any committee thereof (after consultation with its legal counsel) the failure to do so would reasonably be expected to breach the DSKX Board's fiduciary duties under applicable Law.

63

Section 5.11 Access to Information; Confidentiality.

(a)          From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, DSKX shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to PHMD reasonable access during normal business hours, consistent with applicable Law, to its officers, key management employees, properties, offices, other facilities and books and records, and shall promptly furnish PHMD with all financial, operating and other data and information as PHMD shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit PHMD or its officers, employees or representatives to conduct any environmental testing or sampling or other invasive testing). DSKX shall furnish to PHMD and its Representatives such available financial and operating data as PHMD may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of DSKX or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of DSKX or its Subsidiaries of their normal duties. Neither DSKX nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.

(b)          PHMD and each of its Subsidiaries will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning DSKX and its Subsidiaries furnished to PHMD, its Subsidiaries and/or their respective Representatives in connection with the transactions contemplated by this Agreement and the Photomedex Technology Merger Agreement, except for information that (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of PHMD; (ii) was known to PHMD, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the Company; (iv) was independently developed by PHMD without any use of the Confidential Information of DSKX and by employees of PHMD who have not had access to the Confidential Information, as demonstrated by files created at the time of such independent development; (v) becomes known to PHMD, without restriction, from a source other than DSKX without breach of this Agreement by PHMD and otherwise not in violation of DSKX’s rights; (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that PHMD shall provide prompt notice of such court order or requirement to DSKX to enable DSKX to seek a protective order or otherwise prevent or restrict such disclosure.

(c)          From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, PHMD shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to DSKX reasonable access during normal business hours, consistent with applicable Law, to its officers, key management employees, properties, offices, other facilities and books and records, and shall promptly furnish DSKX with all financial, operating and other data and information as DSKX shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit DSKX or its officers, employees or representatives to conduct any environmental testing or sampling or other invasive testing). PHMD shall furnish to DSKX and its Representatives such available financial and operating data as DSKX may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of PHMD or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of PHMD or its Subsidiaries of their normal duties. Neither DSKX nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by PHMD or (iii) otherwise violate any applicable Law.

64

(d)          DSKX and each of its Subsidiaries will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning PHMD and its Subsidiaries furnished to DSKX, its Subsidiaries and/or their respective Representatives in connection with the transactions contemplated by this Agreement (including any and all information or documents furnished in accordance with the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.12 Conduct of Businesses.     Between the date of this Agreement and the Closing Date, the Parties hereto do hereby agree as follows:

(a)          PHMD shall cause Radiancy and each other member of the Radiancy Group to conduct the Radiancy Business only in the Ordinary Course of Business and in such a manner as to not cause a breach of any of the representations and warranties set forth in Section 3.6 of this Agreement;

(b)          DSKX shall conduct the DSKX Business only in the Ordinary Course of Business and in such a manner as to not cause a breach of any of the representations and warranties set forth in Section 4.6 of this Agreement;

(c)          PHMD and DSKX shall each supply to the other, (i) unaudited management prepared monthly balance sheets (including all intercompany eliminations) of each member of the Radiancy Group and Photomedex Technology, and (ii) the unaudited management prepared monthly consolidated balance sheets of DSKX and its consolidated Subsidiaries;

(d)          except for dividends and distributions that may be required in the Ordinary Course of Business to (i) pay professional fees and other related costs of PHMD in order to consummate the transactions contemplated by this Agreement and the Photomedex Technology Merger Agreement, (ii) pay professional fees and other related costs to comply with applicable securities laws, and (ii) the payment of salaries to senior executive officers of PHMD in amounts not in excess of the periodic payments made to such individuals as at the date of this Agreement, PHMD shall not cause any member of the Radiancy Group or Photomedex Technology to make any distributions or dividends of cash or other property to PHMD or any other Affiliate of PHMD;

(e)          PHMD shall not cause or permit the Radiancy Group or Photomedex Technology to either defer the collection of its Accounts Receivable, or accelerate the payment of its Accounts Payable and accrued expenses, and shall use its reasonable best effects to cause the Adjusted Working Capital of the Radiancy Group or Photomedex Technology to be at least $11,500,000 as at the Closing Date;

(f)          DSKX shall not amend its articles of incorporation, certificate of incorporation, or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Mergers to the holders of PHMD’s common stock or that would materially impede either Party’s ability to consummate the transactions contemplated by the Merger Agreements;

65

(g)          neither DSKX nor PHMD shall take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Section 2.12 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(h)          neither DSKX nor PHMD shall take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)          without the prior written consent of the other Party, neither DSKX nor PHMD shall incur any indebtedness, individually or in the aggregate (i) on behalf of DSKX in excess of $1,000,000, or (ii) on behalf of PHMD in excess of $1,000,000, whether evidenced by notes, debentures, mortgages or leases required to be capitalized under GAAP;

(j)          without the prior written consent of the other Party, neither DSKX nor PHMD shall incur incurring or obtain placement of any Liens on the assets and properties of DSKX, the DSKX Subsidiaries, the Radiancy Group or Photo-Tech, as applicable;

(k)          without the prior written consent of PHMD, other than the issuance of shares of DSKX Common Stock constituting the DSKX Merger Shares, DSKX shall not issue any shares of DSKX Common Stock or any warrants, options, convertible preferred stock (including shares of DSKX Series A Preferred Stock), convertible notes or other securities or rights issued or granted by DSKX entitling the holder(s) thereof to purchase or receive upon exercise or conversion of such securities or rights, shares of DSKX Common Stock at issuance prices, conversion prices or exercise prices below $2.00 per share;

(l)          neither DSKX nor PHMD shall: merge or consolidate DSKX, any DSKX Subsidiary, any member of the Radiancy Group, or Photomedex Technology, as applicable, with any other corporation; sell or lease all or any substantial portion of the assets or business of DSKX, any DSKX Subsidiary, any member of the Radiancy Group, or Photomedex Technology, as applicable; or make any acquisition of all or any substantial portion of the business or assets of any other Person by DSKX, any DSKX Subsidiary, any member of the Radiancy Group, or Photomedex Technology, as applicable;

(m)          DSKX shall not undertake any liquidation, dissolution or winding-up of the affairs of DSKX or any DSKX Subsidiary; or

(n)          neither DSKX nor PHMD shall agree to or make any commitment to, take, or adopt any resolutions of board of directors of the respective parties in support of, any of the actions prohibited by this Section 5.12.

Section 5.13         Nasdaq Listing. As soon as reasonably practicable, but no later than ten (10) Business Days prior to the Closing Date, DSKX shall cause the shares of DSKX Photo-Tech Merger Shares and, if and when issued, the Conversion Shares and Make-Whole Shares, to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance.

66

Section 5.14         Affiliate Letters.

(a)          PHMD shall deliver to DSKX, concurrently with the execution of this Agreement, the PHMD Affiliate Letters.

(b)          DSKX shall deliver to PHMD, concurrently with the execution of this Agreement, the DSKX Affiliate Letters.

Section 5.15         PHMD-Subsidiary Transactions. Notwithstanding Article VI, Article VII, and Section 8.3, effective upon the Closing, (a) any amounts (i) owed to PHMD by any member of the Radiancy Group or (ii) owed to any member of the Radiancy Group by PHMD shall be cancelled with no right of set-off, and (b) except as otherwise explicitly set forth herein, any amounts (i) obligation to PHMD by any member of the Radiancy Group or (ii) obligation to any member of the Radiancy Group by PHMD shall be cancelled and/or terminated with no right of set-off, costs or damages.

Section 5.16         Board Observer. DSKX shall permit, and shall cause each DSKX Subsidiary to permit, representatives of PHMD (no more than two) to attend any meeting of the board of directors of DSKX and/or such DSKX Subsidiary or any committees thereof or any senior management committee as an observer, provided that neither DSKX nor any DSKX Subsidiary shall be required to permit the PHMD representative to remain present during any confidential discussion of the Merger Agreements and the transactions contemplated hereby or thereby. PHMD shall receive not less than three (3) Business Days prior written notice (which may be by electronic mail) of any in person meeting, at which representatives of PHMD may attend telephonically, and not less than twenty-four hours prior written notice (which may be by electronic mail) of any telephonic meeting of such board. DSKX shall provide to PHMD a copy of any written consents of the foregoing board of directors or committees thereof (including supporting documentation and schedules), but in any event within one (1) Business Day following such action.

ARTICLE VI

INDEMNIFICATION

Section 6.1         Indemnification.

(i)          Subject to the limitations set forth in Section 6.3(ii) and (iii), PHMD agrees from and after the Closing Date to indemnify, defend and hold harmless each of DSKX and the Merger Sub and all of their respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (collectively, the “DSKX Indemnified Persons”) from and against any Losses actually incurred by any of such DSKX Indemnified Persons arising out of or resulting from (i) any breach by PHMD or any member of the Radiancy Group of any representation or warranty of PHMD or the Radiancy Group contained in this Agreement or any other Transaction Document, or (ii) any breach by PHMD or any member of the Radiancy Group of any covenant or other obligation or agreement contained in this Agreement or any other Transaction Document; provided, in each case, that the relevant DSKX Indemnified Person has submitted to PHMD a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of any applicable survival period specified in Section 6.3(i).

67

(ii)         Subject to the limitations set forth in Section 6.3(ii) and (iii), each of DSKX and the Surviving Corporation agrees from and after the Closing Date to indemnify, defend and hold harmless PHMD and all of its and its Affiliates’ respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “PHMD Indemnified Persons”) from and against any Losses actually incurred by the PHMD Indemnified Persons arising out of or resulting from (i) any breach by DSKX or Merger Sub of any representation or warranty of DSKX or Merger Sub contained in this Agreement or any other Transaction Document, or (ii) any breach by DSKX or Merger Sub of any covenant or other obligation or agreement of Merger Sub contained in this Agreement or any other Transaction Document; provided, in each case, that the relevant PHMD Indemnified Person has submitted to DSKX and Surviving Corporation a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of any applicable survival period specified in Section 6.3(i).

Section 6.2         Procedures for Indemnification.

(i)          If any DSKX Indemnified Person or PHMD Indemnified Person (each, an “Indemnified Person”) shall claim indemnification hereunder for any matter (other than a Third Party Claim) for which indemnification is provided in Article VI, the Indemnified Person shall promptly after it first obtains knowledge of facts which could reasonably be expected to give rise to Losses that will serve the basis for such claim, give written notice (a “Notice of Claim”) to PHMD or Surviving Corporation, as applicable, setting forth the basis for such claim and the nature and estimated amount of the claim to the extent then feasible (which estimate shall not be conclusive of the final amount of the claim), all in reasonable detail; provided, that the failure of any Indemnified Person to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD or Surviving Corporation, as the case may be, from any of its indemnification obligations hereunder, except to the extent that it is actually prejudiced by such failure. If PHMD or Surviving Corporation, as applicable, disputes any claim set forth in the Notice of Claim, it may, at any time deliver to the Indemnified Person that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim, and the Parties shall attempt in good faith for a period of thirty (30) days after delivery of the dispute notice to agree upon the rights of the Parties with respect to such Notice of Claim. If no such agreement can be reached after good faith negotiation, the Parties shall have the rights and remedies, if any, available to them under this Agreement or applicable Legal Requirements.

68

(ii)         If an Indemnified Person shall claim indemnification hereunder arising from any Third Party Claim for which indemnification is provided in Section 6.2, the Indemnified Person shall promptly after it first obtains knowledge of such Third Party Claim, give written notice (a “Third Party Notice”) to PHMD or Surviving Corporation, as applicable (each, an “Indemnifying Person”), of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail to the extent known by the Indemnified Person; provided, that the failure of any Indemnified Person to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD or Surviving Corporation, as the case may be, from any of its indemnification obligations hereunder, except to the extent that it is actually prejudiced by such failure. The Indemnifying Person, upon notice to the Indemnified Person, may at any time within thirty (30) days after receiving a Third Party Notice, at its own cost and through counsel of its choosing and reasonably acceptable to the Indemnified Person, defend any claim or demand set forth in a Third Party Notice. The Indemnifying Person shall have the right to compromise and settle all indemnifiable matters related to Third Party Claims which are susceptible to being settled and as to which it shall have properly assumed the defense; provided, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Person settle or compromise any Third Party Claim or consent to the entry of any final judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Third Party Claim of all Indemnified Persons named in such Third Party Claim and the sole relief for which are monetary damages that are paid in full by the Indemnifying Party. In the event that a particular Third Party Claim is subject to the limitations set forth in Section 6.3(ii) and Section 6.3(iii) and the aggregate amount of such Third Party Claim exceeds the Indemnifying Person’s applicable maximum aggregate liability, the Indemnifying Person shall not reject any settlement or compromise offer without the prior consent of the Indemnified Person. The Indemnifying Person shall from time to time and otherwise at the Indemnified Person’s request apprise the Indemnified Person of the status of the claim, liability or expense and any resulting Proceeding and shall furnish the Indemnified Person with such documents and information filed or delivered in connection with such claim, liability or expense or otherwise thereto as the Indemnified Person may reasonably request, and shall diligently defend the applicable Third-Party Claim. The Indemnified Person shall not admit any liability to any third Party in connection with any matter which is the subject of a Notice of Claim as to which the Indemnifying Party shall have properly assumed the defense and shall cooperate fully in the manner requested by the Indemnifying Party in the defense of such claim. Notwithstanding anything herein stated, the Indemnified Person shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that if there exists a material conflict of interest between the Indemnified Person, on the one hand, and the Indemnifying Party, on the other hand, or if the Indemnified Person has been advised by counsel that there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Person, then the Indemnified Person shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Person (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Persons, taken together). Until such time as the Indemnifying Person has timely delivered a notice of intent to defend a Third Party Claim to the Indemnified Person, the Indemnified Person shall, at the expense of the Indemnifying Person, undertake the defense of (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person) such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense exercising reasonable business judgment; provided, that, such compromise or settlement shall not be effected within the first thirty (30) days after Indemnifying Party’s receipt of such Third Party Notice without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed).

69

Section 6.3           Limitations on Indemnification.

(i)          Survival.     The representations and warranties made in this Agreement shall terminate upon the eighteen (18) month anniversary of the Closing Date, except for the Fundamental Representations, which shall survive as follows: the representations and warranties in Section 3.10 (Tax Matters), Section 3.11 (Environmental Matters), and Section 3.14 (Employee Benefits) shall survive until sixty (60) days following the expiration of the statute of limitations applicable thereto (giving effect to any waiver, mitigation or extension thereof) and all other Fundamental Representations shall survive in perpetuity.

(ii)         Maximum Indemnified Amounts.     Subject to Section 6.3(iii) and Section 6.3(v), PHMD’s maximum aggregate liability to DSKX Indemnified Persons for indemnification (including costs incurred in the defense of such claim), under this Agreement and the Photomedex Technology Merger Agreement, (other than with respect to Fundamental Representations) shall not exceed the aggregate amount of $4,500,000. Subject to Section 6.3(iii) and Section 6.3(v), DSKX and Surviving Corporation’s maximum aggregate liability to PHMD Indemnified Persons for indemnification (including costs incurred in the defense of such claim) under this Agreement or the Photomedex Technology Merger Agreement (other than with respect to Fundamental Representations) shall not exceed the aggregate amount of $4,500,000.

(iii)        Indemnity Basket and Method of Payment. Notwithstanding anything to the contrary, express or implied in this Agreement:

(A) No DSKX Indemnified Person shall be entitled to indemnification pursuant to Section 6.1(i) and no PHMD Indemnified Person shall be entitled to indemnification pursuant to Section 6.1(ii) (other than with respect to Fundamental Representations which shall not be subject to the limitations of this Section 6.3(iii)) under this Agreement and the Photomedex Technology Merger Agreement, unless and until the aggregate Losses incurred by all DSKX Indemnified Persons in respect of all claims under Section 6.1(i) or PHMD Indemnified Persons in respect of all claims under Section 6.1(ii) (other than with respect to Fundamental Representations) collectively exceeds $150,000 whereupon either DSKX Indemnified Persons or PHMD Indemnified Persons shall only be entitled to indemnification hereunder (subject to the other provisions of this Article VI) for all such Losses incurred in excess of such $150,000 threshold;

(B)         All amounts which PHMD or any Indemnifying Person on behalf of PHMD may be required to pay under Section 6.1(i) shall be paid by return to DSXK of an applicable amount of the Merger Consideration, applied against the return to DXKX of (i) first, any outstanding balance of the DSKX Note, (ii) next, if required, to the stated amount of DSKX Series A Preferred Stock and (iii) finally, if required, to any DSKX Photo-Tech Merger Shares or DSKX Conversion Shares (as determined by DSKX); and

(C)         All amounts which DSKX or any Indemnifying Person on behalf of DSKX may be required to pay under Section 6.1(ii) shall be paid by delivery of additional shares of DSKX Common Stock, valued at the then market price of such DSKX Common Stock as at the date such indemnification obligation is incurred.

70

(iv)        The amount of any Losses for which indemnification is provided under this Agreement shall be reduced by (i) any amounts realized by the Indemnified Person as a result of any indemnification, contribution or other payment by any third Party, (ii) any insurance proceeds actually recovered by any Indemnified Person (which amount shall be reduced by the amount by which insurance premiums for the Indemnified Person are increased as a direct result of the Losses for which such insurance proceeds were received by the Indemnified Person) or any amounts actually recovered by any Indemnified Person pursuant to any indemnification agreement with any Person and (iii) any Tax savings actually realized by the Indemnified Person (or its Affiliate) in the taxable year in which the Loss is incurred. The Indemnified Persons shall use their commercially reasonable efforts to pursue any claims for insurance, Tax benefits, indemnification, contribution and/or other payments available from third parties with respect to Losses for which it will seek, or has sought, indemnification hereunder.

(v)         Notwithstanding anything to the contrary in this Agreement, the limitations, thresholds and qualifications set forth in this Article VI: (a) shall not apply in the case of fraud or willful breach, or (b) in any manner preclude an Indemnified Person from seeking any non-monetary equitable remedy, including specific performance or a preliminary or permanent injunction.

(vi)        Subject to Section 6.3(iii) above, the indemnification provided in this Article VI and in Section 7.2 (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby, and for the breach of any representation, warranty, covenant or agreement contained herein, and the Parties each expressly waive any and all claims which it may have with respect to the foregoing, other than any Indemnification Claims to the extent provided for in this Article VI and in Section 7.2.

(vii)       The representations, warranties, covenants and obligations of a Party and the rights and remedies that may be exercised by the Indemnified Persons based on such representations, warranties, covenants and obligations, will survive and not be limited or affected by any investigation conducted by any Indemnified Person with respect to, or any knowledge acquired (or capable of being acquired) by such Indemnified Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with or performance of, any such representation, warranty, covenant or obligation, and no Indemnified Person shall be required to show that it relied on any such representation, warranty, covenant or obligation of a Party in order to be entitled to indemnification pursuant to this Article VI.

(viii)      Solely for the purpose of calculating Losses arising under this Article VI in respect of a breach of any representation or warranty (but, for the avoidance of doubt, not for the purpose of determining whether any such breach occurred), any Material Adverse Effect, materiality, material or similar limitation set forth in such representation or warranty shall be disregarded.

71

Section 6.4           Adjustments to Merger Consideration. All indemnification payments under this Article VI shall be treated as adjustments to the Merger Consideration, unless otherwise required by applicable Legal Requirement

ARTICLE VII

TAX MATTERS

Section 7.1 Cooperation on Tax Matters.

(i)          The Parties shall reasonably cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with: (i) the preparation and filing of Tax Returns pursuant to this Article IX; and (ii) Tax Proceedings. Further, each Party shall provide to the other reasonable access to the books and records in such Party’s possession in connection with the preparation and filing of Tax Returns of or relating to the Radiancy Group, or the conduct of a Tax Proceeding. Any information or documents provided under this Section 7.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Proceedings relating to Taxes.

(ii)         DSKX or Surviving Corporation shall promptly notify PHMD in writing upon receipt by DSKX or Surviving Corporation or any of their Affiliates of notice of any Proceeding with respect to Taxes of a Foreign Subsidiary which could result in any Tax liability for which a Seller may be liable to a DSKX Indemnified Person hereunder (“Tax Proceedings”), provided, that the failure of DSKX or Surviving Corporation to give prompt notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD from any of its indemnification obligations hereunder, except to the extent that PHMD is materially prejudiced by such failure. The disposition of such Tax Proceedings shall be governed by the procedures of Section 6.2; provided, however, that, notwithstanding any other provision of this Agreement, PHMD shall have sole control over all Tax Proceedings that are disclosed on the Radiancy Disclosure Schedule hereto, and all Tax Proceedings with respect to the Radiancy Group where the applicable Tax Returns are not filed by a Foreign Subsidiary separately from PHMD or its Affiliates, and neither DSKX or Surviving Corporation nor any of its Affiliates shall have participation rights, or the ability to approve settlements of, such Tax Proceedings, and Surviving Corporation shall promptly cause PHMD to receive all authorizations necessary to conduct and dispose of such Tax Proceedings, provided however, that no settlement of such Tax Proceedings shall entered into without the prior written consent of DSKX (not to be unreasonably withheld or delayed) if the settlement has an adverse tax effect on Surviving Corporation or its Affiliates (including the Radiancy Group) for taxable periods (or portions thereof) beginning after the Closing Date or results in a Tax liability for which DSKX or Surviving Corporation would not be fully indemnified by PHMD under this Agreement.

72

Section 7.2 Tax Indemnification. PHMD shall indemnify the DSKX Indemnified Persons and hold them harmless from and against (i) all Taxes of the Radiancy Group for the Pre-Closing Tax Period (other than Taxes attributable to extraordinary transactions undertaken on the Closing Date at the direction of DSKX), (ii) all Taxes of Radiancy Group or any Affiliates thereof (other than the Radiancy Group), including any liability for Taxes allocable to or arising out of the Business or ownership of the Business Assets for any Pre-Closing Tax Period and including all Taxes incurred by the Radiancy Group or any Affiliates thereof (other than the Radiancy Group) due to the conveyance by PHMD and its Affiliates of the Business Assets under this Agreement); and (iii) all Taxes that are the responsibility of Company pursuant to Section 5.6(b); provided, however, that in the case of clauses (i), (ii) and (iii) above, PHMD shall be liable only to the extent that such Taxes are in excess of the amount, if any, taken into account as a liability in determining the Working Capital on the Closing Date as finally determined under this Agreement and by reducing the amount of any indemnity payment by the amount of (x) any tax benefit to the DSKX Indemnified Persons that is attributable to the loss and (y) any offsetting and recoverable Taxes in other jurisdictions. PHMD’s obligation to indemnify and hold harmless Surviving Corporation and each Surviving Corporation Affiliate under this Section 7.2 shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the underlying Tax (giving effect to any waiver, mitigation or extension of the subject statute of limitations); provided, however, that if notice of a claim shall have been timely given to PHMD under Section 6.2 or Section 7.1(b) on or prior to such survival termination date, PHMD’s obligation to indemnify and hold harmless the DSKX Indemnified Persons in respect of such claim shall survive beyond such date until such claim for indemnification has been satisfied or otherwise resolved. Any amounts paid or payable under this Section 7.2 shall be without duplication with amounts otherwise payable under this Agreement.

Section 7.3 Straddle Period. In the case of any Taxable Period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre–Closing Tax Period shall be determined as follows:

(i)          In the case of Taxes based upon income, gross receipts (such as sales taxes) or specific transactions such as the sale or other transfer of property and payroll, the amount of Taxes attributable to any Pre–Closing Tax Period shall be determined by closing the books of the relevant Radiancy Group as of the end of the Closing Date.

(ii)         In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Pre–Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre–Closing Tax Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period.

Section 7.4 Responsibility for Filing Tax Returns for Periods through Closing Date.

(i)          PHMD shall prepare all Tax Returns of the Radiancy Group for all Taxable Periods ending on or before the Closing Date in a manner consistent with past practice of the Radiancy Group, unless otherwise required under applicable Legal Requirements. PHMD shall provide DSKX with drafts of such Tax Returns (along with supporting work papers and schedules) within sixty (60) days of the due date therefor (including timely requested extensions), and Surviving Corporation shall be allowed to review such Tax Returns and provide PHMD with comments thereto, with PHMD to accept all reasonable comments provided by DSKX within thirty (30) days of the receipt of the original or revised draft (as applicable), and with such Tax Returns, as finally agreed between the Parties, to then be filed by the Party legally required to file such Tax Returns. Notwithstanding the foregoing, in the case of a Tax Return that is due within thirty (30) days after the Closing Date (including extensions thereof), PHMD shall provide a copy of such Tax Return (along with supporting work papers and schedules) and DSKX shall review and comment, in each case as soon as practical before the filing due date (including extensions). Surviving Corporation shall cause the Radiancy Group to timely file returns as finally agreed to. Without duplication for amounts otherwise paid under Section 6.1(a) or Section 7.2, DSKX, on behalf of the Radiancy Group, shall pay all Taxes shown due and payable on such Tax Returns.

73

(ii)         Surviving Corporation shall prepare all Tax Returns of the Radiancy Group for Straddle Periods in a manner consistent with past practice of the Radiancy Group, unless otherwise required under applicable Legal Requirements. Surviving Corporation shall provide PHMD with drafts of such Tax Returns (along with supporting work papers and schedules) within sixty (60) days of the due date therefor (including timely requested extensions), and PHMD shall be allowed to review such Tax Returns and provide Surviving Corporation with comments thereto, with Surviving Corporation to accept all reasonable comments provided by PHMD within thirty (30) days of the receipt of an original or revised draft (as applicable). Notwithstanding the foregoing, in the case of a Tax Return that is due within thirty (30) days after the Closing Date or the Taxable Period to which it relates (including extensions thereof), the Surviving Corporation shall provide a copy of such Tax Return (along with supporting work papers and schedules) and PHMD shall review and comment, in each case as soon as practical before the filing due date (including extensions). PHMD shall reimburse Surviving Corporation for all Taxes shown due and payable on such Tax Returns that are allocable to the Pre–Closing Tax Period no later than three (3) Business Days prior to the due date of the applicable Tax Return, to the extent that the Taxes so allocated exceed the amount, if any, of such Taxes that were taken into account as a liability in determining the Adjusted Working Capital on the Closing Date as finally determined under.

Section 7.5 Amended Returns and Retroactive Elections. Under otherwise required under applicable Legal Requirements, Surviving Corporation shall not, and shall not cause or permit the Radiancy Group to, (i) amend or revoke any Tax Returns filed with respect to any Taxable Period ending on or before the Closing Date or with respect to any Straddle Period, or (ii) make any Tax election that has retroactive effect to any such Taxable Period or Straddle Period, in each such case without the prior written consent of PHMD (not to be unreasonably withheld or delayed).

Section 7.6 Refunds and Tax Benefits. Any Tax refunds of Taxes of the Radiancy Group that are received by Surviving Corporation or the Radiancy Group, and any amounts credited against Tax of the Radiancy Group to which Surviving Corporation or the Radiancy Group become entitled, allocable to the Pre–Closing Tax Period shall be for the account of PHMD, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in the Pre–Closing Tax Period), and Surviving Corporation shall pay over or cause to be paid over to PHMD any such refund or the amount of any such credit (net of any Taxes and reasonable expenses of Surviving Corporation or the Radiancy Group attributable to such refund or credit) within fifteen (15) days after receipt or entitlement thereto; provided, however, Surviving Corporation shall not be required to pay over to PHMD any such refund or the amount of any such credit up to the amount of any such refund or credit taken into account in determining the Working Capital on the Closing Date as finally determined under this Agreement.

74

Section 7.7 Tax Sharing Agreements. PHMD shall cause all Tax Sharing Agreements between the Radiancy Group, on the one hand, and the Company (or any other Person) to be terminated effective on the Closing.

Section 7.8 Tax Clearance Certificates. Surviving Corporation acknowledges that the Radiancy Group and their Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and hereby waives compliance therewith; it being understood that any liabilities arising out of the failure of the Company to comply with the requirements and provisions of any such Laws in any jurisdiction shall not limit Merger Sub’s rights under Section 7.2.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the PHMD Stockholder Approval has been obtained:

(a)          by mutual written consent of PHMD and DSKX;

(b)          by either PHMD or DSKX:

(i)          if the Mergers shall not have been consummated before May 31, 2016 (the "Termination Date"); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Mergers to be consummated by the Termination Date and PHMD and DSKX may mutually agree to extend the Termination Date for up to an addition 90 days following May 31, 2016, in which case the Termination Date shall be deemed for all purposes to be so extended;

(ii)         if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule or decree, ruling or other action in accordance with this Agreement;

(iii)        if the PHMD Stockholder Approval shall not have been obtained at the PHMD Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that a party will not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain the PHMD Stockholder Approval results from a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; or

75

(iv)        if the DSKX Stockholder Approval shall not have been obtained at the DSKX Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that a party will not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the failure to obtain the DSKX Stockholder Approval results from a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time.

(c)          by DSKX:

(i)          if PHMD shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 2.13 and (B) cannot be cured by the Termination Date; provided, that DSKX shall have given PHMD written notice, delivered at least thirty (30) days prior to such termination (or if such breach or failure to perform occurs within thirty (30) days of the Termination Date, delivered within seven (7) days of such breach or of the date such performance was due), stating DSKX’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided, however, that DSKX shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)         if a PHMD Triggering Event has occurred at any time prior to the receipt of the PHMD Stockholder Approval.

(d)          by PHMD:

(i)          if DSKX shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 2.13 and (B) cannot be cured by the Termination Date; provided, that PHMD shall have given DSKX written notice, delivered at least thirty (30) days prior to such termination (or if such breach or failure to perform occurs within thirty (30) days of the Termination Date, delivered within seven (7) days of such breach or of the date such performance was due), stating PHMD's intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided further, that PHMD shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if PHMD is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)         if a DSKX Triggering Event has occurred at any time prior to the receipt of the DSKX Stockholder Approval;

(iii)        if all the closing conditions contained in Sections 2.13 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and DSKX fails to deliver the Merger Consideration at the Closing; or

76

(iv)        only prior to having obtained the PHMD Stockholder Approval, in order to enter into a transaction that is a Superior Proposal, if prior to the receipt of the PHMD Stockholder Approval, (A) the PHMD Board has received a Superior Proposal, (B) PHMD has complied with the provisions of Section 5.9, and (C) prior to or concurrently with such termination, PHMD pays the PHMD Termination Fee due under Section 8.3.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2 Effect of Termination.

(a)          In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PHMD and the Radiancy Group, on the one hand, or DSKX and Merger Sub, on the other hand, except that if there has been any material and willful, intentional or knowing (i) failure of any party to perform its covenants, agreements or obligations hereunder or (ii) breach by any party of its representations and warranties contained in this Agreement, then such party will be fully liable for any liabilities or damages suffered by the other parties hereto as a result of such failure or breach.

(b)          Notwithstanding anything to the contrary in Section 8.2(a) above, in the event of termination of this Agreement, the Confidentiality Agreement and the provisions of Sections 3.19 and 4.19 (Brokerage), Section 5.1 (Public Announcements; SEC Filings), Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Section 9.2 (Consent to Amendments), Section 9.3 (Entire Agreement), Section 9.4 (Successors and Assigns), Section 9.5 (Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial), Section 9.7 (Notices), Section 9.11 (No Third Party Beneficiaries), Section 9.12 (No Strict Construction), and Section 9.14 (Enforcement) of this Agreement shall survive the termination hereof.

Section 8.3 Fees and Expenses.

(a)          Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Photomedex Technology Merger Agreement, the Mergers and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement of PHMD (including applicable SEC filing fees) and the solicitation of the PHMD Stockholder Approval shall be paid by PHMD and the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement of DSKX (including applicable SEC filing fees) and the solicitation of the DSKX Stockholder Approval shall be paid by DSKX.

77

(b)          In the event that:

(i)          this Agreement is terminated by PHMD or DSKX pursuant to Section 8.1(b)(iii) and, prior to the PHMD Stockholders Meeting, there has been a PHMD Triggering Event;

(ii)         this Agreement is terminated by DSKX pursuant to Section 8.1(c)(ii);

(iii)        this Agreement is terminated by PHMD pursuant to Section 8.1(d)(iv); or

(iv)        (A) an Acquisition Proposal involving either (x) PHMD and all of its direct and indirect consolidated Subsidiaries (including the Radiancy Group and Photomedex Technology), or (y) all of the members of the Radiancy Group and Photomedex Technology shall have been made directly to PHMD's shareholders or otherwise publicly disclosed prior to the taking of the vote to receive the PHMD Stockholder Approval at the PHMD Stockholders Meeting or any adjournment or postponement thereof, (B) this Agreement is thereafter terminated by either DSKX or PHMD pursuant to Section 8.1(b)(iii) and (C) within nine (9) months of the date of such termination of this Agreement, PHMD or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal with such party or its Affiliates, then, in any such case, PHMD shall pay DSKX a termination fee of Three Million Dollars ($3,000,000.00) in cash (the "PHMD Termination Fee"), it being understood that in no event shall PHMD be required to pay the PHMD Termination Fee on more than one occasion. Payment of the PHMD Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by DSKX (A) as promptly as practicable, but in any event no later than two (2) Business Days, after termination of this Agreement by DSKX in the case of a PHMD Termination Fee payable pursuant to Sections 8.3(b)(i) or (ii), (B) prior to or simultaneously with such termination of this Agreement by PHMD in the case of a PHMD Termination Fee payable pursuant to Sections 8.3(b)(i) or (iii), or (C) prior to or simultaneously with the entering into or consummation of the applicable Acquisition Proposal of a type referred to in Section 8.3(b)(iv) above in the case of a PHMD Termination Fee payable pursuant to Sections 8.3(b)(iv); provided, however, that with respect to any payment of the PHMD Termination Fee pursuant to Section 8.3(b)(iv) above, the amount, if any, of any payment made by PHMD to DSKX pursuant to Section 8.3(c) below shall be deducted from the amount of the PHMD Termination Fee payable to DSKX in such instance. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated and the PHMD Termination Fee is payable to DSKX pursuant to this Section 8.3(b), then, in such instances, DSKX’s right to receive the PHMD Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by DSKX and its Affiliates in connection with this Agreement and the transactions contemplated hereby and thereby and shall be the sole and exclusive remedy of DSKX and its Affiliates against PHMD and its Subsidiaries.

(c)          If this Agreement is terminated by PHMD or DSKX pursuant to Section 8.1(b)(iii), and prior to such termination there shall not have been a PHMD Triggering Event, then PHMD shall as promptly as practicable, but in any event no later than two (2) Business Days, after the termination of this Agreement (in the case of a termination by DSKX) or prior to or simultaneously with the termination of this Agreement (in the case of a termination by PHMD), reimburse DSKX for all of its fees and expenses actually incurred in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement of Seven Hundred Fifty Thousand Dollars ($750,000.00) in cash (the "PHMD Expense Reimbursement").

78

(d)          In the event that:

(i)          this Agreement is terminated by PHMD or DSKX pursuant to Section 8.1(b)(iv) and, prior to the DSKX Stockholders Meeting, there has been a DSKX Triggering Event;

(ii)         this Agreement is terminated by DSKX pursuant to Section 8.1(d)(ii); or

(iii)        (A) a DSKX Acquisition Proposal shall have been made directly to DSKX's shareholders or otherwise publicly disclosed prior to the taking of the vote to receive the DSKX Stockholder Approval at the DSKX Stockholders Meeting or any adjournment or postponement thereof, (B) this Agreement is thereafter terminated by either DSKX or PHMD pursuant to Section 8.1(b)(iv) and (C) within nine (9) months of the date of such termination of this Agreement, DSKX or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any DSKX Acquisition Proposal with such party or its Affiliates, then, in any such case, DSKX shall pay PHMD a termination fee of Three Million Dollars ($3,000,000.00) in cash (the "DSKX Termination Fee"), it being understood that in no event shall DSKX be required to pay the DSKX Termination Fee on more than one occasion. Payment of the DSKX Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by PHMD (A) as promptly as practicable, but in any event no later than two (2) Business Days, after termination of this Agreement by PHMD in the case of a DSKX Termination Fee payable pursuant to Sections 8.3(d)(i) or (ii), (B) prior to or simultaneously with such termination of this Agreement by DSKX in the case of a DSKX Termination Fee payable pursuant to Sections 8.3(d)(i), or (C) prior to or simultaneously with the entering into or consummation of the applicable DSKX Acquisition Proposal in the case of a DSKX Termination Fee payable pursuant to Sections 8.3(d)(iii); provided, however, that with respect to any payment of the DSKX Termination Fee pursuant to Section 8.3(d)(iii) above, the amount, if any, of any payment made by PHMD to DSKX pursuant to Section 8.3(e) below shall be deducted from the amount of the DSKX Termination Fee payable to PHMD in such instance. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated and the DSKX Termination Fee is payable to PHMD pursuant to this Section 8.3(d), then, in such instances, PHMD’s right to receive the DSKX Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by PHMD and its Affiliates in connection with this Agreement and the transactions contemplated hereby and thereby and shall be the sole and exclusive remedy of PHMD and its Affiliates against DSKX and its Subsidiaries.

(e)          If this Agreement is terminated by PHMD or DSKX pursuant to Section 8.1(b)(iv), and prior to such termination there shall not have been a DSKX Triggering Event, then DSKX shall as promptly as practicable, but in any event no later than two (2) Business Days, after the termination of this Agreement (in the case of a termination by PHMD) or prior to or simultaneously with the termination of this Agreement (in the case of a termination by DSKX), reimburse PHMD for all of its fees and expenses actually incurred in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement of Seven Hundred Fifty Thousand Dollars ($750,000.00) in cash (the "DSKX Expense Reimbursement").

79

(f)          Each party hereto acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due pursuant to Section 8.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth in Section 8.3, such party shall pay other party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to the applicable provisions of this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Confidentiality. On and after the Closing, DSKX shall (and shall cause its Affiliates to) maintain the confidentiality of all confidential or proprietary information of the Company and agrees not to, directly or indirectly, disclose any such confidential or proprietary information except to the extent that disclosure of any portion thereof is required by Legal Requirement or determined to be necessary to comply with any Legal Requirement or to the extent the information becomes generally available to the public other than as a result of disclosure by DSKX or its Affiliates. On and after the Closing, PHMD shall (and shall cause its Affiliates to) maintain the confidentiality of all confidential or proprietary information of DSKX and Merger Sub and agree not to, directly or indirectly, disclose any such confidential or proprietary information except to the extent that disclosure of any portion thereof is required by Legal Requirement or determined to be necessary to comply with any Legal Requirement or to the extent the information becomes generally available to the public other than as a result of disclosure by PHMD or its Affiliates. For the avoidance of doubt, upon the Closing, information relating to the Business is not confidential or proprietary information of the Company.

Section 9.2 Consent to Amendments. This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by, each of the Parties. No other course of dealing between the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 9.3 Entire Agreement. This Agreement, including the Radiancy Disclosure Schedule attached hereto, and the other Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters, including, without limitation, that certain proposal letter dated as of November 20, 2015 issued by DSKX, which is hereby terminated and no longer of any further force or effect.

80

Section 9.4 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by DSKX or Merger Sub (on the one hand), or PHMD (on the other hand) without the prior written consent of PHMD or DSKX, as applicable. Any attempted assignment without such consent shall be null and void.

Section 9.5 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6 No Additional Representations; Disclaimer.

(i)          DSKX and Merger Sub acknowledges and agrees that neither PHMD, the Radiancy Group nor any of their respective Representatives, or any other Person acting on their behalf, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Radiancy Group, the Business or the Business Assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Radiancy Disclosure Schedule. DSKX and Merger Sub further agrees that neither PHMD, the Radiancy Group nor any of their respective Representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will have or be subject to any liability to DSKX or Merger Sub resulting from the distribution to DSKX or Merger Sub, or DSKX or Merger Sub’s use of, any such information, and any information, document or material made available to DSKX or Merger Sub or its Representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

81

(ii)         PHMD and the Radiancy Group acknowledges and agrees that neither DSKX, Merger Sub nor any of their respective Representatives, or any other Person acting on their behalf, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the DSKX and its Subsidiaries, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the DSKX Disclosure Schedule. PHMD and the Radiancy Group further agrees that neither DSKX, Merger Sub nor any of their respective Representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will have or be subject to any liability to PHMD or the Radiancy Group resulting from the distribution to PHMD and the Radiancy Group, or their use of, any such information, and any information, document or material made available to PHMD and the Radiancy Group or its Representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

(iii)        Each of the Parties hereto acknowledges and agrees that it is consummating the transactions contemplated by this Agreement and the other Transaction Documents without relying on any representation or warranty, express or implied, by the other Parties whatsoever, except for the representations and warranties of PHMD and Radiancy expressly set forth in Article III hereof and the representations and warranties of DSKX and Merger Sub expressly set forth in Article IV hereof.

(iv)        In connection with their respective investigations of the Radiancy Group and the Business and of the businesses presently conducted by DSKX and its Subsidiaries, each of the Parties has received, directly or indirectly, through its Representatives, from or on behalf of the other Parties or their Representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Business (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Business and other similar data. Each of the Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that each of the Parties is well aware of such uncertainties, that each of the Parties is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, predictions and other similar data), and that none of the Parties nor their respective Indemnified Persons, shall have any claim under any circumstances against the other Parties or any other Person with respect thereto or arising therefrom. Accordingly, none of the Parties makes any representations or warranties whatsoever, to the other Parties or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the transactions contemplated by this Agreement or the financing thereof.

82

Section 9.7 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, or (c) sent by mail, certified or registered mail with postage prepaid or by a nationally recognized next-day or overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties). All such notices, consents, waivers and other communications shall be deemed to have been given as follows: (x) if delivered by hand, on the day of such delivery, if prior to 5:00 p.m., (y) if by mail, certified or registered mail, next-day or overnight delivery, on the day delivered, and (z) if by facsimile, on the Business Day on which confirmation of successful transmission is received by the sender.

If to the Company or any member of the Radiancy Group to:

PhotoMedex, Inc.

100 Lakeside Drive, Suite 100

Horsham, Pennsylvania 19044

Facsimile: (215) 619-3209

Attention: Dennis McGrath, President

Email: dmcgrath@photomedex.com

with a copy, which shall not constitute notice to the Company, to:

Stevens & Lee, P.C.

620 Freedom Business Center, Suite 200

King of Prussia, PA 19406

Facsimile: (610) 988-0808

Attn.: Joseph Wolfson, Esq.

Email: jwo@stevenslee.com

If to DSKX or Merger Sub, to:

DS Healthcare Group, Inc.

1601 Green Road

Deerfield Beach, FL 33064

Attn: Renee Barch-Niles, CEO

Facsimile: (646) 219-2572

Email: renee@dslaboratories.com

with a copy, which shall not constitute notice to DSKX or Merger Sub, to:

CKR Law LLP

1330 Avenue of the Americas, 14th floor

New York, NY 10019

Attn: Stephen A. Weiss

Facsimile: (212) 400-6904

Email: sweiss@ckrlaw.com

83

Section 9.8 Disclosure Schedules. The Radiancy Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Each disclosure made in the DSKX Disclosure Schedule shall be organized by reference to the Section of this Agreement to which it applies; provided, that disclosures in the PHMD Disclosure Schedule with respect to a particular representation or warranty in Article III of this Agreement shall be deemed to be disclosures made with respect to all representations and warranties in Article III of this Agreement with respect to which such disclosure reasonably relates if it is readily apparent that such disclosure would be applicable thereto. Except to the extent that the context otherwise explicitly requires, the disclosure of any item or matter in the Radiancy Disclosure Schedule shall not in and of itself be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein. The DSKX Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Each disclosure made in the DSKX Disclosure Schedule shall be organized by reference to the Section of this Agreement to which it applies; provided, that disclosures in the DSKX Disclosure Schedule with respect to a particular representation or warranty in Article IV of this Agreement shall be deemed to be disclosures made with respect to all representations and warranties in Article IV of this Agreement with respect to which such disclosure reasonably relates if it is readily apparent that such disclosure would be applicable thereto. Except to the extent that the context otherwise explicitly requires, the disclosure of any item or matter in the DSKX Disclosure Schedule shall not in and of itself be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.

Section 9.9 Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 9.10 Time is of the Essence. The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 9.11 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

Section 9.12 No Strict Construction. Each Party acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

Section 9.13 Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 9.14 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations contained in this Section 9.14, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York located in New York County, New York or the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Signature page follows

* * * * *

84

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DSKX

DS HEALTHCARE GROUP, INC.

By:	/s/ Renee Barch-Niles
Name: Renee Barch-Niles
Title: CEO

MERGER SUB

PHMD CONSUMER ACQUISITION CORP.

By:	/s/ Renee Barch-Niles
Name: Renee Barch-Niles
Title: CEO

PHMD:

PhotoMedex, Inc.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

RADIANCY

RADIANCY, Inc.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: Vice President and
Chief Financial Officer

85

Exhibit A to

Merger Agreement

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
DS HEALTHCARE GROUP, INC.
DESIGNATING
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
PURSUANT TO SECTION 607.0602 OF THE
FLORIDA BUSINESS CORPORATION ACT

DS Healthcare Group, Inc., a corporation organized and existing under Florida Business Corporation Act (hereinafter called the “Corporation”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

FIRST:	Articles of Amendment were adopted by the Board of Directors on February [*], 2016 in the manner prescribed by Section 607.1002 of the Florida Business Corporation Act. Shareholder action was not required.

SECOND:	That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolutions on February [*], 2016 to amend the Corporation’s Articles of Incorporation, granting the authority to designate 2,000,000 shares of the Corporation’s authorized Preferred Stock as “Series A Convertible Redeemable Preferred Stock”.

THIRD:	RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the Corporation be and hereby (A) ratifies all prior valid corporate actions and designations of the Corporation’s authorization of up to 30,000,000 shares of its preferred stock, $0.0001 par value per share, containing such rights and privileges as the board of director of the Corporation may determine from time to time, and (B) authorizes for issuance an aggregate of 2,000,000 shares of Series A Preferred Stock of the Corporation containing the rights, privileges and preferences, including the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, that are set forth below:

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 280,000,000 shares, which includes (i) 250,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and (ii) 30,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

1

Exhibit A to

Merger Agreement

TERMS OF
SERIES A PREFERRED STOCK

Two million (2,000,000) shares of the authorized, outstanding and issued Preferred Stock of the Corporation shall be designated as Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”). Unless otherwise defined in these Articles of Amendment, all capitalized terms when used herein, shall have the same meaning as they are defined in that certain Agreement and Plan of Merger and Reorganization, dated February 19, 2016 among the Corporation PHMD Consumer Acquisition Corp., Photomedex, Inc. (“Photomedex”) and Radiancy, Inc. (the “Merger Agreement”). The Series A Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

1.	Stated Value. The Series A Preferred Stock shall have a stated value of ten ($10.00) dollars per share and an aggregate liquidation value of $20,000,000.

2.	Voting. The Series A Preferred Stock shall have the following voting rights:

(a)          To vote on an “as converted” basis, together with the holders of the Common Stock as a single class on all matter submitted for a vote of holders of Common Stock;

(b)          The holder(s) of the Series A Preferred Stock shall be entitled to receive notice of any stockholders’ meeting in accordance with the Articles of Incorporation and By-laws of the Corporation; and

(c)          So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the written consent or affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, (i) amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Articles of Amendment, or the Corporation’s By-laws or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock having a liquidation preference superior to the Series A Preferred Stock. The vote of the holders of at least a majority of the outstanding shares of Series A Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provisions of this Resolution, in addition to any other vote of stockholders required by law.

3.	Dividends. The Series A Preferred Stock shall not accrue or pay any dividend.

4.	Liquidation, Sale of Control or Winding Up. On a Sale of Control (as defined in the Merger Agreement) or liquidation of the Corporation, the Series A Preferred Stock shall rank (A) junior to any Indebtedness of the Corporation, (b) pari passu to any other Preferred Stock now existing or hereafter created (including the Series A Preferred Stock) or hereinafter created, and (c) be senior to any shares of Common Stock of the Corporation now existing or hereafter created.

5.	Redemption. On a date which shall be not earlier than five (5) years from the date of initial issuance of the shares of Series A Preferred Stock (the “Initial Redemption Date”), to the extent not previously converted into Common Stock of the Corporation in accordance with these Articles of Amendment, all outstanding shares of Series A Preferred Stock shall be subject to mandatory redemption at the option of the holder(s) thereof, at a price of $10.00 per share (the “Redemption Price”). In the event following the Initial Redemption Date, a written notice of redemption (the “Redemption Notice”) is given by any one or more holder of Series A Preferred Stock, the Corporation shall pay to such holder(s), out of funds legally available therefore, the full Redemption Price by a date which shall be not later than third days following the date of such Redemption Notice.

2

Exhibit A to

Merger Agreement

6.	Conversion.

(a)          Optional Conversion.  The Series A Preferred Stock shall be convertible, at the option of the holder, at any time following [*] 20171, into that number of shares of Common Stock of the Corporation (the “Conversion Shares”) as shall be equal to the product of multiplying (i) the number of shares of Series A Preferred Stock being converted, by (ii) the result of dividing (A) $20,000,000, by (B) two dollars ($2.00) per share, subject to adjustments as provided in Section 6(c) below (the “DSKX Per Share Conversion Price”).

(b)          Mandatory Conversion.      Provided that the average daily trading volume of shares of the Corporation’s Common Stock for the ten (10) consecutive trading days immediately prior to a date which shall be the expiration of each of the three (3) Anniversary Years immediately following the Closing Date shall be not less than 50,000 shares of Common Stock, to the extent not previously converted into DSKX Conversion Shares, if, and only if, required by the Board of Directors of the Corporation by written notice to Photomedex or its PHMD Transferees: (i) up to one-third (1/3) of the 2,000,000 shares of Series A Preferred Stock (a maximum of 666,666 shares of Series A Preferred Stock) shall be subject to mandatory conversion into DSKX Conversion Shares, at the DSKX Per Share Conversion Price, in the event that all DSKX Conversion Shares issued and/or issuable upon conversion of 666,666 shares of DSKX Series A Preferred Stock, when multiplied by the volume weighted average of the closing prices of the Corporation’s Common Stock, as traded on any National Stock Exchange, for the twenty (20) consecutive trading days (the “20-day VWAP”) which shall end on first Anniversary Year (or, if not a trading day, the trading day immediately prior thereto), shall equal or exceed $8,333,333, (ii) up to two-thirds (2/3) of the 2,000,000 shares of Series A Preferred Stock (a maximum of 1,333,333 shares of Series A Preferred Stock) shall be subject to mandatory conversion into DSKX Conversion Shares, at the DSKX Per Share Conversion Price, in the event that all DSKX Conversion Shares issued and/or issuable upon conversion of 1,333,333 shares of Series A Preferred Stock, when multiplied by the 20-day VWAP which shall end on the second Anniversary Year (or, if not a trading day, the trading day immediately prior thereto), shall equal or $16,666,667, and (C) up to the entire remaining outstanding shares of Series A Preferred Stock shall be subject to mandatory conversion into DSKX Conversion Shares, at the DSKX Per Share Conversion Price, in the event that all DSKX Conversion Shares issued and/or issuable upon conversion of all 2,000,000 shares of Series A Preferred Stock, when multiplied by the 20-day VWAP which shall end on the end of the third Anniversary Year (or, if not a trading day, the trading day immediately prior thereto), shall equal or exceed $25,000,000.

1 First anniversary of issuance date

3

Exhibit A to

Merger Agreement

(c)	Adjustments for Reorganization, Consolidation, Merger, etc.

(i)          Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another entity, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Corporation consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Corporation, or (F) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of shares of Series A Preferred Stock, the holder shall have the right to receive, for each DSKX Conversion Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, (x) upon conversion of shares of Series A Preferred Stock, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which shares of Series A Preferred Stock is convertible immediately prior to such event; or (y) if the Corporation is acquired in (1) a transaction where the consideration paid to the holders of the Common Stock consists solely of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1934 Act, or (3) a transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, cash equal to the Black-Scholes Value; or (z) the Redemption Price in cash. For purposes of any such exercise, the determination of the Purchase Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Purchase Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the holder a new certificate for shares of preferred stock consistent with the foregoing provisions and evidencing the holder's right to convert such shares of preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(c) and insuring that shares of Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. “Black-Scholes Value” shall be determined in accordance with the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the 20-day VWAP ending on the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of shares of Series A Preferred Stock as of the date of such request and (iii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

4

Exhibit A to

Merger Agreement

(ii)         Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 6(c), shares of Series A Preferred Stock shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the conversion of shares of Series A Preferred Stock after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Corporation, whether or not such person shall have expressly assumed the terms of shares of Series A Preferred Stock as provided herein.

(iii)        Extraordinary Events Regarding Common Stock. In the event that the Corporation shall (x) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (y) subdivide its outstanding shares of Common Stock, or (z) combine its outstanding shares of the Common Stock into a smaller number of shares of Common Stock, then, in each such event, the DSKX Per Share Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then DSKX Per Share Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the DSKX Per Share Conversion Price then in effect. The DSKX Per Share Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 6(c)(iii). The number of shares of Common Stock that the holder of shares of Series A Preferred Stock shall thereafter, on the conversion hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 6(c)(iii) be issuable on such exercise by a fraction of which (a) the numerator is the DSKX Per Share Conversion Price that would otherwise (but for the provisions of this Section 6(c)(iii) be in effect, and (b) the denominator is the DSKX Per Share Conversion Price in effect on the date of such conversion.

5

Exhibit A to

Merger Agreement

(iv).        Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the conversion of Series A Preferred Stock or the DSKX Conversion Price, the Corporation at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Series A Preferred Stock and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or receivable by the Corporation for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (B) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the DSKX Per Share Conversion Price and the number of shares of Common Stock to be received upon conversion of shares of Series A Preferred Stock, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in shares of Series A Preferred Stock. The Corporation will forthwith mail a copy of each such certificate to the holder of the Series a Preferred Stock and the transfer agent of the Corporation. The holder will be entitled to the benefit of the adjustment regardless of the giving of such notice. The timely giving of such notice to holder is a material obligation of the Corporation.

7.	Miscellaneous.

(a)          Reservation of Stock; Financial Statements. The Corporation will at all times reserve and keep available, solely for issuance and delivery on the conversion of Series A Preferred Stock, all shares of Common Stock (or Other Securities) from time to time issuable on such conversion. The Series A Preferred Stock entitles the holder thereof, upon written request, to receive copies of all financial and other information distributed or required to be distributed to the holders of the Corporation’s Common Stock

(b)          Amendment. These Articles of Amendment or any provision hereof may be amended by obtaining the written consent or affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Florida Business Corporation Act, of (i) a majority of the outstanding shares of Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Florida Business Corporation Act and the Articles of Incorporation.

(c).         Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding Series A Preferred Stock (the “Series A Majority holders”):

6

Exhibit A to

Merger Agreement

(i)          alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

(ii)         issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 7(b) shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

(d)          Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted pursuant to this Articles of Amendment, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

(e)          Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

(f)          Waiver Notwithstanding any provision in these Articles of Amendment to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Series A Majority holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

(g)          Information Rights So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each holder of Series A Preferred Stock (i) unaudited annual financial statements to the holders of Series A Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to holders of the Series A Preferred Stock.

7

Exhibit A to

Merger Agreement

(h).          Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation c/o DS Healthcare Group, Inc., 1601 Green Road, Deerfield Beach FL 33064; and (ii) if to any holder to the address set forth under such holder's name on the execution page to the Merger Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

RESOLVED, FURTHER, that any executive officer of the Corporation be and they hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

8

Exhibit A to

Merger Agreement

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this __th day of ____________ 2016.

DS HEALTHCARE GROUP, INC.

By:
Name: Renee Barch-Niles
Title: Chief Executive Officer

9

Exhibit B to Merger Agreement

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWER.

DS HEALTHCARE GROUP, INC.

SENIOR PROMISSORY NOTE

Issuance Date: as of _________ __, 2016	$4,500,000

FOR VALUE RECEIVED, DS HEALTHCARE GROUP, INC., a Florida corporation (referred to herein as "Borrower") with a business address at 1601 Green Road, Deerfield Beach, Florida 33064, hereby unconditionally agrees and promises to pay to the order of PHOTOMEDEX, INC., a Nevada corporation (“PHMD”), and/or its successors and assigns (together with PHMD, collectively, the “Holder”), at the office of PHMD at 100 Lakeside Avenue, Suite 100 Horsham, PA 19044, or such other place as the Holder may from time to time designate, in lawful money of the United States of America, the principal sum of FOUR MILLION FIVE HUNDRED THOUSAND ($4,500,000) DOLLARS (the “Principal Indebtedness”), together with interest on the outstanding Principal Indebtedness evidenced by this Note at the Interest Rate (as defined below).

Unless otherwise expressly defined in this Note, all capitalized terms used herein shall have the same meaning as assigned to them in the Agreement and Plan of Merger and Reorganization, dated as of February __, 2016, among Borrower, PHMD Consumer Acquisition Corp., a Delaware corporation (“Merger Sub”), Radiancy, Inc., a Delaware corporation (“Radiancy”) and PHMD (the “Merger Agreement”). In the event of a conflict between the terms of this Note and the Merger Agreement, then the terms of the Merger Agreement shall govern. This Note is the “DSKX Note” (as defined in the Merger Agreement) being issued by the Borrower under the Merger Agreement as part of the Merger Consideration.

1.            Payments. The unpaid Principal Indebtedness of this Note, together with any then accrued and unpaid interest at the Interest Rate thereon shall be due and payable as follows:

(a)          the sum of $1,500,000 of Principal Indebtedness, together with any then accrued and unpaid interest hereon at the Interest Rate, shall be due and payable on the Issuance Date of this Note;

(b)          the sum of $2,000,000 of Principal Indebtedness, together with any then accrued and unpaid interest hereon at the Interest Rate, shall be due and payable on September 15, 2016; and

(c)          the remaining entire unpaid $1,000,000 balance of Principal Indebtedness, together with all then accrued and unpaid Interest hereon at the Interest Rate, if any, shall be due and payable on the earlier to occur of (i) the occurrence and continuation of an Event of Default (as defined herein), or (ii) _________ __, 2019, being three (3) years from the Issuance Date (the “Maturity Date”).

2.             Interest. Interest shall be payable on the outstanding Principal Indebtedness (“Interest”) at the rate of three (3%) percent per annum (the “Interest Rate”) and shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. Interest shall be payable in cash, quarterly in arrears, commencing 90 days following the Issuance Date.

3.             Default Interest Rate. During any period in which an Event of Default has occurred and is continuing, Interest shall accrue on the outstanding Principal Indebtedness at the rate per annum equal to eight (8%) percent (the “Default Interest Rate”), compounded monthly; provided, however, that in no event shall Borrower be obligated to pay Interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

4.             Collateral. All obligations of the Borrower under this Note shall be secured by a security interest in the assets and capital stock of Radiancy, pursuant to the Security Agreement, dated the date hereof, among PHMD Consumer Acquisition Corp., Radiancy, and PHMD and the Pledge Agreement, dated the date hereof, between Borrower and PHMD.

5.             Events of Defaults. The Holder is hereby authorized to declare all or any part of the entire outstanding Principal Indebtedness of this Note plus all Interest accrued thereon (the “Indebtedness”) immediately due and payable upon the occurrence and during the continuation of any of the following events (each, an “Event of Default”):

(a)          the failure of Borrower to pay any installment of Principal Indebtedness of this Note and accrued Interest hereon, when due, which failure is not cured by Borrower within five (5) Business Days after written notice of such failure to pay has been given by the Holder to Borrower; or

(b)          the breach by Borrower of any material covenant or agreement on its part to be performed under the Merger Agreement or any document, instrument or agreement executed and delivered in connection with the transactions contemplated by the Merger Agreement, which breach, if capable of being cured, is not cured by Borrower within fifteen (15) days after written notice of such breach describing in reasonable detail the nature of the alleged breach has been given by Holder to Borrower; or

(c)          the filing by Borrower of any petition for relief under the United States Bankruptcy Code or any similar federal or state statute, or Borrower’s consent to or acquiescence in any such filing by a third party, or Borrower shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing; or

(d)          the making by Borrower of an application for the appointment of a custodian, trustee or receiver for, or of a general assignment for the benefit of creditors by, Borrower, or Borrower’s consent to or acquiescence in any such application by a third party or Borrower shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing; or

(e)          the insolvency of Borrower or the failure of Borrower generally to pay its debts as such debts become due; or

(f)          the dissolution, winding up, or termination of the business or cessation of operations of Borrower (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of Borrower pursuant to the provisions of Borrower’s charter documents), or Borrower shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing.

6.          Prepayment. All payments shall be applied first to Interest and then to Principal Indebtedness. Borrower shall be permitted to prepay any amounts contemplated under this Note in full or in part prior to the Maturity Date, provided that each partial prepayment shall be applied to the remaining Installments in the inverse order of maturity.

7.          Governing Law. The provisions of this Note shall be construed according to the internal substantive laws of the State of New York without regard to conflict of laws principles. If any provision of this Note is in conflict with any statute or rule of law of the State of New York or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed to be restated so that it may be enforced to the fullest extent permitted by law, and the remainder of this Note shall remain in full force and effect.

8.          Acceleration. It is agreed that time is of the essence in the performance of this Note. Upon the occurrence and during the continuation of an Event of Default under this Note that is not cured within the applicable cure period, if any, set forth in herein, the Holder shall have the right and option to declare, without notice, all the remaining indebtedness of unpaid principal and interest evidenced by this Note immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in Section 5.1(c), 5.1(d), 5.1(e) or 5.1(f), the principal of and accrued interest and all other amounts due and owing under this Note (if not then due and payable) shall become due and payable immediately, without presentment, demand, notice, protest, declaration or any other requirement of any kind, all which Borrower expressly waives.

9.          Fees. Borrower shall pay all of Holder’s reasonable fees and costs incurred in the preparation of this Note and any related documents. If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to enforce its collection, Borrower shall pay all reasonable costs of collection including reasonable attorneys’ fees.

10.         Waivers. Borrower hereby waives diligence, presentment, demand, protest, 1notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

11.         Transfer. This Note may be transferred or assigned, in whole or in part, by the Holder at any time subject to the limitations set forth in the Merger Agreement and herein. The term “Holder” as used herein shall also include any transferee of this Note. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

12.         Obligations Absolute.   The obligation of Borrower to pay the Principal Indebtedness under this Note, together with all Interest accrued thereon, is absolute and unconditional, and there exists no Borrower right of set off, recoupment, counterclaim or defense of any nature whatsoever to payment of this Note.

13.         Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery at the addresses specified in Section 9.7 of the Merger Agreement.

14.         Borrower acknowledges that Holder’s willingness to issue this Note is based on the facts represented to Holder by Borrower as set forth in the Merger Agreement.

HOLDER AND BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST HOLDER OR BORROWER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE. BORROWER ACKNOWLEDGES THAT THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

IN WITNESS WHEREOF, this Note has been executed by Borrower as of the day and year first set forth above.

DS HEALTHCARE GROUP, INC.

By:
Name: Renee Barch-Niles
Title: Chief Executive Officer

EXHIBIT D TO MERGER AGREEMENTS

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into effective as of __________ __, 2016, among DS Healthcare Group, Inc., a Florida corporation (the “Company”) and Photomedex, Inc., a Nevada corporation (“PHMD”) and any subsequent PHMD Transferee (together with PHMD, individually and collectively, the “Stockholder”).

RECITALS:

WHEREAS, Pursuant to (a) an Agreement and Plan of Merger and Reorganization, dated as of February __, 2016, among the Company, PHMD Consumer Acquisition Corp., a Delaware corporation (“Merger Sub”), Radiancy, Inc., a Delaware corporation (“Radiancy”) and PHMD (the “Radiancy Merger Agreement”), and (b) a separate Agreement and Plan of Merger and Reorganization, dated as of February __, 2016, among the Company, PHMD Professional Acquisition Corp., a Delaware corporation (“PPAC”), Photomedex Technology, Inc., a Delaware corporation (“Photo-Tech”) and PHMD (the “Photo-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), the Company has agreed to enter into a registration rights agreement with the Stockholder;

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein, the parties mutually agree as follows:

1.          Certain Definitions. Unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Merger Agreements. As used in this Agreement, the following terms shall have the following respective meanings:

“Approved Market” means the Nasdaq Capital Markets, the New York Stock Exchange or the NYSE Amex.

“Blackout Period” means, with respect to a registration, a period during which the Company, in the good faith judgment of its board of directors, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) that the registration and distribution of the Registrable Shares to be covered by such registration statement, if any, would be seriously detrimental to the Company and its stockholders, in each case commencing on the day the Company notifies the Holders that they are required, because of the determination described above, to suspend offers and sales of Registrable Shares and ending on the earlier of (1) the date upon which the material non-public information resulting in the Blackout Period is disclosed to the public or ceases to be material, (2) such time as the Company notifies the selling Holders that sales pursuant to such Registration Statement or a new or amended Registration Statement may resume or (3) the date that is forty-five (45) days after the date of such notification to the Holders.

“Business Day” means any day of the year, other than a Saturday, Sunday, or other day on which banks in the State of New York are required or authorized to close.

“Commission” means the U. S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any and all shares of capital stock or other equity securities of: (i) the Company which are added to or exchanged or substituted for the Common Stock by reason of the declaration of any stock dividend or stock split, the issuance of any distribution or the reclassification, readjustment, recapitalization or other such modification of the capital structure of the Company; and (ii) any other corporation, now or hereafter organized under the laws of any state or other governmental authority, with which the Company is merged, which results from any consolidation or reorganization to which the Company is a party, or to which is sold all or substantially all of the shares or assets of the Company, if immediately after such merger, consolidation, reorganization or sale, the Company or the stockholders of the Company own equity securities having in the aggregate more than 50% of the total voting power of such other corporation.

“Common Stock Equivalents” means any convertible notes, convertible debentures, convertible preferred stock, warrants or other securities issued by the Company that are convertible into or exercisable by the holders thereof for shares of Common Stock.

“Effective Date” means the date of the closing of the Merger Agreements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Family Member” means (a) with respect to any individual, such individual’s spouse, any descendants (whether natural or adopted), any trust all of the beneficial interests of which are owned by any of such individuals or by any of such individuals together with any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the estate of any such individual, and any corporation, association, partnership or limited liability company all of the equity interests of which are owned by those above described individuals, trusts or organizations and (b) with respect to any trust, the owners of the beneficial interests of such trust.

“Holder” means any Stockholder or any of such Stockholder’s respective successors and Permitted Assignees who acquire rights in accordance with this Agreement with respect to any Registrable Shares directly or indirectly from a Stockholder or from any Permitted Assignee.

“Holders Representative” shall mean PHMD or any trustee or individual designated by the board of director of PHMD.

“Maximum Resale Limitations” means, during any period of ninety (90) consecutive days during the Term of this Agreement, the resale or other public disposition of that number of Registrable Shares as shall represent not more than eight and one-third (8-1/3%) of the maximum number of all of the Registrable Shares that are issued and issuable as at the date of this Agreement, including any Make-Whole Shares, as and if calculated and issued.

2

“Other Holders” shall mean any one or more Persons owning Common Stock or Common Stock Equivalents of the Company, excluding Holders of Registrable Shares, who have registration rights similar to those possessed by Holders of Registrable Shares.

“Permitted Assignee” means (a) with respect to a partnership, its partners or former partners in accordance with their partnership interests, (b) with respect to a corporation, its stockholders in accordance with their interest in the corporation, (c) with respect to a limited liability company, its members or former members in accordance with their interest in the limited liability company, (d) with respect to an individual party, any Family Member of such party, (e) an entity that is controlled by, controls, or is under common control with a transferor, or (f) a party to this Agreement. Permitted Assignee also includes any “Permitted Transferee” of the Stockholder under the Stockholder Agreement (as defined in the Merger Agreements). References to “Stockholder” in this Agreement include any Permitted Assignee.

“Piggyback Registration” means, in any registration of Common Stock referenced in Section 3(c), the right of each Holder to include the Registrable Shares of such Holder in such registration.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registrable Shares” means the collective reference to (a) the DSKX Closing Merger Shares, (b) all DSKX Conversion Shares, (c) all Make-Whole Shares, and (d) any shares of Common Stock issued or issuable with respect to any shares described in subsections (a), (b) and (c) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder of Registrable Shares whenever such Person has the right to then acquire or obtain from the Company any Registrable Shares, whether or not such acquisition has actually been effected). As to any particular Registrable Shares, such securities shall cease to be Registrable Shares when (i) such securities have been sold or otherwise transferred other than to a Permitted Assignee, (ii) during any ninety (90) day period, such securities have become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion letter to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent and the Holders of such securities, (iii) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, or (iv) such securities have ceased to be outstanding.

3

“Registration Default Period” means the period during which any Registration Default Event occurs and is continuing.

“Registration Effectiveness Date” means the date that is ninety (90) calendar days after the Registration Statement is first filed with the Commission.

“Registration Default Event” means the occurrence of any of the following events:

(a)          the Registration Statement is not declared effective by the Commission on or before the Registration Effectiveness Date;

(b)          after the SEC Effective Date, the Registration Statement ceases for any reason to remain continuously effective or the Holders are otherwise not permitted to utilize the prospectus therein to resell the Registrable Shares (including a Blackout Period) for a period of more than fifteen (15) consecutive Trading Days, except as excused pursuant to Section 3(a); or

(c)          the Registrable Shares, if issued, are not listed or included for quotation on an Approved Market, or trading of the Common Stock is suspended or halted on the Approved Market, which at the time constitutes the principal market for the Common Stock, for more than three (3) full, consecutive Trading Days; provided, however, a Registration Default Event shall not be deemed to occur under this clause (c) if all or substantially all trading in equity securities (including the Common Stock) of the Company is suspended or halted on the Approved Market for any length of time.

“Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement, filed with the Commission, including as required pursuant to Section 3(a) of this Agreement.

“Restricted Holders” means the officers and directors and certain key employees of the Company and certain stockholders of the Company who have entered into lock-up agreements with the Company pursuant to which such they agree to certain restrictions on the sale or disposition (including pledge) of the Common Stock held by (or issuable to) them.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended or supplemented from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” means Rule 145 promulgated by the Commission under the Securities Act, as such rule may be amended or supplemented from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute promulgated in replacement thereof, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

4

“SEC Effective Date” means the date the Registration Statement required to be filed under Section 3(a) with respect to Registrable Shares is declared effective by the Commission.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Shares, and fees and disbursements of counsel for any Holder of Registrable Shares, except for the fees and disbursements of counsel for the Holders of Registrable Shares required to be paid by the Company pursuant to Section 7.

“Stockholders Agreement” means the stockholders agreement, dated ________ 2016 among the Company, PHMD, Radiancy and Photo-Tech.

“Trading Day” means any day on which such national securities exchange or such other securities market or quotation system, which at the time constitutes the principal securities market for the Common Stock, is open for general trading of securities.

2.            Term. This Agreement shall terminate with respect to each Holder on the earlier of: (i) the date that is the later of (x) three years from the SEC Effective Date and (y) the date on which all Registrable Shares held by such Holder are transferred other than to a Permitted Transferee or may be sold under Rule 144 without volume limitations during any ninety (90) day period; or (ii) the date otherwise terminated as provided herein.

3.            Registration.

(a)          Registration on Form S-1. Subject at all times to the provisions of Section 3(c) below, on a date which shall be not later than ninety (90) days following the date of this Agreement, the Company shall register all of the Registrable Shares pursuant to a Registration Statement on Form S-1, or any other successor form for which the Company then qualifies (each, a “Long-Form Registration”), and the Company shall (i) use its commercially reasonable efforts to make the initial filing of the Registration Statement, notify all Holders of the filing of such Registration Statement no later than ten (10) days after such filing, (iii) use its commercially reasonable efforts to cause such Registration Statement covering the Registrable Shares of all Holders to be declared effective by the Commission no later than the Registration Effectiveness Date and (iv) use its commercially reasonable efforts to keep such Registration Statement effective for a period of twenty-four (24) months or for such shorter period ending on the earlier to occur of (x) the sale of all Registrable Shares and (y) such Registrable Shares have become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) within a 90 day period (for purposes of a registration under this Section 3(a) the “Effectiveness Period”); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section, or keep such registration effective pursuant to the terms hereunder, in any particular jurisdiction in which the Company would be required to qualify to do business as a foreign corporation or as a dealer in securities under the securities laws of such jurisdiction or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case where it has not already done so. If a registration under this Section 3(a) is an underwritten offering and the managing underwriters advise the Company and the Holders in writing that, in their reasonable and good faith opinion, the number of Registrable Shares requested to be included in such offering exceeds the number of Registrable Shares that can be sold therein without adversely affecting the price per share of the Common Stock proposed to be sold in such underwritten offering, the Company shall include in such Long-Form Registration prior to the inclusion of any securities that are not Registrable Shares the number of Registrable Shares requested to be included which in the opinion of such underwriters can be sold without adversely affecting the price per share of the Common Stock proposed to be sold in such underwritten offering, pro rata among the respective Holders thereof on the basis of the amount of Registrable Shares owned by each such Holder. Notwithstanding the foregoing, in the event that the staff (the “Staff”) of the Commission should limit the number of Registrable Shares that may be sold pursuant to such Long-Form Registration, the Company may remove from such Long-Form Registration such number of Registrable Shares as specified by the Staff on behalf of all of the Holders of Registrable Shares from the Registrable Shares, on a pro rata basis among the Holders thereof, after excluding any shares that are not Registrable Shares.

5

(b)          Piggyback Registration. Whenever the Company proposes to register the offer and sale of any shares of its Common Stock under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Company, then the Company shall promptly give to each Holder written notice thereof (the “Registration Rights Notice”) (and in no event shall such notice be given less than thirty (30) calendar days prior to the filing of such registration statement), and shall, subject to Section 3(d), include as a Piggyback Registration all of the Registrable Shares (including any Registrable Shares that are removed from the Long-Form Registration as a result of a requirement by the Staff) specified in a written request delivered by the Holder thereof within twenty (20) calendar days after delivery to the Holder of such written notice from the Company. However, the Company may, without the consent of such Holders, withdraw such registration statement prior to its becoming effective if the Company or such other selling stockholders have elected to abandon the proposal to register the securities proposed to be registered thereby. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the Holders of Registrable Shares and any Other Holders in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in such registration or takedown, including all Registrable Shares and all other shares of Common Stock proposed to be included in such underwritten offering (including shares offered by Other Holders), exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration or takedown would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration or takedown (i) first, the shares of Common Stock that the Company proposes to sell for its own account; and (ii) second, the shares of Common Stock requested to be included therein by both the Holders of Registrable Shares and Other Holders, allocated pro rata among all Holders of Registrable Shares and Other Holders on the basis of the number of Registrable Shares and the number of shares of Common Stock owned by each such Holder or in such manner as they may otherwise agree; provided, that in any event, as between the Holders of Registrable Shares and the Other Holders, the Holders of Registrable Shares shall be entitled to register the offer and sale or distribute at least 45% of the shares of Common Stock to be included in any such registration or takedown. No Registrable Shares or shares of Common Stock owned by Other Holders that are excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw such Holder’s Registrable Shares therefrom by delivering a written notice to the Company and the underwriter. The Registrable Shares so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Shares, a greater number of Registrable Shares held by other Holders of Registrable Shares may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Shares in the registration the right to include additional Registrable Shares pursuant to the terms and limitations set forth herein in the same proportion used above in determining the underwriter limitation. Except as set forth on Exhibit 1 annexed hereto, as at the date of this Agreement there are no Other Holders entitled to registration rights, and the granting of any further registration rights by the Company to any Other Holders shall be subject to the provisions of Section 3.2 of the Stockholders Agreement.

6

(c)          Form S-3 Registrations. If the Company shall receive from the Holders of a majority of the Registrable Shares a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Shares owned by such Holder or Holders (which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of and the Holders thereof and (ii) subject to the Maximum Resale Limitations set forth below, state the intended method of disposition of such Registrable Shares), the Company shall, within a date which shall be not later than ninety (90) days following the date of such written request, (A) use its commercially reasonable efforts to make the initial filing of the Form S-3 Registration Statement, notify all Holders of the filing of such Registration Statement no later than ten (10) days after such filing, (B) use its commercially reasonable efforts to cause such Form S-3 Registration Statement covering the Registrable Shares of all Holders to be declared effective no later than the Form S-3 Registration Effectiveness Date and (C) use its commercially reasonable efforts to keep such Form S-3 Registration Statement effective for a period of twenty-four (24) months or for such shorter period ending on the earlier to occur of (x) the sale of all Registrable Shares and (y) the availability of Rule 144 for all Holders to sell all of the Registrable Shares without volume limitations within a 90 day period (for purposes of an S-3 registration under this Section 3(c), the “Effectiveness Period”); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section, or keep such registration effective pursuant to the terms hereunder, in any particular jurisdiction in which the Company would be required to qualify to do business as a foreign corporation or as a dealer in securities under the securities laws of such jurisdiction or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case where it has not already done so.

7

(d)          Underwriting.

(i)          In connection with any underwritten offering pursuant to Sections 3(a) or 3(c), the Holders Representative shall have the right to approve the managing underwriter selected by the Board of Directors of the Company with respect to such offering.

(ii)         If a Piggyback Registration is for a registered public offering that is to be made by an underwriting, the Company shall so advise the Holders as part of the Registration Rights Notice. In that event, the right of any Holder to Piggyback Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting to the extent provided herein. All Holders proposing to sell any of their Registrable Shares through such underwriting shall (together with the Company and any other stockholders of the Company selling their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter selected for such underwriting by the Company or such other selling stockholders, as applicable.

(e)          Other Limitations. If the Commission allows the Registration Statement to be declared effective at any time before or after the Registration Effectiveness Date, subject to the withdrawal of certain Registrable Shares from the Registration Statement, and the reason is the Commission’s determination that (x) the offering of any of the Registrable Shares constitutes a primary offering of securities by the Company, and/or (y) a Holder of any Registrable Shares must be named as an underwriter, the Holders understand and agree that the Company may (notwithstanding anything to the contrary contained herein) reduce, on a pro rata basis, the total number of Registrable Shares to be registered on behalf of each such Holder solely to effect the foregoing.

(f)          Occurrence of a Registration Default Event. If a Registration Default Period continues for more than forty-five (45) days, then the Company will make payments to each Stockholder, as partial liquidated damages for the minimum amount of damages to the Stockholder by reason thereof, and not as a penalty, at a rate equal to 1% of the amount equal to the number of Registrable Shares then held by a Stockholder multiplied by $2.00 as may be modified by Section 2.13 of the Photo-Tech Merger Agreement, for each calendar month of the Registration Default Period (pro rated for any period less than 30 days); provided, however, if a Registration Default Event occurs (or is continuing) on a date more than one-year after the Stockholder acquired the Registrable Shares (and thus the one-year holding period under Rule 144(d) has elapsed), liquidated damages shall be paid only with respect to that portion of the Stockholder's Registrable Shares that cannot then be immediately resold in reliance on Rule 144. Each such payment shall be due and payable in cash within three days after the end of each calendar month of the Registration Default Period until the termination of the Registration Default Period and within ten days after such termination. Amounts payable as liquidated damages to each Stockholder hereunder with respect to each share of Registrable Shares shall cease when the Stockholder no longer holds such shares of Registrable Shares or such shares of Registrable Shares can be immediately sold by the Stockholder in reliance on the last sentence of Rule 144(b)(1)(i).

8

4.            Maximum Resale Limitations. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, in no event may any Stockholder or other Holder of Registrable Shares, effect any resale or other public disposition of such Registrable Shares, or pledge or hypothecate any Registrable Shares, if such resale, disposition, pledge or hypothecation would, in any ninety (90) consecutive day period during the Term of this Agreement, exceed the Maximum Resale Limitations. PHMD, any Permitted Assignee of PHMD and each subsequent Holder of Registrable Shares by its receipt of a copy of this Agreement, does hereby covenant and agree to take such Registrable Shares subject to the Maximum Resale Limitations and agrees that the Transfer Agent of the Company may receive and accept “stop transfer” instructions from the Company with respect to all such Registrable Shares to prevent any resale, disposition, pledge or hypothecation of Registrable Shares that would exceed the Maximum Resale Limitations.

5.            Registration Procedures. The Company will keep each Holder reasonably advised as to the filing and effectiveness of any Registration Statement. At its expense with respect to the Registration Statement, the Company will:

(a)          prepare and file with the Commission with respect to the Registrable Shares, a Registration Statement in accordance with Section 3(a) hereof, and use its commercially reasonable efforts to cause such Registration Statement to become effective and to remain effective for the Effectiveness Period;

(b)          if the Registration Statement is subject to review by the Commission, promptly respond to all comments and diligently pursue resolution of any comments to the satisfaction of the Commission;

(c)          prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective during the Effectiveness Period;

(d)          furnish, without charge, to each Holder of Registrable Shares covered by such Registration Statement (i) a reasonable number of copies of such Registration Statement (including any exhibits thereto other than exhibits incorporated by reference), each amendment and supplement thereto as such Holder may reasonably request, (ii) such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any other prospectus filed under Rule 424 of the Securities Act) as such Holders may reasonably request, in conformity with the requirements of the Securities Act, and (iii) such other documents as such Holder may reasonably require to consummate the disposition of the Registrable Shares owned by such Holder, but only during the Effectiveness Period;

(e)          use its commercially reasonable efforts to register or qualify such registration under such other applicable securities laws of such jurisdictions within the United States as any Holder of Registrable Shares covered by such Registration Statement reasonably requests and as may be necessary for the marketability of the Registrable Shares (such request to be made by the time the applicable Registration Statement is deemed effective by the Commission) and do any and all other acts and things necessary to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Holder; provided, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

9

(f)          as promptly as practicable after becoming aware of such event, notify each Holder of Registrable Shares, the disposition of which requires delivery of a prospectus relating thereto under the Securities Act, of the happening of any event, which comes to the Company’s attention, that will after the occurrence of such event cause the prospectus included in such Registration Statement, if not amended or supplemented, to contain an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Company shall promptly thereafter prepare and furnish to such Holder a supplement or amendment to such prospectus (or prepare and file appropriate reports under the Exchange Act) so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, unless suspension of the use of such prospectus otherwise is authorized herein or in the event of a Blackout Period, in which case no supplement or amendment need be furnished (or Exchange Act filing made) until the termination of such suspension or Blackout Period;

(g)          comply, and continue to comply during the Effectiveness Period, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission with respect to the disposition of all securities covered by such Registration Statement;

(h)          as promptly as practicable after becoming aware of such event, notify each Holder of Registrable Shares being offered or sold pursuant to the Registration Statement of the issuance by the Commission of any stop order or other suspension of effectiveness of the Registration Statement;

(i)          use its commercially reasonable efforts to cause all the Registrable Shares covered by the Registration Statement to be quoted on the principal securities market or quotation system on which securities of the same class or series issued by the Company are then listed or traded or quoted;

(j)          permit any Holder of Registrable Shares which Holder, in the reasonable judgment of such Holder and his or its counsel, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing and reasonably acceptable to counsel to the Company, which in the reasonable judgment of such Holder and his or its counsel should be included;

(k)          provide a transfer agent and registrar, which may be a single entity, for the shares of Common Stock at all times and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

10

(l)          cooperate with the Holders of Registrable Shares being offered pursuant to the Registration Statement to issue and deliver, or cause its transfer agent to issue and deliver, certificates representing Registrable Shares to be offered pursuant to the Registration Statement within a reasonable time after the delivery of certificates representing the Registrable Shares to the transfer agent or the Company, as applicable, and enable such certificates to be in such denominations or amounts as the Holders may reasonably request and registered in such names as the Holders may request;

(m)          during the Effectiveness Period, take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable; and

(n)          take all other commercially reasonable actions necessary to expedite and facilitate the disposition by the Holders of the Registrable Shares pursuant to the Registration Statement during the term of this Agreement.

6.            Obligations of the Holders.

(a)          Each Holder hereby covenants and agrees to comply with the Maximum Resale Limitations and the provisions of Section 4 of this Agreement.

(b)          Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(f) hereof or of the commencement of a Blackout Period, such Holder shall discontinue the disposition of Registrable Shares included in the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(f) hereof or notice of the end of the Blackout Period, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.

(c)          The Holders of the Registrable Shares shall provide such information as may reasonably be requested by the Company, or the managing underwriter, if any, in connection with the preparation of any registration statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Shares under the Securities Act pursuant to Section 3(a) and/or 3(c) of this Agreement and in connection with the Company’s obligation to comply with federal and applicable state securities laws, including a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Security Holder Questionnaire”) or any update thereto not later than three (3) Business Days following a request therefore from the Company.

(d)          Each Holder, by its acceptance of the Registrable Shares, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Shares from such Registration Statement.

11

7.            Registration Expenses. The Company shall pay all expenses in connection with any registration obligation provided herein, including, without limitation, all (a) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Shares on, any securities exchange or over-the-counter trading market on which the Registrable Shares are listed or quoted); (b) underwriting expenses (other than fees, commissions or discounts); (c) expenses of any audits incident to or required by any such registration; (d) fees and expenses of complying with securities and "blue sky" laws (including, without limitation, fees and disbursements of counsel for the Company in connection with "blue sky" qualifications or exemptions of the Registrable Shares); (e) printing expenses; (f) messenger, telephone and delivery expenses; (g) fees and expenses of the Company's counsel and accountants; (h) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (i) fees and expenses of one counsel for the Holders of Registrable Shares participating in such registration as a group (selected by the Holders of a majority of the Registrable). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Shares registered under the Securities Act pursuant to this Agreement shall be borne and paid by the Holders of such Registrable Shares, in proportion to the number of Registrable Shares included in such registration for each such Holder. Except as provided in this Section 7 and Section 9 of this Agreement, the Company shall not be responsible for the expenses of any attorney or other advisor employed by a Holder.

8.            Assignment of Rights. No Holder may assign its rights under this Agreement to any party without the prior written consent of the Company; provided, however, that any Holder may assign its rights under this Agreement without such consent to a Permitted Assignee as long as (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become bound by and subject to the terms of this Agreement; and (c) such Holder notifies the Company in writing of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Shares with respect to which such rights are being transferred or assigned. The Company may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

9.            Indemnification.

(a)          The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares, such holder's officers, directors, managers, members, partners, stockholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Shares and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Shares. This indemnity shall be in addition to any liability the Company may otherwise have.

12

(b)          In connection with any registration in which a holder of Registrable Shares is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Shares and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Shares pursuant to such Registration Statement. This indemnity shall be in addition to any liability the selling holder may otherwise have.

(c)          Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 9, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party's prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Shares included in the registration, at the expense of the indemnifying party.

13

(d)          If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Shares, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

14

(e)          In the event of the offer and sale of Registrable Shares under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its directors, officers, partners, and each other person, if any, who controls or is under common control with such Holder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, and expenses to which the Holder or any such director, officer, partner or controlling person may become subject under the Securities Act, the Exchange Act, any state securities laws or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any actual or alleged untrue statement of any material fact contained in any registration statement prepared and filed by the Company under which Registrable Shares were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, any actual or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein in light of the circumstances in which they were made not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, and the Company shall reimburse the Holder, and each such director, officer, partner and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided, that the Company shall not be liable in any such case (i) to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (x) an untrue statement in or omission from such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished by a Holder to the Company for use in the preparation thereof or (y) the failure of a Holder to comply with the covenants and agreements contained in Section 4 or Section 6 hereof respecting the sale of Registrable Shares; or (ii) if the person asserting any such loss, claim, damage, liability (or action or proceeding in respect thereof) who purchased the Registrable Shares that are the subject thereof did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Registrable Shares to such person because of the failure of such Holder to so provide such amended preliminary or final prospectus and the untrue statement or omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary or final prospectus (or the final prospectus as amended or supplemented). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders, or any such director, officer, partner or controlling person and shall survive the transfer of such shares by the Holder.

15

(f)          As a condition to including Registrable Shares in any registration statement filed pursuant to this Agreement, each Holder agrees to be bound by the terms of this Section 9 and, severally and not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or controlling person may become subject under the Securities Act, the Exchange Act, any state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement of a material fact or any omission of a material fact required to be stated in any registration statement, any preliminary prospectus, final prospectus, summary prospectus, amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission is included or omitted in reliance upon and in conformity with written information furnished by the Holder to the Company for use in the preparation thereof, and such Holder shall reimburse the Company, and such directors, officers, partners, legal counsel and accountants, underwriters, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling any such loss, claim, damage, liability, action, or proceeding; provided, however, that indemnity obligation contained in this Section 9(b) shall in no event exceed the amount of the net proceeds received by such Holder as a result of the sale of such Holder’s Registrable Shares pursuant to such registration statement, except in the case of fraud or willful misconduct. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer by any Holder of such shares.

(g)          Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in this Section 9 (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the commencement of such action; provided, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in the reasonable judgment of counsel to such indemnified party a conflict of interest between such indemnified and indemnifying parties may exist or the indemnified party may have defenses not available to the indemnifying party in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defenses thereof or the indemnifying party fails to defend such claim in a diligent manner, other than reasonable costs of investigation. Neither an indemnified nor an indemnifying party shall be liable for any settlement of any action or proceeding affected without its consent. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party shall have the right to retain, at its own expense, counsel with respect to the defense of a claim. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

16

(h)          If an indemnifying party does not or is not permitted to assume the defense of an action pursuant to Sections 9(c) or in the case of the expense reimbursement obligation set forth in Sections 9(a) and 9(b), the indemnification required by Sections 9(a) and 9(b)9(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expenses, losses, damages, or liabilities are incurred.

(i)          If the indemnification provided for in Section 9(a) and 9(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense (i) in such proportion as is appropriate to reflect the proportionate relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, then in such proportion as is appropriate to reflect not only the proportionate relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

(j)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(k)          Other Indemnification. Indemnification similar to that specified in this Section (with appropriate modifications) shall be given by the Company to each Holder of Registrable Shares with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

17

10.           Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act and (c) as long as any Holder owns any Registrable Shares, to furnish in writing upon such Holder’s request a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and to furnish to such holder a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing such holder of any rule or regulation of the Commission permitting the selling of any such Registrable Shares without registration and dv) undertake any additional actions reasonably necessary to maintain the availability of a registration statement or the use of Rule 144.

11.           For so long as PHMD is an affiliate, as defined pursuant to Rule 144, following the Effective Date, the Company will use its commercially reasonable efforts to timely file all reports required to be filed by the Company after the date hereof under the Exchange Act and the rules and regulations adopted by the Commission thereunder, and if the Company is not required to file reports pursuant to such sections, it will prepare and furnish to the Holders and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell shares of Common Stock under Rule 144.

12.           Miscellaneous.

(a)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of New York, both substantive and remedial, without regard to New York conflicts of law principles. Any judicial proceeding brought against either of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York county, or in the United States District Court for the Southern District of New York, and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

(b)          Remedies. Except as otherwise specifically set forth herein with respect to a Registration Default Event, in the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Except as otherwise specifically set forth herein with respect to a Registration Default Event, the Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(c)          Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, Permitted Assignees, executors and administrators of the parties hereto.

18

(d)          No Inconsistent Agreements. The Company has not entered, as of the date hereof, and shall not enter, on or after the date of this Agreement, into any agreement with respect to its securities that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

(e)          Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

(f)          Notices, etc. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by courier service and shall be deemed to have been given when delivered in person or by reputable international express service, as evidenced by the records of such service . For the purposes hereof, the addresses of the parties hereto shall be as set forth in the Merger Agreements and opposite each party's name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

(g)          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

(h)          Counterparts. This Agreement may be executed in any number of counterparts, and with respect to any Purchaser, by execution of an Omnibus Signature Page to this Agreement and the Subscription Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(i)          Severability. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)          Amendments. Except as otherwise provided herein, the provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, with and only with an agreement or consent in writing signed by the Company and the Holders.

19

This Registration Rights Agreement is hereby executed as of the date first above written.

The Company:

DS HEALTHCARE GROUP, INC.

By:
Name: Renee Barch-Niles
Title: Chief Executive Officer

STOCKHOLDER:	ADDRESS:

PHOTOMEDEX, INC.

By:
Name: Dennis McGrath
Title:

20

Annex A

DS HEALTHCARE GROUP, INC.

Selling Security Holder Notice and Questionnaire

The undersigned beneficial owner of Registrable Shares of DS Healthcare Group, Inc., a Florida corporation (the “Company”), understands that the Company has filed or intends to file with the U.S. Securities and Exchange Commission a registration statement (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the Registrable Shares, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling security holder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Shares are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling security holder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Security Holder”) of Registrable Shares hereby elects to include the Registrable Shares owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

a)	Name:

(1)	Full Legal Name of Selling Security Holder

(2)	Full Legal Name of Registered Holder (holder of record) (if not the same as (a) above) through which Registrable Shares are held:

(3)	If you are not a natural person, full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

b)	Address for Notices to Selling Security Holder:

Telephone:	Fax:

Email:

Contact Person:

c)	Broker-Dealer Status:

(1)	Are you a broker-dealer?

Yes ☐              No ☐

(2)	If “yes” to Section 3(a), did you receive your Registrable Shares as compensation for investment banking services to the Company?

Yes ☐              No ☐

Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(3)	Are you an affiliate of a broker-dealer?

Yes ☐              No ☐

(4)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Shares in the ordinary course of business, and at the time of the purchase of the Registrable Shares to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Shares?

Yes ☐              No ☐

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

2

d)	Beneficial Ownership of Securities of the Company Owned by the Selling Security Holder:

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company.

(a)          Please list the type (common stock, warrants, etc.) and amount of all securities of the Company (including any Registrable Shares) beneficially owned1 by the Selling Security Holder:

e)	Relationships with the Company:

Except as set forth below, neither you nor (if you are a natural person) any member of your immediate family, nor (if you are not a natural person) any of your affiliates2, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

1             Beneficially Owned: A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, including the power to direct the voting of such security, or (ii) investment power, including the power to dispose of, or direct the disposition of, such security.  In addition, a person is deemed to have “beneficial ownership” of a security of which such person has the right to acquire beneficial ownership at any time within 60 days, including, but not limited to, any right to acquire such security: (i) through the exercise of any option, warrant or right, (ii) through the conversion of any security or (iii) pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement.

It is possible that a security may have more than one “beneficial owner,” such as a trust, with two co-trustees sharing voting power, and the settlor or another third party having investment power, in which case each of the three would be the “beneficial owner” of the securities in the trust. The power to vote or direct the voting, or to invest or dispose of, or direct the investment or disposition of, a security may be indirect and arise from legal, economic, contractual or other rights, and the determination of beneficial ownership depends upon who ultimately possesses or shares the power to direct the voting or the disposition of the security.

The final determination of the existence of beneficial ownership depends upon the facts of each case. You may, if you believe the facts warrant it, disclaim beneficial ownership of securities that might otherwise be considered “beneficially owned” by you.

2             Affiliate: An “affiliate” is a company or person that directly, or indirectly through one or more intermediaries, controls you, or is controlled by you, or is under common control with you.

3

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Selling Security Holder Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

BENEFICIAL OWNER (individual)	BENEFICIAL OWNER (entity)

Signature	Name of Entity

Print Name	Signature

Print Name:
Signature (if Joint Tenants or Tenants in Common)

Title:

PLEASE E-MAIL OR FAX A COPY OF THE COMPLETED AND EXECUTED SELLING SECURITY HOLDER NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

CKR Law LLP

1330 Avenue of the Americas, 14th Floor

New York, NY 10022

Attention: Stephen A. Weiss

Facsimile: (212) 259.7300

E-mail Address: sweiss@CKRlaw.com

4

EXHIBIT E to

Merger Agreements

STOCKHOLDERS AGREEMENT

Among

DS HEALTHCARE GROUP, INC.

RADIANCY, INC.

PHOTOMEDEX TECHNOLOGIES, INC.

and

PHOTOMEDEX, INC.

Dated: ________ __, 2016

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), to be effective as of _______ [*], 2016 (the “Effective Date”) is made and entered into by and among (A) DS Healthcare Group, Inc., a Florida corporation (“DSKX” or the “Company”); (B) Photomedex, Inc., a Nevada corporation (“PHMD” or the “Stockholder”); (D) Radiancy, Inc. a Delaware corporation (“Radiancy”) and (E) Photomedex Technologies, Inc., a Delaware corporation (“Photo-Tech”). The Company, the Stockholder, Radiancy and Photo-Tech are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

INTRODUCTION:

This Agreement is being entered into by the Parties with reference to the following:

A.           Pursuant to (a) an Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016, among the Company, PHMD Consumer Acquisition Corp., a Delaware corporation (“Merger Sub”), Radiancy and PHMD (the “Radiancy Merger Agreement”), and (b) a separate Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016, among the Company, PHMD Professional Acquisition Corp., a Delaware corporation (“PPAC”), Photo-Tech and PHMD (the “Photo-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), PHMD acquired 100% of the capital stock of Radiancy and its direct and indirect Foreign Subsidiaries (the “Radiancy Group”) and 100% of the capital stock of Photo-Tech .

B.           This Agreement has been entered into and executed by the Parties simultaneously with and as a condition to the closing of the purchase of the Purchased Assets under the Asset Purchase Agreement and the Merger pursuant to the Merger Agreement.

C.           The Parties hereto also desire to set forth (i) the terms of the ongoing relationship between PHMD and DSKX, (ii) the corporate governance of PHMD, (iii) the management and operation of the Radiancy Group and Photo-Tech (collectively, the “Acquired Companies”), and (iii) to provide for certain rights and obligations in respect thereto as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the Parties hereto hereby agree as follows:

ARTICLE I
Certain Definitions

Section 1.1           Definitions. Unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the meanings ascribed to them in the Merger Agreements. In addition, the following terms shall have the following respective meanings:

“Acquired Companies” shall mean the collective reference to Radiancy, the Radiancy Group and Photo-Tech.

“Acquired Companies Common Stock” shall mean the individual and collective reference to any authorized, issued or outstanding shares of Radiancy Common Stock or Photo-Tech Common Stock or any other class or series of capital stock of Radiancy, any other member of the Radiancy Group or Photo-Tech, authorized, issued or outstanding.

“Agreement” shall mean this Stockholder Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Articles of Incorporation” shall mean the Articles of Incorporation of DSKX and the Acquired Companies, as amended, restated, modified or supplemented in accordance with the terms hereof and pursuant to applicable Law.

“Board of Directors” shall mean, as applicable, the Board of Directors of each of DSKX and the Acquired Companies, as duly constituted in accordance with this Agreement, or any committee thereof duly constituted in accordance with this Agreement, the By-Laws and applicable law and duly authorized to make the relevant determination or take the relevant action.

“By-Laws” shall mean the By-Laws of the Acquired Companies, as amended and in effect on the date hereof and as hereafter further amended or restated in accordance with the terms hereof and pursuant to applicable Law.

“Common Stock” shall mean the collective reference to (a) any shares of DSKX Common Stock, and (b) any Acquired Companies Common Stock; provided, however, that, for the avoidance of doubt, the term “Common Stock” shall not mean or include any Merger Shares.

“Common Stock Equivalents” shall mean the collective reference to” (a) any warrants, options, convertible preferred stock (including shares of DSKX Series A Preferred Stock), convertible notes or other securities or rights issued or granted by DSKX entitling the holder(s) thereof to purchase or receive upon exercise or conversion of such securities or rights, shares of DSKX Common Stock (including DSKX Conversion Shares), or (b) any warrants, options, convertible preferred stock, convertible notes or other securities or rights issued or granted by either or both of the Acquired Companies entitling the holder(s) thereof to purchase or receive upon exercise or conversion of such securities or rights, shares of Common Stock of the Acquired Companies.

“Company” or “DSKX” shall mean DS Healthcare Group, Inc., a New York corporation.

“DSKX Common Stock” shall mean shares of voting common stock, $0.001 par value per share, of the Company and any and all shares of capital stock or other equity securities of: (i) the Company which are added to or exchanged or substituted for the Common Stock by reason of the declaration of any stock dividend or stock split, the issuance of any distribution or the reclassification, readjustment, recapitalization or other such modification of the capital structure of the Company; and (ii) any other corporation, now or hereafter organized under the laws of any state or other governmental authority, with which the Company is merged, which results from any consolidation or reorganization to which the Company is a party, or to which is sold all or substantially all of the shares or assets of the Company, if immediately after such merger, consolidation, reorganization or sale, the Company or the stockholders of the Company own equity securities having in the aggregate more than 50% of the total voting power of such other corporation.

2

“DSKX Fully-Diluted Common Stock” shall mean at any point in time, the sum of (a) the issued and outstanding shares of DSKX Common Stock, plus (b) all issued and outstanding Common Stock Equivalents of DSKX.

“Effective Date” shall mean the “Closing Date”, and the subsequent “Effective Time” of the mergers contemplated by the Merger Agreements.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” shall mean any governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Law.

“Independent Director(s)” shall mean those members of the boards of directors of each of DSKX, Photomedex Technology, Radiancy and the other members of the Radiancy Group who are deemed to be qualified “independent directors” within the meaning of the Rules and Regulations established by the Nasdaq Stock Exchange.

“Law” shall mean any law, statute, regulation, constitution, ordinance, code, rule, order, decree, judgment, consent decree, charge, injunction, ruling, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Merger Agreements” shall have the meaning specified in the Introduction.

“Merger Shares” shall mean the collective reference to all (a) DSKX Photo-Tech Merger Shares issued and issuable under the Photomedex Technology Merger Agreement, and (b) the DSKX Series A Preferred Stock, and the DSKX Conversion Shares issued and issuable to PHMD under the terms of the Radiancy Merger Agreement.

“Merger Securities” shall mean the collective reference to the Merger Shares and the $4,500,000 principal amount DSKX Note.

“Permitted Transfer” shall have the meaning set forth in Section 4.1.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated the date hereof between DSKX and PHMD.

“Restricted Transfer” shall have the meaning specified in Section 4.4.

3

“Sale of Control” shall mean, as applicable:   (a) as to either or both of the Acquired Companies, the sale of all or substantially all of the assets or securities of either of the Acquired Companies, whether by merger, consolidation, tender offer, sale of Acquired Companies Common Stock or sale of assets, to any Person who is not an Affiliate of DSKX in a transaction or series of transactions whereby the power to elect the board of directors of either or both of the Acquired Companies shall pass to such non-Affiliate Person or its Affiliates; or (b) as to DSKX, the sale of all or substantially all of the assets or securities of DSKX, whether by merger, consolidation, tender offer, sale of DSKX Common Stock or sale of assets, to any Person who is not an Affiliate of DSKX in a transaction or series of transactions whereby the power to elect the board of directors of DSKX shall pass to such non-Affiliate Person or its Affiliates.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Stockholder” shall have the meaning specified in Section 5.1(a).

“Stockholder” shall mean the individual and collective reference to PHMD, or its assignees.

“Term” shall mean the maximum term of this Agreement, being the period from the Effective Date and thereafter until the occurrence of a Termination Event. for so long as PHMD shall continue to own shares of Series A Preferred Stock, or that number of .

“Termination Event” shall mean the earliest to occur of:

(a)          the first date that the aggregate number of Merger Securities owned of record and beneficially by PHMD or any PHMD Transferee shall represent less fifteen (15%) percent of the total number of the Merger Securities; or

(b)          a Sale of Control of either (i) DSKX and all of its direct and indirect consolidated Subsidiaries, or (ii) the Acquired Companies; in each case, approved as a Major Decision (as such term is defined in Section 3.2).

“Transfer Restriction” shall have the meaning given to it in Section 4.1.

Section 1.3           Effective Date.      This Agreement shall be deemed to have become effective and constitute a legal and binding agreement of the Parties hereto as of the Effective Date of this Agreement.

ARTICLE II
Ownership of Securities and Voting

Section 2.1           Ownership of DSKX Series A Preferred Stock and Merger Shares. As at the Effective Date, unless otherwise provided in this Agreement, all of the issued and outstanding Merger Shares shall be wholly owned as of record and beneficially by PHMD, and PHMD shall be responsible for all securities law compliance with respect to such ownership, reporting and filing of applicable forms under the Exchange Act.

Section 2.2           Ownership of Acquired Companies Common Stock. As at the Effective Date, unless otherwise provided in this Agreement, all of the issued and outstanding shares of Acquired Companies Common Stock shall be wholly owned as of record and beneficially by DSKX or a Subsidiary of DSKX, at which point DSKX or Subsidiary of DSKX, as the case may be, shall be responsible for all securities law compliance with respect to such Acquired Companies Common Stock.

4

Section 2.3           Voting of Securities.

(a)          Throughout the Term of this Agreement, DSKX hereby covenants and agrees to vote its shares of Acquired Companies Common Stock, and take all actions necessary, to ensure that the Articles of Incorporation and By-Laws of the Acquired Companies do not, at any time, conflict with the provisions of this Agreement. In the event of a conflict, the terms and conditions of this Agreement shall govern.

(b)          Throughout the Term of this Agreement, PHMD hereby covenants and agrees to vote all of its Merger Shares, and take all actions necessary, to comply with the provisions of this Agreement.

ARTICLE III
Corporate Governance

Section 3.1           Board of Directors.

(a)          The management of each of DSKX and the Acquired Companies shall be managed by its and their Board of Directors. The Chief Executive Officer of DSKX and each of the Acquired Companies shall report to the respective Board of Directors, and all other officers and employees of DSKX and its consolidated Subsidiaries, including all of the Acquired Companies, shall report to the Chief Executive Officer of DSKX.

(b)          Until such time as a Termination Event shall have occurred, the Board of Directors of each of DSKX and each of the Acquired Companies, shall consist of seven (7) members of which:

(i)          three (3) members, one (1) of whom shall be an Independent Director) and two (2) of whom shall be individuals who are members of senior management of DSKX shall be individuals designated by DSKX (the “DSKX Designees”) with it being agreed that Michael Pope is an Independent Director;

(ii)         three (3) members, three (3) of whom shall be an Independent Director, shall be individuals designated by PHMD (collectively, the “PHMD Designees”) with it being agreed that each of ___________, Dr. Dolev Rafaeli and Dennis M. McGrath are Independent Directors; and

(iii)        the Directors referred to in clauses (i) and (ii) above shall select and designate one (1) additional member of such boards of directors who shall also be an Independent Director and who shall be reasonably acceptable to PHMD.

(c)          In furtherance of the foregoing, until a Termination Event shall have occurred: (i) PHMD shall vote, at each regular or special meeting of stockholders of DSKX called in whole or in part for the election of directors, all of its DSKX Merger Shares, including all DSKX Earn-Out Shares and DSKX Make-Whole Shares, if any, in FAVOR of the election of the PHMD Designees to the DSKX Board of Directors, and (ii) all DSKX Designees on the DSKX Board of Directors shall recommend to the DSKX stockholders at each such regular or special meeting, to elect the PHMD Designees to the Board of Directors of DSKX;

5

(d)          Any modification to increase or decrease the number of members of the Board of Directors of DSKX or the respective Acquired Companies shall be subject to the provisions of Section 3.2 below.

(e)          On the Closing Date, Dr. Dolev Rafaeli, Dennis McGrath and __________ shall be elected as a member of each of the Board of Directors, as the initial PHMD Designees, and Daniel Khesin, Renee Barch-Niles and Michael Pope shall be the initial DSKX Designees. DSKX and PHMD shall take all actions necessary to elect, approve and appoint, the PHMD Designees and DSKX Designees described above to be appointed as members of each of the Board of Directors as of the Effective Date.

(f)          In the event of the death, resignation, removal or termination of any one or more PHMD Designee or DSKX Designee, any replacement of such PHMD Designee shall be determined and designated solely by PHMD or (in the event of a dividend or distribution of the Merger Securities by PHMD to its stockholders, as contemplated hereby) the holders of a majority of the Merger Shares, voting as a separate class. Any one or more PHMD Designee may be removed at any time by PHMD or by the holders of a majority of the Merger Shares, voting as a separate class; provided, that any individual replacing one or more of the PHMD Designees shall be subject to the provisions of clauses (i) and (iii) of Section 3.1(b) above.

(g)          During the Term of this Agreement, each PHMD Designee shall have the right to attend meetings of each of the committees of the Board of Directors, and shall receive the same notice of meetings as provided to the other members of such Board of Directors and all committees thereof and shall be provided with copies of all materials provided to the other members of such Board of Directors and all committees thereof.

(h)          Subject at all times to the vote or written consent of the holders of a majority of the issued and outstanding voting capital stock of DSKX, in the event of the death, resignation, removal or termination of any one or more DSKX Designee, any replacement of such DSKX Designee shall be determined and designated solely by the vote or written consent of a majority of the remaining DSKX Designees. Any one or more DSKX Designee may be removed at any time by a majority of the DSKX Designees on the Board of Directors; provided, that any individual replacing one of the DSKX Designees who is an Independent Director shall be subject to the provisions of clause (ii) of Section 3.1(b) above.

(i)          Each of the Board of Directors shall meet at least once per fiscal year; provided, that the Board of Directors of DSKX or the Acquired Companies may meet more frequently as may be required in order to consider matters covered by Section 3.2 of this Agreement.

6

(j)          Until such time as a Termination Event shall have occurred, each committee of the Board of Directors of each of DSKX and each of the Acquired Companies shall have at least one DSKX Designee and one PHMD Designee as its member.

Section 3.2           Certain Material Decisions. Notwithstanding anything in this Agreement, the Articles of Incorporation or the By-Laws or the organizational documents of the Acquired Companies to the contrary, before undertaking any of the following actions on behalf of any one or more of DSXK, the Radiancy Group or Photo-Tech, as applicable (each a “Material Decision”), either (i) a minimum of all DSKX Designees and two (2) of the PHMD Designees on such Board of Directors shall have consented in advance and in writing to such Material Decision, or (ii) such Material Decision shall have been approved at a duly called meeting of such Board of Directors at which not less than five (5) members of such Board of Directors are present, which shall include at least two (2) of the PHMD Designees who shall have consented to such Material Decision (each, a “Required Consent”). The following Material Decisions shall require the Required Consent:

(a)          Material Indebtedness.    Except for indebtedness, all or part of the proceeds of which shall be used to either repay or reduce the DSKX Note or finance the redemption of any then outstanding shares of DSKX Series A Preferred Stock on any Redemption Date (each, an “Approved Financing”), incurring any indebtedness, individually or in the aggregate (i) on behalf of DSKX in excess of $5,000,000, or (ii) on behalf of all of the Acquired Companies in excess of $2,500,000, whether evidenced by notes, debentures, mortgages or leases required to be capitalized under GAAP.

(b)          Liens.  Except for security interests, mortgages, pledges, liens, hypothecation, assignments or other encumbrances (collectively, “Liens”) incurred in connection with an Approved Financing, incurring or obtaining placement of any Liens on the assets and properties of DSKX or the Acquired Companies.

(c)          Material Securities Issuances.    Issuing of any Common Stock or Common Stock Equivalents that would result in an issuance of Common Stock or Common Stock Equivalents that could reasonably be expected to have a potential dilutive or impairment effect on the value of the Merger Securities;

(d)          Sale of Control.   In the event, and only in the event, that the aggregate number of Merger Shares owned of record and beneficially by PHMD or any PHMD Transferee shall represent not less fifteen (15%) percent of the DSKX Fully-Diluted Common Stock, entering into any commitment, for or consummating any Sale of Control of, either (i) DSKX and its consolidated Subsidiaries, or (ii) all of the Acquired Companies;

(e)          Material Acquisitions.      Entering into any commitment for, or consummating any acquisition, whether by merger, stock purchase, asset purchase, consolidation or like business combination, of the securities, assets or business divisions of any Person or entity, in exchange for consideration (whether cash and/or securities) having a value in excess of $5,000,000;

7

(f)          Amending Transaction Documents.     Amending or modifying any material provision of the Merger Agreements or any Exhibits thereto, including this Agreement.

(g)          Liquidation.    Undertaking any liquidation, dissolution or winding-up of the affairs of either or both of DSKX or the Acquired Companies.

(h)          Organization Documents.     Making any amendment, supplement, alteration to, restatement or repeal of, including by waiver or consent, any provision of the Certificates or Articles of Incorporation, Bylaws of the any of the Acquired Companies.

ARTICLE IV
Transfers of the Merger Securities

Section 4.1           Restrictions on Transfer. Except as expressly permitted either (a) by the Registration Rights Agreement, (b) by written consent of the Board of Directors of DSKX as a Material Decision contemplated by Section 3.2 of this Agreement, or (c) by Section 4.2 of this Agreement (each a “Permitted Transfer”), PHMD hereby agrees that it will not offer, sell, transfer, assign or otherwise dispose of, or make any exchange, gift, assignment or pledge of (collectively, a “Transfer”) any of the Merger Securities for a period commencing on the Effective Date of this Agreement and ending five (5) years from the Effective Date (the “Restricted Period”). Thereafter, PHMD may Transfer its DSKX Common Stock to any Person. PHMD hereby further agrees that it will not, directly or indirectly, Transfer any of its Merger Securities, except as permitted under the Securities Act and other applicable securities laws.

Section 4.2           Permitted Transfers. The provisions of Section 4.1 shall not apply to any of the following:

(a)          by Transfer of all or any portion of the Merger Securities retained by PHMD to its stockholders; provided, however, that if PHMD so elects to distribute or dividend to its stockholders any or all of such Merger Securities, it hereby agrees to limit such distribution or dividend on each one or more occasions it is made to PHMD stockholders to covenants that shall restrict such PHMD stockholders from selling or offering to sell to the public more than eight and one-third percent (8-1/3%) of their Merger Securities as of the date hereof every ninety (90) days (the “90-Day Limit”);

(b)          by offering or selling to the public the Merger Securities pursuant to Section 4.5 not more than the 90-Day Limit;

(c)          a Sale of Control of DSKX approved as a Material Decision in accordance with Section 3.2 of this Agreement; or

(d)          subject to the compliance with all of the other provisions of this Agreement (including Article V below), the waiver of the Transfer Restrictions in Section 4.1 by the DSKX Board of Directors;

provided, however, that with respect to clauses (a) and (b) above, if a Registration Default Event (as defined in the Registration Rights Agreement) has occurred and is continuing to occur, PHMD and its stockholders, as applicable, may offer or sell to the public the pro rata portion of the 90-Day Limit it would have otherwise been permitted to sell during such Registration Default Period over the following six (6) months in addition to the regular 90-Day Limit permitted pursuant to clauses (a) and (b).

8

Section 4.3           Endorsement of Certificates.

(a)          Upon the execution of this Agreement, in addition to any other legend which DSKX may deem advisable under the Securities Act and certain state securities laws, all certificates representing all of the Merger Securities shall be endorsed as follows:

THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED __________ __, 2016, AMONG DS HEALTHCARE GROUP, INC. PHOTOMEDEX, INC., RADIANCY, INC. and PHOTOMEDEX TECHNOLOGIES, INC. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF THE DS HEALTHCARE GROUP, INC.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACT.

(b)          Except as otherwise expressly provided in this Agreement, all certificates representing shares of DSKX Merger Securities hereafter issued to or acquired by any of the Stockholder or their successors hereto shall bear the legends set forth above, and the shares of DSKX Common Stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The rights and obligations of each Party hereto shall inure to and be binding upon any Person to whom DSKX Merger Securities Stock is transferred pursuant to Section 4.2(a) hereto. Prompt notice shall be given to the Company of any Transfer (whether or not to a Permitted Transfer) of any DSKX Merger Securities.

Section 4.4           Restricted Transfer. Any attempt to Transfer or encumber any Merger Securities that is considered a Transfer in violation of the provisions set forth in Section 4.1 above (a “Restricted Transfer”) or not in accordance with this Agreement shall be deemed null and void and neither the Stockholder, DSKX nor any Transfer agent of such securities shall give any effect to such attempted Transfer or encumbrance in its stock records.

Section 4.5           Right to Purchase Merger Securities.    If and for so long as PHMD owns of record any Merger Securities and a Termination Event has not occurred, PHMD shall provide DSKX with not less than fifteen (15) Business Days prior written notice (the “Public Sale Notice”) on each occasion before offering to sell to the public any Merger Securities that it are permitted to sell under the Registration Rights Agreement (the “Offered Shares”). DSKX or its designee shall have a right to purchase or arrange for its designee to purchase, in either case on or before the expiration of such fifteen (15) Business days, all or any portion of such Offered Shares at a price per share equal to the closing market price of DSKX’s Common Stock, as traded on any National Stock Exchange on each date that a Public Sale Notice is given (the “Public Sale Notice Market Price”); provided, that if (a) DSKX or its designee do not timely elect to exercise such right or fail to timely purchase such Offered Shares, and (b) the closing market price of DSKX’s Common Stock at the expiration of any such fifteen (15) Business Day period shall be less than the Public Sale Market Price, DSKX shall indemnify and hold harmless PHMD from and against any short-fall and loss in value of such Offered Share. Notwithstanding the foregoing, PHMD shall not have to comply with this Section 4.5 if it sells Merger Securities pursuant to a plan or arrangement (each, a “10b5-1 Plan”) in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that it may not offer or sell to the public Merger Securities in an amount in excess of the 90-Day Limit subject to the proviso at the end of Section 4.2; provided, further, that PHMD shall notify DSKX in advance of its entry into a 10b5-1 Plan and shall comply with its applicable reporting obligations under the Exchange Act.

9

ARTICLE V
Information Rights

Section 5.1           Access to Information. The Company and each of the Acquired Companies shall permit the Stockholder (and such persons as they may designate subject to the Company’s reasonable approval and the execution of a confidentiality agreement acceptable to the Company), to visit and inspect, during normal business hours and without disruption to the Company’s business, any of the properties of the Company or the Acquired Companies, examine its books (and take copies and extracts therefrom), and discuss the affairs, finances, and accounts of the Company or the Acquired Companies with the appropriate officers and employees, all at reasonable times and upon reasonable notice. Each Stockholder agrees that he and his designees will keep confidential any confidential, proprietary, or secret information which such Stockholder may obtain from the Company or the Acquired Companies, unless such information is known to the public.

Section 5.2           Financial Information. During the Term of this Agreement, the Company and each of the Acquired Companies shall provide to each Stockholder, as soon as available, but in any event within thirty-five (35) days after the end of the fiscal year of the Company and each of the Acquired Companies, copies of the combined balance sheets of the Acquired Companies as of the end of each fiscal year, and of the related combined statements of income and retained earnings and cash flows for such fiscal year, all in reasonable detail and stating in comparative form beginning with the fiscal year ending December 31, 2015, the respective combined figures as of the end of and for the previous fiscal year, and, in the case of such combined statements, accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall state that such combined financial statements present fairly the combined financial position of the Acquired Companies as at the dates indicated and their combined income and retained earnings and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the accountants shall concur) and that the examination by such accountants in connection with such combined financial statements has been made in accordance with generally accepted auditing standards. In addition, the Company and the Acquired Companies shall make available to the Stockholder, all financial and operational information with respect to the Acquired Companies. Copies of such financial information shall be provided within five (5) days of the request by the Stockholder.

10

ARTICLE VI
Miscellaneous

Section 6.1           Termination of Agreement.

(a)          This Agreement shall terminate and shall be of no further force or effect as to DSKX, the Acquired Companies and the Stockholder, as applicable, upon the occurrence of a Termination Event.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, upon any permitted termination of this Agreement, whether by reason of a Termination Event or otherwise, each of the Stockholder, his heirs, executors or trustees shall continue to retain all of the record or beneficial ownership rights to the DSKX Common Stock then owned of record or beneficially by such Stockholder.

Section 6.2           Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the Parties hereto. The Stockholder may not assign any of its rights hereunder to any Person other than in a Transfer that has complied with the requirements of Article IV as provided therein in all respects. If any Transferee of any Stockholder shall acquire any shares of DSKX Merger Securities, in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

Section 6.3           Amendment and Modification; Waiver of Compliance; Conflicts.

(c)          This Agreement may be amended only by a written instrument duly executed by PHMD and DSKX and approved in the manner provided in Section 3.2. In the event of any conflict between the terms of this Agreement and the Articles or Certificate of Incorporation and By-Laws of DSKX or the Acquired Companies, this Agreement shall govern.

(d)          Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(e)          Notices.     Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile (with such facsimile confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communication, as set forth in the Merger Agreements; or, in each case, to such other address or facsimile number as such Party may designate in writing to the other Party or Parties by written notice given in the manner specified herein.

11

All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile, or five business days after being so mailed.

Section 6.4           Entire Agreement. The provisions of this Agreement and the documents attached as exhibits hereto contain the entire agreement among the Parties hereto with respect to the subject transactions contemplated thereby and supersede all prior oral and written agreements and memoranda and undertakings among the Parties hereto with regard to such subject matter. Each Party hereto hereby acknowledges that any rights under any prior shareholders agreement are hereby waived and relinquished.

Section 6.5           Inspection. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Party at the principal executive offices of Radiancy.

Section 6.6           Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.7           Governing Law. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the State of New York, without giving effect to the provisions, policies or principles of those laws relating to choice or conflict of laws.

Section 6.8           LITIGATION. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT JURISDICTION AND VENUE WILL BE PROPER SOLELY IN THE STATE OF NEW YORK AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK.

Section 6.9           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

Section 6.10         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If the requirements of this Agreement otherwise have been met, new holders of Radiancy Common Stock may become Parties to this Agreement by executing a counterpart to this Agreement.

Section 6.11         Acknowledgment. The Parties acknowledges and agrees that the provisions of this Agreement have been reviewed and are understood by each Party, and expresses the will and intention of the Parties and agrees not to take any action to violate the purposes and provisions of this Agreement.

[Remainder of page intentionally left blank, signature page follows]

12

IN WITNESS WHEREOF, the Parties hereto have caused this Stockholder Agreement to be duly executed as of the date first above written.

DS HEALTHCARE GROUP, INC.

By:
Name: Renee Barch-Niles
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

PHOTOMEDEX, INC.

By:
Name:
Title: Chief Executive Officer

RADIANCY, INC.

By:
Name:
Title: Chief Executive Officer

PHOTOMEDEX TECHNOLOGIES, INC.

By:
Name:
Title: Chief Executive Officer

Exhibit F-1

February ___, 2016

DS Healthcare Group, Inc.
1601 Green Road
Deerfield Beach, Florida 33064

Ladies and Gentlemen:

PhotoMedex, Inc. (“PHMD”) and DS Healthcare Group, Inc. (“DSKX”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), (a) an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Radiancy Merger Agreement”), with PHMD Consumer Acquisition Corp. (“Merger Sub A”) and Radiancy, Inc. (“Radiancy”), pursuant to which, among other things, Radiancy will merge with and into Merger Sub A with Radiancy surviving the merger as a wholly-owned subsidiary of DSKX (the “Radiancy Merger”) pursuant to the terms and conditions of the Radiancy Merger Agreement, and (b) an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “P-Tech Merger Agreement” and, together with the Radiancy Merger Agreement, the “Merger Agreements”), with PHMD Professional Acquisition Corp. (“Merger Sub B”) and PhotoMedex Technology, Inc. (“P-Tech”), pursuant to which, among other things, P-Tech will merge with and into Merger Sub B with P-Tech surviving the merger as a wholly-owned subsidiary of DSKX (the “P-Tech Merger” and, together with the Radiancy Merger, the “Mergers”) pursuant to the terms and conditions of the P-Tech Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreements.

DSKX has required that, as a condition to its willingness to enter into the Merger Agreements and pursuant to Sections 5.14 of the Merger Agreements, the undersigned shareholder of PHMD execute and deliver to DSKX this Agreement.

The undersigned, in order to induce DSKX to enter into the Merger Agreements, hereby irrevocably (in his or her individual capacity and not as a director or officer of PHMD):

(a) represents and warrants to DSKX that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act all of the shares of common stock, par value $0.01 per share, of PHMD (“PHMD Common Stock”) set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of PHMD Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens, (B) does not beneficially own any shares of PHMD Common Stock other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement or the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or applicable law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees, and agrees to use best efforts to cause any other record owner of the Shares, to (i) be present (in person or by proxy) at all PHMD Stockholder Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Mergers, the Merger Agreements and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the PHMD Board), and (B) against (x) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of PHMD under the Merger Agreements or of the undersigned under this Agreement and (y) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of PHMD’s or DSKX’s conditions under the Merger Agreements;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to DSKX, and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of PHMD Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of PHMD Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of PHMD. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of PHMD Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreements are terminated in accordance with their terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of DSKX, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, DSKX shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate DSKX for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and DSKX by signing and returning to DSKX a counterpart hereof.

Very truly yours,

Name:

Number of Shares: ____________

Accepted as of this ___ day of February 2016:

DS Healthcare Group, Inc.

By:
Name:
Title:

To be executed by:

Lewis C. Pell
Dr. Yoav Ben-Dror
Dr. Dolev Rafaeli
Dennis M. McGrath
Stephen P. Connelly
Dr. Dan Amiram

Exhibit F-2

February ___, 2016

PhotoMedex, Inc.
100 Lakeside Drive, Suite 100
Horsham, Pennsylvania 19044

Ladies and Gentlemen:

PhotoMedex, Inc. (“PHMD”) and DS Healthcare Group, Inc. (“DSKX”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), (a) an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Radiancy Merger Agreement”), with PHMD Consumer Acquisition Corp. (“Merger Sub A”) and Radiancy, Inc. (“Radiancy”), pursuant to which, among other things, Radiancy will merge with and into Merger Sub A with Radiancy surviving the merger as a wholly-owned subsidiary of DSKX (the “Radiancy Merger”) pursuant to the terms and conditions of the Radiancy Merger Agreement, and (b) an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “P-Tech Merger Agreement” and, together with the Radiancy Merger Agreement, the “Merger Agreements”), with PHMD Professional Acquisition Corp. (“Merger Sub B”) and PhotoMedex Technology, Inc. (“P-Tech”), pursuant to which, among other things, P-Tech will merge with and into Merger Sub B with P-Tech surviving the merger as a wholly-owned subsidiary of DSKX (the “P-Tech Merger” and, together with the Radiancy Merger, the “Mergers”) pursuant to the terms and conditions of the P-Tech Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreements.

PHMD has required that, as a condition to its willingness to enter into the Merger Agreements and pursuant to Sections 5.14 of the Merger Agreements, the undersigned shareholder of DSKX execute and deliver to PHMD this Agreement.

The undersigned, in order to induce PHMD to enter into the Merger Agreements, hereby irrevocably (in his or her individual capacity and not as a director or officer of DSKX):

(a) represents and warrants to PHMD that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act all of the shares of DSKX Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of DSKX Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens, (B) does not beneficially own any shares of DSKX Common Stock other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement or the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or applicable law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees, and agrees to use best efforts to cause any other record owner of the Shares, to (i) be present (in person or by proxy) at all DSKX Shareholder Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Mergers, the Merger Agreements and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the DSKX Board), and (B) against (x) any DSKX Acquisition Proposal, including a Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of DSKX under the Merger Agreements or of the undersigned under this Agreement and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of PHMD’s or DSKX’s conditions under the Merger Agreements;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to PHMD, and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of DSKX Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of DSKX Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of DSKX. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of DSKX Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreements are terminated in accordance with its terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of PHMD, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, PHMD shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate PHMD for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and PHMD by signing and returning to PHMD a counterpart hereof.

Very truly yours,

Name:

Number of Shares: ____________

Accepted as of this ___ day of February 2016:

PHOTOMEDEX, INC.

By:
Name:
Title:

To be executed by:

Daniel Khesin
Renee Barch-Niles
Mark Brockelman
Michael Pope
Dianne Rosenfeld
Karl Sweis

Exhibit G to Merger Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated ______, 2016 and to be effective as of the 1st day of _________ 2016 (the “Effective Date”), is made and entered into by and between DS Healthcare Group, Inc., a Florida corporation (“DSKX”) and Photomedex, Inc., a Nevada corporation (“PHMD”).

RECITALS:

Whereas, pursuant to (a) an Agreement and Plan of Merger and Reorganization, dated as of February __, 2016, among the Company, PHMD Consumer Acquisition Corp., a Delaware corporation (“Merger Sub”), Radiancy, Inc., a Delaware corporation (“Radiancy”) and PHMD (the “Radiancy Merger Agreement”), and (b) a separate Agreement and Plan of Merger and Reorganization, dated as of February __, 2016, among the Company, PHMD Professional Acquisition Corp., a Delaware corporation (“PPAC”), Photomedex Technologies, Inc., a Delaware corporation (“Photo-Tech”) and PHMD (the “Photo-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), PHMD acquired 100% of the capital stock of Radiancy and its direct and indirect Foreign Subsidiaries (the “Radiancy Group”) and 100% of the capital stock of Photo-Tech; and

Whereas, in connection with the transactions contemplated by the Merger Agreements, DSKX and PHMD desire that PHMD provide, or cause the individual executive officers of PHMD listed on Annex A annexed hereto, and made a part hereof (the “Executive Officers”), to provide, DSKX with certain transition services under the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties, intending to be legally bound, agree as follows:

AGREEMENTS:

ARTICLE I
Provision of Services

Section 1.1           General Intent. DSKX acknowledges and understands that the PHMD Services provided hereunder are transitional in nature and are furnished by PHMD and the Executive Officers solely for the purpose of facilitating the transition of ownership and management of the Radiancy Group and Photo-Tech (collectively, the “Acquired Companies”) and the operation of the Consumer Products business described in the Radiancy Merger Agreement and the Professional Products business described in the Photo-Tech Merger Agreement (collectively, the “Businesses”) for a limited period of time after the Closing Date, as set forth herein. DSKX will use commercially reasonable best efforts to make a transition to its own internal organization or any other third-party suppliers for the PHMD Services as promptly as practicable.

Unless otherwise expressly defined in this Agreement, all capitalized terms when used herein shall have the same meaning as they are defined in the Merger Agreements.

Section 1.2            Services to Be Provided.

(a)           PHMD Services.     During the term of this Agreement as set forth in ARTICLE III (the “Transition Period”) and on the terms and subject to the conditions of this Agreement, PHMD will provide, or cause one or more of the Executive Officers to provide, to DSKX (with respect to the Businesses) each of the services (the “PHMD Services”) described below beginning as of the Effective Date and continuing for the duration of the Transition Period.

(b)           Description of PHMD Services. The Services to be provided by PHMD shall include guiding the executive officers of DSKX in the performance of their duties in connection with:

(i)          introducing and coordinating the duties, responsibilities and reporting obligations of executives and other management personnel of each of the Acquired Companies;

(ii)         integrating the marketing and distribution of Consumer Products and Professional Products offered and sold by the Acquired Companies with the products sold and distributed by DSKX and its existing Subsidiaries;

(iii)        consolidation of financial reporting and data integration between the Acquired Companies and DSKX and its other existing Subsidiaries.

(iv)        integrating logistics and warehouse operations among DSKX its existing operating Subsidiaries and the Acquired Companies;

(v)         coordinating public disclosures and reporting obligations under the Securities Act and the Exchange Act for each of PHMD and DSKX; and

(vi)        providing additional guidance in other areas reasonably requested by DSKX and not expressly specified above; provided, however, that PHMD shall not be obligated to provide any particular additional service if neither PHMD nor any of the Executive Officers is (at the time of the request) providing itself or the Executive Officers with the particular additional service requested; and provided further, however, that the term for providing any additional service requested shall not extend beyond the end of the 4th month following the Effective Date without the consent of DSKX.

(c)           DSKX Consulting Services.   For a period of 18 months following the date of this Agreement, DSKX shall provide to PHMD, without cost, incidental transition consulting services to allow access to former PHMD personnel moving from the PHMD payroll to the DSKX payroll to enable PHMD professionals to accurately prepare and/or audit any reports required to be filed with the IRS, State Taxation agencies or the SEC (the “DSKX Consulting Services”).

Section 1.3           Limitation. In connection with the performance of the PHMD Services or the DSXK Consulting Services, neither PHMD nor DSKX will have any obligation to (a) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used, (b) provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environment that is currently used or (c) convert from one format to another any Business data for use by DSKX or any other Person in connection with the PHMD Services, DSXK Consulting Services or otherwise.

2

Section 1.4           Quality, Quantity and Manner of Performance. PHMD and DSKX shall each cause their respective executive officers or other Persons to, use, in all material respects, a substantially similar degree of care in rendering PHMD Services and DSKX Consulting Services (collectively, the “Services”) under this Agreement as they utilize, or cause their respective executive officers or other Persons to utilize in all material respects, in rendering such Services for its own and its operations. The quality and quantity of each of the Services to be provided will be that which DSKX or PHMD may reasonably require for the operation of the Businesses in the ordinary course of business consistent in all material respects with corresponding services which were provided in connection with the operation of the Businesses prior to the Closing. The Services are provided solely at the direction of the Parties hereto and neither DSKX nor PHMD shall be responsible or liable for the results of such Services or the business impact with respect thereto and, except as provided in this Section 1.4. Each of PHMD and DSKX specifically disclaims any and all warranties of any kind, express or implied, arising out of or related to this Agreement.

Section 1.5           Executive Officers. The Parties acknowledge that PHMD will provide the PHMD Services through the Executive Officers. PHMD shall apply and pay 100% of all Fees received from DSKX under this Agreement (less reimbursement of any actual out-of-pocket expenses to be incurred by the Executive Officers and advanced by PHMD to the Executive Officers) to the Executive Officers in such amounts as among such Executive Officers as the board of directors of PHMD may determine.

ARTICLE II
Fees, Billing and Payment

Section 2.1           Fees and Expenses.

(a)          In full consideration for the PHMD Services to be provided under this Agreement, as of the Effective Date of this Agreement and thereafter on the first Business Day of each of the three (3) additional months ending _______ 31, 2016, DSKX shall pay to PHMD the sum of $100,000, or an aggregate of Four Hundred Thousand ($400,000) Dollars over the four (4) month term of this Agreement (the “Fee”). DSKX shall have the right (but not the obligation) to extend the four (4) month Term of this Agreement for up to two (2) additional months provided that it continues to pay to PHMD the $100,000 monthly Fee. Notwithstanding anything to the contrary in this Agreement, PHMD shall not have any obligation to provide the PHMD Services if DSKX has not paid PHMD the monthly Fee as set forth in this Agreement.

(b)          DSKX shall also reimburse PHMD on a monthly basis for reasonable out-of-pocket expenses incurred by the Executive Officers, including travel and entertainment expenses; provided that, in no event will out-of-pocket expenses in excess of $2,500 be reimbursable to PHMD without the express written consent of the Chief Financial Officer of DSKX.

Section 2.2           Taxes. All charges and Fees to be paid to PHMD under this Agreement are inclusive of any applicable taxes required by law to be paid in connection with the provision of the PHMD Services. In such connection, the Parties acknowledge that PHMD is acting as an independent contractor to DSKX and each of the Executive Officers are employees only of PHMD and not of DSKX or any of its Subsidiaries. Accordingly, DSKX will not be withholding any FICA, social security or other taxes from the Fees payable hereunder, and PHMD and the Executive Officers shall be solely responsible to pay, when due, all income, withholding, sales, use and other taxes in respect of any payments made by DSKX hereunder.

3

ARTICLE III
Term and Termination

Section 3.1           Term of Agreement. The term of this Agreement will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed four (4) months, unless extended by DSKX for up to two (2) additional months.

Section 3.2           Termination upon Breach.

(a)          DSKX may terminate this Agreement at any time, upon written notice to PHMD, in the event of a material breach of this Agreement by PHMD. Such termination will become effective 10 days from the date of receipt of such notice unless the breach is cured, or if not able to be cured within said 10-day period, significant steps to cure have been taken by PHMD within that period.

(b)          PHMD may terminate this Agreement at any time, upon written notice to DSKX, in the event of a material breach of this Agreement by DSKX. Such termination will become effective 10 days from the date of receipt of such notice unless the breach is cured or if not able to be cured within said 10-day period, significant steps to cure have been taken by DSKX within that period; provided, however, that if such breach relates to the non-payment by DSKX of any fees or expenses under ARTICLE II, then termination under this Section 3.2(b) will be effective 10 days from the date of receipt of such notice unless all then due and unpaid fees or expenses have been paid in full within such 10-day period.

ARTICLE IV
Additional Agreements

Section 4.1           Title to Equipment; Management and Control.

(a)          All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by PHMD and any of its executive officers (other than assets of DSKX or Business Assets of the Acquired Companies) in connection with the provision of Services hereunder (collectively, the “Equipment”) which are the property of PHMD or its executive officers will remain the property of PHMD and its executive officers and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of PHMD and its executive officers.

(b)          Except as otherwise provided in this Agreement, and subject to PHMD providing, or causing the providing of, Services in accordance with this Agreement, management of, and control over, the provision of the PHMD Services will reside solely with PHMD.

Section 4.2           Limitation of Liability; Indemnity.

(a)          Neither party nor any of its respective executive officers will be liable to the other party or any third party for any special, punitive, consequential, incidental or exemplary damages, or for any damages based on or related to lost or anticipated revenues or profits relating to the same or losses upon a multiple of earnings or attorneys’ fees) arising from any claim of any kind relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability), indemnity strict liability or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages. In addition, neither PHMD nor DSXK nor any of their executive officers or other employees, professional, officers or directors will be liable to the other Party hereto or any third party, for any direct damages arising from any claim relating to this Agreement or any of the Services to be provided hereunder or PHMD’s or DSKX’s performance of or failure to perform its obligations under this Agreement. In addition to the limitations set forth in this Section 4.2, the total aggregate amount of PHMD’s liability for any and all claims of any kind, whether such any such claim is based on warranty, contract, tort (including negligence or strict liability), indemnity strict liability or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages, or for any damage arising out of or in connection with this Agreement, or resulting from the PHMD Services, or from the performance or non-performance or breach of this Agreement or a breach related to the PHMD Services, shall in no case exceed the amount of the aggregate Fees previously paid by DSKX hereunder.

4

(b)          Subject to the terms and conditions set forth in this Section 4.2, DSKX will indemnify PHMD and each of its executive officers against all Damages attributable to any third-party claims arising from or relating to the provision of PHMD Services under this Agreement to the extent that such Damages arise from the gross negligence or willful misconduct of DSKX, any of its officers or any of its or their respective employees, professionals, officers or directors.

(c)          Subject to the terms and conditions set forth in this Section 4.2, PHMD will indemnify DSKX and each of its executive officers against all Damages attributable to any third-party claims arising from or relating to the provision of DSKX Consulting Services under this Agreement to the extent that such Damages arise from the gross negligence or willful misconduct of PHMD, any of its executive officers or any of its or their respective employees, officers or directors.

(d)          All claims for indemnification pursuant to this Section 4.3 will be made in accordance with the procedures set forth the Merger Agreements.

Section 4.3           Acknowledgment by Parties. Each Party is an informed and sophisticated buyer, and has engaged expert advisors, experienced in matters that are the subject of this Agreement. Each Party acknowledges and agrees that it understands the limitations of liability set forth in this Agreement and the limitations of the other Party’s obligations set forth in this Agreement.

ARTICLE V
Miscellaneous

Section 5.1           Relationship of Parties. Except as specifically provided in this Agreement, neither party will (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party, or (b) bind or commit in any way the other party to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement.

Section 5.2           Notices. Any notice or other communications required or permitted under this Agreement will be sufficiently given if delivered in person, transmitted by facsimile, or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed as provided in the Merger Agreements, or to such other addresses or numbers and/or addressee as are furnished in writing by either party, and such notice or communication will be deemed to have been given (i) as of the date so personally delivered or transmitted via facsimile, (ii) on the third Business Day after the mailing thereof or (iii) on the first Business Day after delivery by recognized overnight courier service.

5

Section 5.3           Governing Law; Consent to Exclusive Jurisdiction. The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York without giving effect to any conflict of law provisions thereof. Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of New York, and, by execution and delivery of this Agreement, each party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 5.2) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

Section 5.4           WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST THE OTHER PARTY TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 5.5           Recovery of Fees by Prevailing Party. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the party which does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing party all costs, expenses and attorneys’ fees incurred by the prevailing party, including such costs, expenses and fees of any appeals. If the prevailing party shall recover judgment in any action or proceeding, its costs, expenses and attorneys’ fees shall be included as part of such judgment.

Section 5.6           Entire Agreement; Amendment. This Agreement (which includes Annex A and Annex B), constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Merger Agreements and Exhibit C to the Merger Agreements. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time with respect to any of the terms contained herein. Each party to this Agreement hereby acknowledges that it has not relied on any promise, representation or warranty that is not set forth in this Agreement.

Section 5.7           Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 5.8           Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

6

Section 5.9            Third-Party Beneficiaries. Each party intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that notwithstanding this Section 5.9, the provisions of Section 4.2 will inure to the benefit of the Persons identified therein, and may be enforced by such Persons and their respective heirs and personal representatives.

Section 5.10         Annex. Annex A is incorporated in, and made a part of, this Agreement.

Section 5.11         Severability. If any term, provision, covenant or restriction of this Agreement is held by a Governmental Authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 5.12         Waiver. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.13         Force Majeure. No liability shall result from any delay or failure in performance by either party resulting from any cause, condition or event beyond the reasonable control of the party affected, including acts of God, fire, flood, war, government action, accident, labor trouble or shortage, or inability to obtain material, utilities, equipment, energy or transportation (each a “Force Majeure Event”). Either party claiming the benefit of this Section 5.13 shall promptly notify the other party in writing upon learning of the occurrence of any Force Majeure Event and upon such notice the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such party that are also affected by such Force Majeure Event during the period of such disability. Upon the cessation of such Force Majeure Event, PHMD will use its commercially reasonable best efforts to resume its performance of the PHMD Services hereunder as soon as practicable following the Force Majeure Event, and, in any event, within 15 days of giving notice to DSKX of such Force Majeure Event. If the Force Majeure Event continues to have effect for a period of more than 15 days, the party not claiming relief under this Section 5.13 shall have the right to terminate the PHMD Services affected by such Force Majeure Event immediately upon written notice of such termination to the other party.

Section 5.14         Counterparts. This Agreement may be executed in counterparts and multiple originals, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

7

In Witness Whereof, the parties have caused this Transition Services Agreement to be duly executed as of the date first written above.

DS HEALTHCARE GROUP, INC.

By:
Name: Renee Barch-Niles
Title: CEO

PhotoMedex, Inc.

By:
Name: Dennis McGrath
Title: President

Annex A to Transition Services Agreement

Names of PHMD Executive Officers Providing Services

Dolev Rafaeli

Dennis McGrath

A-1

Exhibit H
to the Merger Agreement

“Adjusted Working Capital” shall mean as at December 31, 2015 and as at the Closing Date, the sum of the (a) Working Capital of Photomedex Technology and (b) the consolidated Working Capital of Radiancy and the Radiancy Group, after deduction of all accrued salaries, bonuses and fees payable to Dolev Rafaeli, Yoav Ben-Dror, Dennis McGrath and directors of PHMD and its Subsidiaries. At all times, any and all amounts, both past, present and future due to the PhotoMedex’s chief executive officer, president and chief financial officer (the “PhotoMedex executive officers”) per their respective employment agreements each dated March 10, 2015 are the sole responsibility of PHMD and are not to be assumed by DSKX, but to be paid in accordance with terms of such agreements expiring on December 31, 2018. PHMD will continue to take all measures necessary to insure these employment agreements remain in full force and effect thru its term.

Note that for purposes of determining this limited definition of “working capital”, certain current assets are intentionally eliminated from the formula including for example the otherwise classified current assets of taxes, prepaid expenses, intercompany balances and other current assets that have historically been classified that way in the past SEC filed financial statements. Similarly, certain current liabilities are intentionally eliminated from the formula in determining defined working capital including for example the otherwise classified current liabilities of deferred revenues, taxes, intercompany balances and other accrued liabilities inclusive of sales returns and warranties that have historically been classified that way in the past SEC filed financial statements.